UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

ICAHN ENTERPRISES L.P.
    (Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY 10153
(Address of Principal Executive Offices) (Zip Code)

(212) 702-4300
    (Registrant's Telephone Number, Including Area Code)

N/A
    (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On May 7, 2012, Icahn Enterprises L.P. ("Icahn Enterprises") filed a Current Report on Form 8-K under Item 2.01 to report the consummation on May 4, 2012 of the acquisition of a majority interest in CVR Energy, Inc. ("CVR") by subsidiaries of Icahn Enterprises. This Form 8-K/A is being filed to provide the financial statements of CVR and pro forma financial information for Icahn Enterprises.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

i

SIGNATURE
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Icahn Enterprises L.P.
By:	Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Peter Reck
Peter Reck, Chief Accounting Officer

Date: July 9, 2012

ii

GLOSSARY OF SELECTED TERMS
        The following are definitions of certain terms used in the annual and interim financial statements of CVR Energy, Inc. included in this Form 8-K/A.
        2-1-1 crack spread -The approximate gross margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of distillate. The 2-1-1 crack spread is expressed in dollars per barrel.
        ammonia -Ammonia is a direct application fertilizer and is primarily used as a building block for other nitrogen products for industrial applications and finished fertilizer products.
        backwardation market -Market situation in which futures prices are lower in succeeding delivery months. Also known as an inverted market. The opposite of contango market.
        barrel -Common unit of measure in the oil industry which equates to 42 gallons.
        blendstocks -Various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel fuel; these may include natural gasoline, fluid catalytic cracking unit or FCCU gasoline, ethanol, reformate or butane, among others.
        bpd -Abbreviation for barrels per day.
        bulk sales -Volume sales through third party pipelines, in contrast to tanker truck quantity sales.
        capacity -Capacity is defined as the throughput a process unit is capable of sustaining, either on a calendar or stream day basis. The throughput may be expressed in terms of maximum sustainable, nameplate or economic capacity. The maximum sustainable or nameplate capacities may not be the most economical. The economic capacity is the throughput that generally provides the greatest economic benefit based on considerations such as feedstock costs, product values and downstream unit constraints.
        catalyst -A substance that alters, accelerates, or instigates chemical changes, but is neither produced, consumed nor altered in the process.
        coker unit -A refinery unit that utilizes the lowest value component of crude oil remaining after all higher value products are removed, further breaks down the component into more valuable products and converts the rest into pet coke.
        contango market -Market situation in which prices for future delivery are higher than the current or spot market price of the commodity. The opposite of backwardation market.
        corn belt -The primary corn producing region of the United States, which includes Illinois, Indiana, Iowa, Minnesota, Missouri, Nebraska, Ohio and Wisconsin.
        crack spread -A simplified calculation that measures the difference between the price for light products and crude oil. For example, the 2-1-1 crack spread is often referenced and represents the approximate gross margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of distillate.
        distillates -Primarily diesel fuel, kerosene and jet fuel.
        ethanol -A clear, colorless, flammable oxygenated hydrocarbon. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate.
        farm belt -Refers to the states of Illinois, Indiana, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Texas and Wisconsin.
        feedstocks -Petroleum products, such as crude oil and natural gas liquids, that are processed and blended into refined products, such as gasoline, diesel fuel and jet fuel, that are produced by a refinery.
        heavy crude oil -A relatively inexpensive crude oil characterized by high relative density and viscosity. Heavy crude oils require greater levels of processing to produce high value products such as gasoline and diesel fuel.
        independent petroleum refiner -A refiner that does not have crude oil exploration or production operations. An independent refiner purchases the crude oil used as feedstock in its refinery operations from third parties.
        light crude oil -A relatively expensive crude oil characterized by low relative density and viscosity. Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel fuel.
        Magellan -Magellan Midstream Partners L.P., a publicly traded company whose business is the transportation, storage and distribution of refined petroleum products.
        MMBtu -One million British thermal units or Btu: a measure of energy. One Btu of heat is required to raise the temperature of one pound of water one degree Fahrenheit.
        natural gas liquids -Natural gas liquids, often referred to as NGLs, are both feedstocks used in the manufacture of refined fuels and are products of the refining process. Common NGLs used include propane, isobutane, normal butane and natural gasoline.
        NYSE -the New York Stock Exchange.
        PADD II -Midwest Petroleum Area for Defense District which includes Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Tennessee, and Wisconsin.
        Partnership IPO -The initial public offering of 22,080,000 common units representing limited partner interests of CVR Partners, LP (the "Partnership"), which closed on April 13, 2011.
        plant gate price -The unit price of fertilizer, in dollars per ton, offered on a delivered basis and excluding shipment costs.
        petroleum coke (pet coke) -A coal-like substance that is produced during the refining process.
        refined products -Petroleum products, such as gasoline, diesel fuel and jet fuel, that are produced by a refinery.
        sour crude oil -A crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.
        spot market -A market in which commodities are bought and sold for cash and delivered immediately.
        sweet crude oil -A crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur. Sweet crude oil is typically more expensive than sour crude oil.
        throughput -The volume processed through a unit or a refinery or transported on a pipeline.
        turnaround -A periodically required standard procedure to inspect, refurbish, repair and maintain the refinery or nitrogen fertilizer plant assets. This process involves the shutdown and inspection of major processing units and occurs every four to five years for our refineries and every two years for the nitrogen fertilizer plant.
        UAN -An aqueous solution of urea and ammonium nitrate used as a fertilizer.
        wheat belt -The primary wheat producing region of the United States, which includes Oklahoma, Kansas, North Dakota, South Dakota and Texas.
        WCS -Western Canadian Select crude oil, a medium to heavy, sour crude oil, characterized by an American Petroleum Institute gravity ("API gravity") of between 20 and 22 degrees and a sulfur content of approximately 3.3 weight percent.
        WTI -West Texas Intermediate crude oil, a light, sweet crude oil, characterized by an API gravity, between 39 and 41 degrees and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.
        WTS -West Texas Sour crude oil, a relatively light, sour crude oil characterized by an API gravity of between 30 and 32 degrees and a sulfur content of approximately 2.0 weight percent.

        Wynnewood Acquisition -The acquisition by the Company of all the outstanding shares of the Gary-Williams Energy Corporation and its subsidiaries ("GWEC"), which owns the 70,000 bpd Wynnewood, Oklahoma refinery and 2.0 million barrels of storage tanks, on December 15, 2011.
        yield -The percentage of refined products that is produced from crude oil and other feedstocks.

CVR Energy, Inc. - Management's Report On Internal Control Over Financial Reporting. We are responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of management, the CVR Energy, Inc. and subsidiaries (the Company) conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that the Company's internal control over financial reporting was effective as of December 31, 2011. Our independent registered public accounting firm, that audited the consolidated financial statements included herein, has issued a report on the effectiveness of our internal control over financial reporting. This report can be found herein.
The scope of management's assessment of the effectiveness of internal control over financial reporting includes all of the Company's consolidated operations except for the operations of Gary-Williams Energy Company, LLC and its wholly-owned subsidiaries ("GWEC"). As described elsewhere in CVR Energy, Inc. consolidated financial statements included herein, we acquired GWEC on December 15, 2011. We are in the process of integrating the acquired business. The process of integrating GWEC into our evaluation of internal control over financial reporting may result in future changes to our internal controls. GWEC's operations represent 2% of the Company's consolidated revenues for the year ended December 31, 2011 and assets associated with GWEC's operations represent 29% of the Company's consolidated total assets as of December 31, 2011.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CVR Energy, Inc.:
We have audited the accompanying consolidated balance sheets of CVR Energy, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CVR Energy, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2012 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.
/s/ KPMG LLP
Houston, Texas
February 29, 2012

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CVR Energy, Inc.:
We have audited CVR Energy, Inc. and subsidiaries' (the Company's) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report On Internal Control Over Financial Reporting under Item 9A. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
The scope of management's assessment of the effectiveness of internal control over financial reporting includes all of the Company's consolidated operations except for the operations of Gary-Williams Energy Company, LLC and its wholly-owned subsidiaries (GWEC), which the Company acquired on December 15, 2011. GWEC's operations represent 2% of the Company's consolidated revenues for the year ended December 31, 2011 and assets associated with GWEC's operations represent 29% of the Company's consolidated total assets as of December 31, 2011. Our audit of internal control over financial reporting of CVR Energy, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of GWEC's operations.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CVR Energy, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 29, 2012 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Houston, Texas
February 29, 2012

CVR Energy, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$388,328	$200,049
Accounts receivable, net of allowance for doubtful accounts of $1,282 and $722, respectively	182,619	80,169
Inventories	636,221	247,172
Prepaid expenses and other current assets	117,509	28,616
Insurance receivable	1,939	—
Income tax receivable	30,167	—
Deferred income taxes	—	43,351
Total current assets	1,356,783	599,357
Property, plant, and equipment, net of accumulated depreciation	1,672,961	1,081,312
Intangible assets, net	312	344
Goodwill	40,969	40,969
Deferred financing costs, net	20,319	10,601
Insurance receivable	4,076	3,570
Other long-term assets	23,871	4,031
Total assets	$3,119,291	$1,740,184
LIABILITIES AND EQUITY
Current liabilities:
Note payable and capital lease obligations	$9,880	$8,014
Accounts payable	466,559	155,220
Personnel accruals	20,849	29,151
Accrued taxes other than income taxes	35,147	21,266
Income taxes payable	2,400	7,983
Deferred income taxes	9,271	—
Deferred revenue	9,026	18,685
Other current liabilities	34,427	25,396
Total current liabilities	587,559	265,715
Long-term liabilities:
Long-term debt and capital lease obligations, net of current portion	853,903	468,954
Accrued environmental liabilities, net of current portion	1,459	2,552
Deferred income taxes	357,473	298,943
Other long-term liabilities	19,194	3,847
Total long-term liabilities	1,232,029	774,296
Commitments and contingencies
Equity:
CVR stockholders' equity:
Common stock $0.01 par value per share, 350,000,000 shares authorized, 86,906,760 and 86,435,672 shares issued, respectively	869	864
Additional paid-in-capital	587,199	467,871
Retained earnings	566,855	221,079
Treasury stock, 98,610 and 21,891 shares, respectively, at cost	(2,303)	(243)
Accumulated other comprehensive income, net of tax	(1,008)	2
Total CVR stockholders' equity	1,151,612	689,573
Noncontrolling interest	148,091	10,600
Total equity	1,299,703	700,173
Total liabilities and equity	$3,119,291	$1,740,184
See accompanying notes to consolidated financial statements.

CVR Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except share data)
Net sales	$5,029,113	$4,079,768	$3,136,329
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	3,943,514	3,568,118	2,547,695
Direct operating expenses (exclusive of depreciation and amortization)	334,052	239,791	226,657
Insurance recovery - business interruption	(3,360)	—	—
Selling, general and administrative expenses (exclusive of depreciation and amortization)	97,990	92,034	68,918
Depreciation and amortization	90,321	86,761	84,873
Total operating costs and expenses	4,462,517	3,986,704	2,928,143
Operating income	566,596	93,064	208,186
Other income (expense):
Interest expense and other financing costs	(55,809)	(50,268)	(44,237)
Interest income	489	2,211	1,717
Gain (loss) on derivatives, net	78,080	(1,505)	(65,286)
Loss on extinguishment of debt	(2,078)	(16,647)	(2,101)
Other income, net	844	1,218	310
Total other income (expense)	21,526	(64,991)	(109,597)
Income before income taxes	588,122	28,073	98,589
Income tax expense	209,563	13,783	29,235
Net income	378,559	14,290	69,354
Less: Net income attributable to noncontrolling interest	32,783	—	—
Net income attributable to CVR Energy Stockholders	$345,776	$14,290	$69,354
Basic earnings per share	$4.00	$0.17	$0.80
Diluted earnings per share	$3.94	$0.16	$0.80
Weighted-average common shares outstanding:
Basic	86,493,735	86,340,342	86,248,205
Diluted	87,766,573	86,789,179	86,342,433

See accompanying notes to consolidated financial statements.

CVR Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Stockholders
	Shares Issued	$0.01 Par Value Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total CVR Stockholders' Equity	Noncontrolling Interest	Total Equity
	(in thousands, except share data)
Balance at December 31, 2008	86,243,745	862	$441,170	$137,435	$—	$—	$579,467	$10,600	$590,067
Share-based compensation	—	—	4,614	—	—		4,614	—	4,614
Issuance of common stock to Directors	73,284	1	479	—	—		480	—	480
Vesting of non-vested stock awards	27,479	—	—	—	—		—	—	—
Purchase of treasury stock	—	—	—	—	(100)		(100)	—	(100)
Net income	—	—	—	69,354	—		69,354	—	69,354
Balance at December 31, 2009	86,344,508	863	$446,263	$206,789	$(100)	$—	$653,815	$10,600	$664,415
Share-based compensation	—	—	21,698	—	—	—	21,698	—	21,698
Excess tax benefit from share-based compensation	—	—	141	—	—	—	141	—	141
Issuance of common stock to Directors	29,128	—	—	—	—	—	—	—	—
Vesting of non-vested stock awards	62,036	1	—	—	—	—	1	—	1
Issuance of stock from treasury	—	—	(231)	—	231	—	—	—	—
Purchase of treasury stock	—	—	—	—	(374)	—	(374)	—	(374)
Comprehensive income
Net income	—	—	—	14,290	—	—	14,290	—	14,290
Other comprehensive income, net of tax
Unrealized gains on available-for-sale securities, net of tax	—	—	—	—	—	2	2	—	2
Comprehensive income							14,292		14,292
Balance at December 31, 2010	86,435,672	864	$467,871	$221,079	$(243)	$2	$689,573	$10,600	$700,173
Impact from the issuance of CVR Partners common units to the public	—	—	118,213	—	—	—	118,213	136,893	255,106
Purchase of Managing General Partnership Interest and incentive distribution rights	—	—	(15,401)	—	—	—	(15,401)	(10,600)	(26,001)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	(21,630)	(21,630)
Share-based compensation	—	—	15,842	—	—	—	15,842	768	16,610
Excess tax benefit of share-based compensation	—	—	2,270	—	—	—	2,270	—	2,270
Issuance of common stock to directors	831	—	—	—	—	—	—	—	—
Issuance of stock from treasury	—	—	(1,475)	—	1,475	—	—	—	—
Purchase of treasury stock	—	—	—	—	(3,535)	—	(3,535)	—	(3,535)
Vesting of non-vested stock awards	470,257	5	—	—	—	—	5	—	5
Redemption of common units	—	—	(121)	—	—	—	(121)	—	(121)
Comprehensive income (loss)
Net income	—	—	—	345,776	—	—	345,776	32,783	378,559
Unrealized gains (losses) on available-for-sale securities, net of tax	—	—	—	—	—	(1)	(1)	—	(1)
Unrealized gains (losses) on hedging instruments	—	—	—	—	—	(1,009)	(1,009)	(723)	(1,732)
Comprehensive income (loss)	—	—	—	345,776	—	(1,010)	344,766	32,060	376,826
Balance at December 31, 2011	86,906,760	869	$587,199	$566,855	$(2,303)	$(1,008)	$1,151,612	$148,091	$1,299,703

See accompanying notes to consolidated financial statements.

CVR Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Cash flows from operating activities:
Net income	$378,559	$14,290	$69,354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,321	86,761	84,873
Allowance for doubtful accounts	561	(414)	644
Amortization of deferred financing costs	4,566	3,356	1,941
Amortization of original issue discount	512	356	—
Amortization of original issue premium	(148)	—	—
Deferred income taxes	62,688	(770)	(7,282)
Excess income tax benefit of share-based compensation	(2,270)	(141)	—
Loss on disposition of assets	3,452	3,536	41
Loss on extinguishment of debt	2,078	16,647	2,101
Share-based compensation	27,173	37,244	7,935
Unrealized (gain) loss on derivatives	(85,262)	(634)	37,791
Changes in assets and liabilities:
Restricted cash	—	—	34,560
Accounts receivable	55,435	(34,026)	(13,057)
Inventories	(175,543)	27,666	(126,414)
Prepaid expenses and other current assets	(8,776)	(13,080)	12,104
Insurance receivable	(12,325)	(7,070)	—
Insurance proceeds for flood	—	—	11,756
Insurance proceeds for UAN reactor rupture	—	3,161	—
Business interruption insurance proceeds	3,360	—	—
Insurance proceeds on Coffeyville Refinery incident	4,000	—	—
Other long-term assets	(1,649)	105	862
Accounts payable	5,805	47,938	5,650
Accrued income taxes	(35,750)	28,841	19,996
Deferred revenue	(9,659)	8,396	4,541
Other current liabilities	(27,253)	3,588	3,027
Payable to swap counterparty	—	—	(65,016)
Accrued environmental liabilities	(1,093)	(276)	(1,412)
Other long-term liabilities	(227)	(46)	1,279
Net cash provided by operating activities	278,555	225,428	85,274
Cash flows from investing activities:
Capital expenditures	(91,224)	(32,409)	(48,773)
Proceeds from sale of assets	57	37	481
Insurance proceeds for UAN reactor rupture	2,745	1,114	—
Acquisition of Gary-Williams	(585,987)	—	—
Net cash used in investing activities	(674,409)	(31,258)	(48,292)
Cash flows from financing activities:
Revolving debt payments	—	(60,000)	(87,200)
Revolving debt borrowings	—	60,000	87,200
Proceeds, gross of original issue premium on issuance of senior notes	206,000	—	—
Proceeds, net of original issue discount on issuance of senior notes	—	485,693	—
Principal payments on long-term debt	—	(507,003)	(4,825)
Principal payments on senior secured notes	(2,700)	—	—
Payment of capital lease obligations	(4,897)	(193)	(100)
Payment of financing costs	(15,133)	(8,775)	(3,975)
Repurchase of common stock	(3,535)	(215)	(100)
Excess tax benefit of share-based compensation	2,270	141	—
Deferred costs of CVR Partners' initial public offering	—	(674)	—
Purchase of managing general partner interest and incentive distribution rights	(26,001)	—	—
Proceeds from issuance of CVR Partners' long-term debt	125,000	—	—
Proceeds from CVR Partners initial public offering, net of offering costs	324,880	—	—
Distributions to noncontrolling interest holders	(21,630)	—	—
Redemption of common units	(121)	—	—
Net cash provided by (used in) financing activities	584,133	(31,026)	(9,000)
Net increase in cash and cash equivalents	188,279	163,144	27,982
Cash and cash equivalents, beginning of period	200,049	36,905	8,923
Cash and cash equivalents, end of period	$388,328	$200,049	$36,905
See accompanying notes to consolidated financial statements.

CVR Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Supplemental disclosures
Cash paid for income taxes, net of refunds (received)	$182,622	$(14,285)	$16,521
Cash paid for interest net of capitalized interest of $3,877, $1,827 and $2,020 for the years ended December 31, 2011, 2010 and 2009, respectively	$45,230	$45,352	$40,537
Cash funding of margin account for other derivative activities, net of withdrawals	$4,314	$2,649	$4,956
Non-cash investing and financing activities:
Accrual of construction in progress additions	$19,054	$653	$(5,040)
Assets acquired through capital lease	$—	$415	$—
Reduction of proceeds from senior notes for underwriting discount and financing costs	$4,000	$10,287	$—
Receipt of marketable securities	$—	$23	$—

See accompanying notes to consolidated financial statements.

CVR Energy, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)   Organization and History of the Company
Organization
The "Company" or "CVR" may be used to refer to CVR Energy, Inc. and, unless the context otherwise requires, its subsidiaries. Any references to the "Company" as of a date prior to October 16, 2007 (the date of the restructuring as further discussed in this Note) and subsequent to June 24, 2005 are to Coffeyville Acquisition LLC ("CALLC") and its subsidiaries.
The Company, through its wholly-owned subsidiaries, acts as an independent petroleum refiner and marketer of high value transportation fuels in the mid-continental United States. In addition, the Company, through its majority-owned subsidiaries, acts as an independent producer and marketer of upgraded nitrogen fertilizer products in North America. The Company's operations include two business segments: the petroleum segment and the nitrogen fertilizer segment.
CALLC formed CVR Energy, Inc. as a wholly-owned subsidiary, incorporated in Delaware in September 2006, in order to effect an initial public offering. The initial public offering of CVR was consummated on October 26, 2007. In conjunction with the initial public offering, a restructuring occurred in which CVR became a direct or indirect owner of all of the subsidiaries of CALLC. Additionally, in connection with the initial public offering, CALLC was split into two entities: CALLC and Coffeyville Acquisition II LLC ("CALLC II").
CVR's common stock is listed on the New York Stock Exchange under the symbol "CVI." As of December 31, 2010, approximately 40% of its outstanding shares were beneficially owned by GS Capital Partners V, L.P. and related entities ("GS" or "Goldman Sachs Funds") and Kelso Investment Associates VII, L.P. and related entities ("Kelso" or "Kelso Funds"). On February 8, 2011, GS and Kelso completed a registered public offering, whereby GS sold into the public market its remaining ownership interests in CVR and Kelso substantially reduced its interest in the Company. On May 26, 2011, Kelso completed a registered public offering, whereby Kelso sold into the public market its remaining ownership interest in CVR Energy.
On December 15, 2011, CVR acquired all of the issued and outstanding shares of Gary-Williams Energy Corporation (subsequently converted to Gary-Williams Energy Company, LLC or "GWEC") for a preliminary purchase price of $592.3 million. This consisted of $525.0 million in cash, plus approximately $65.8 million for working capital and approximately $1.5 million for a capital expenditure adjustment. Assets acquired include a 70,000 bpd refinery in Wynnewood, Oklahoma and approximately 2.0 million barrels of company-owned storage tanks. See Note 3 ("Wynnewood Acquisition") for additional information regarding the Wynnewood Acquisition.
CVR Partners, LP
In conjunction with the consummation of CVR's initial public offering in 2007, CVR transferred Coffeyville Resources Nitrogen Fertilizers, LLC ("CRNF"), its nitrogen fertilizer business, to CVR Partners, LP, a Delaware limited partnership ("CVR Partners" or the "Partnership"), which at the time was a newly created limited partnership, in exchange for a managing general partner interest ("managing GP interest"), a special general partner interest ("special GP interest," represented by special GP units) and a de minimis limited partner interest ("LP interest," represented by special LP units). CVR concurrently sold the managing GP interest, including the associated incentive distribution rights ("IDRs"), to Coffeyville Acquisition III LLC ("CALLC III"), an entity owned by its then controlling stockholders and senior management, for $10.6 million. This interest was classified as a noncontrolling interest that was included as a separate component of equity in the Consolidated Balance Sheet at December 31, 2010. On April 13, 2011, the Partnership completed its initial public offering of 22,080,000 common units (the "Partnership IPO") priced at $16.00 per unit. The common units, which are listed on the New York Stock Exchange, began trading on April 8, 2011 under the symbol "UAN". In connection with the Partnership IPO, the IDRs were purchased by the Partnership for $26.0 million and subsequently extinguished. In addition, the noncontrolling interest representing the managing GP interest was purchased by Coffeyville Resources, LLC ("CRLLC"), a subsidiary of CVR for a nominal amount. The consideration for the IDRs was paid to the owners of CALLC III, which included the Goldman Sachs Funds, the Kelso Funds and members of CVR senior management. In connection with the Partnership IPO, the Company recorded a noncontrolling interest for the common units sold into the public market which represented approximately a 30% interest in the Partnership at the time of the Partnership IPO. The Company's noncontrolling interest reflected on the consolidated balance sheet of CVR is impacted by the net income of, and distributions from the Partnership.

At December 31, 2011, the Partnership had 73,030,936 common units outstanding, consisting of 22,110,936 common units owned by the public, representing approximately 30% of the total Partnership units and 50,920,000 common units owned by CRLLC, representing approximately 70% of the total Partnership units.
The gross proceeds to the Partnership from the Partnership IPO were approximately $353.3 million, before giving effect to underwriting discounts and commissions and offering expenses. In connection with the Partnership IPO, the Partnership paid approximately $24.7 million in underwriting fees and incurred approximately $4.4 million of other offering costs. Approximately $5.7 million of the underwriting fee was paid to an affiliate of GS, which was acting as a joint book-running manager for the Partnership IPO. Until completion of CVR's February 2011 secondary offering, an affiliate of GS was a stockholder and related party of the Company. As a result of the Partnership IPO and as of the date of this Report, CVR indirectly owns approximately 70% of the Partnership's outstanding common units and 100% of the Partnership's general partner, CVR GP, LLC, which only holds a non-economic general partner interest.
On February 13, 2012, CVR announced its intention to sell a portion of its investment in the Partnership and use the proceeds to pay a special dividend to holders of its common stock and to strengthen its balance sheet. There can be no assurance as to the terms, conditions, amount or timing of such sale or dividend, or whether such sale or dividend will take place at all. This announcement does not constitute an offer of any securities for sale and is being made in accordance with Rule 135 under the Securities Act.
In connection with the Partnership IPO, the Partnership's limited partner interests were converted into common units, the Partnership's special general partner interests were converted into common units, and the Partnership's special general partner was merged with and into CRLLC, with CRLLC continuing as the surviving entity. In addition, as discussed above, the managing general partner sold its IDRs to the Partnership for $26.0 million, these interests were extinguished, and CALLC III sold the managing general partner to CRLLC for a nominal amount. As a result of the Partnership IPO, the Partnership has two types of partnership interests outstanding:

•	common units representing limited partner interests; and

•	a general partner interest, which is not entitled to any distributions, and which is held by the Partnership's general partner.
The proceeds from the Partnership IPO were utilized as follows:

•
approximately $18.4 million was distributed to CRLLC to satisfy the Partnership's obligation to reimburse it for certain capital expenditures made on behalf of the nitrogen fertilizer business prior to October 24, 2007;

•
approximately $117.1 million was distributed to CRLLC through a special distribution in order to, among other things, fund the offer to purchase CRLLC's senior secured notes required upon the consummation of the Partnership IPO;

•	$26.0 million was used by the Partnership to purchase and extinguish the IDR's owned by the general partner;

•	approximately $4.8 million was used to pay financing fees and associated legal and professional fees resulting from the Partnership's credit facility; and

•
the balance of the proceeds are being utilized by the Partnership for general partnership purposes, including the funding of the UAN expansion that is expected to require an investment of approximately $135.0 million, of which approximately $43.6 million had been spent as of December 31, 2011.

The Partnership has adopted a policy pursuant to which the Partnership will distribute all of the available cash it generates each quarter. The available cash for each quarter will be determined by the board of directors of the Partnership's general partner following the end of such quarter. The partnership agreement does not require that the Partnership make cash distributions on a quarterly or other basis.
The Partnership is operated by CVR's senior management (together with other officers of the general partner) pursuant to a services agreement among CVR, the general partner and the Partnership. The Partnership's general partner, CVR GP, LLC, manages the operations and activities of the Partnership, subject to the terms and conditions specified in the partnership agreement. The operations of the general partner in its capacity as general partner are managed by its board of directors. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by the board of directors of the general partner. The general partner is not elected by the common unitholders and is not subject to re-election on a regular basis. The officers of the general partner manage the day-to-day affairs of the business of the Partnership. CVR, the Partnership, their respective subsidiaries and the general partner are parties to a number of agreements to regulate certain business relations between them. Certain of these agreements were amended in connection with the Partnership IPO.
(2)   Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying CVR consolidated financial statements include the accounts of CVR Energy, Inc. and its majority-owned direct and indirect subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The ownership interests of noncontrolling investors in its subsidiaries are recorded as noncontrolling interest. Certain prior year amounts have been reclassified to conform to current year presentation.
Prior to the Partnership IPO, management had determined that the Partnership was a variable interest entity ("VIE") and as such evaluated the qualitative criteria under Accounting Standards Codification ("ASC") Topic 810-10 - Consolidations-Variable Interest Entities ("ASC 810-10"), to make a determination whether the Partnership should be consolidated on the Company's financial statements. ASC 810-10 requires the primary beneficiary of a variable interest entity's activities to consolidate the VIE. The primary beneficiary is identified as the enterprise that has a) the power to direct the activities of the VIE that most significantly impact the entity's economic performance and b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. The standard requires an ongoing analysis to determine whether the variable interest gives rise to a controlling financial interest in the VIE. Based upon that evaluation, CVR's management had determined to consolidate the Partnership in CVR's consolidated financial statements for the periods presented prior to the Partnership IPO.
Subsequent to the Partnership IPO, the Partnership is no longer considered a VIE. The consolidation of the Partnership is based upon the fact that the general partner is owned by CRLLC, a wholly-owned subsidiary of CVR; and, therefore, CVR has the ability to control the activities of the Partnership. Additionally, the Partnership's general partner manages the operations and activities of the Partnership, subject to the terms and conditions specified in the partnership agreement. The operations of the general partner in its capacity as general partner are managed by its board of directors. The limited rights of the common unitholders of the Partnership are demonstrated by the fact that the common unitholders have no right to elect the general partner or the general partner's directors on an annual or other continuing basis. The general partner can only be removed by a vote of the holders of at least 66 2 / 3 % of the outstanding common units, including any common units owned by the general partner and its affiliates (including CRLLC, a wholly-owned subsidiary of CVR) voting together as a single class. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by the board of directors of the general partner. The officers of the general partner manage the day-to-day affairs of the business. The majority of the officers of the general partner are also officers of CVR. Based upon the general partner's role and rights as afforded by the partnership agreement and the limited rights afforded to the limited partners, the consolidated financial statements of CVR will include the assets, liabilities, cash flows, revenues and expenses of the Partnership.
Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, CVR considers all highly liquid money market accounts and debt instruments with original maturities of three months or less to be cash equivalents.
Accounts Receivable, net
CVR grants credit to its customers. Credit is extended based on an evaluation of a customer's financial condition; generally, collateral is not required. Accounts receivable are due on negotiated terms and are stated at amounts due from customers, net of an allowance for doubtful accounts. Accounts outstanding longer than their contractual payment terms are considered past due. CVR determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts are past due, the customer's ability to pay its obligations to CVR, and the condition of the general economy and the industry as a whole. CVR writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Amounts collected on accounts receivable are included in net cash provided by operating activities in the Consolidated Statements of Cash Flows. At December 31, 2011, no customers individually represented greater than 10% of the total accounts receivable balance.
At December 31, 2010, two customers individually represented greater than 10% and collectively represented 22% of the total accounts receivable balance. The largest concentration of credit for any one customer at December 31, 2011 and 2010 was approximately 9% and 12%, respectively, of the accounts receivable balance.

Inventories
Inventories consist primarily of domestic and foreign crude oil, blending stock and components, work-in-progress, fertilizer products, and refined fuels and by-products. Inventories are valued at the lower of the first-in, first-out ("FIFO") cost, or market for fertilizer products, refined fuels and by-products for all periods presented. Refinery unfinished and finished products inventory values were determined using the ability-to-bear process, whereby raw materials and production costs are allocated to work-in-process and finished products based on their relative fair values. Other inventories, including other raw materials, spare parts, and supplies, are valued at the lower of moving-average cost, which approximates FIFO, or market. The cost of inventories includes inbound freight costs.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of prepayments for crude oil deliveries to CVR's refineries for which title had not transferred, non-trade accounts receivables, current portions of prepaid insurance and deferred financing costs, and other general current assets.
Property, Plant, and Equipment
Additions to property, plant and equipment, including capitalized interest and certain costs allocable to construction and property purchases, are recorded at cost. Capitalized interest is added to any capital project over $1.0 million in cost which is expected to take more than six months to complete. Depreciation is computed using principally the straight-line method over the estimated useful lives of the various classes of depreciable assets. The lives used in computing depreciation for such assets are as follows:

Asset	Range of Useful Lives, in Years
Improvements to land	15 to 30
Buildings	20 to 30
Machinery and equipment	5 to 30
Automotive equipment	5 to 15
Furniture and fixtures	3 to 10
Railcars	25 to 40
Leasehold improvements and assets held under capital leases are depreciated or amortized on the straight-line method over the shorter of the contractual lease term or the estimated useful life of the asset. Expenditures for routine maintenance and repair costs are expensed when incurred. Such expenses are reported in direct operating expenses (exclusive of depreciation and amortization) in the Company's Consolidated Statements of Operations.
Goodwill and Intangible Assets
Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized, and intangible assets with finite useful lives are amortized. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. CVR uses November 1 of each year as its annual valuation date for the impairment test. The Company performed its annual impairment review of goodwill for 2011, which is attributable entirely to the nitrogen fertilizer segment and concluded there was no impairment. Additionally, there was also no impairment charge recognized in 2010 or 2009, with respect to the nitrogen fertilizer segment. See Note 7 ("Goodwill and Intangible Assets") for further discussion.
Deferred Financing Costs, Underwriting and Original Issue Discount
Deferred financing costs related to the first priority term debt credit facility, CRNF credit facility and senior secured notes are amortized to interest expense and other financing costs using the effective-interest method over the life of the debt. Additionally, the underwriting and original issue discount and premium related to the issuance of senior secured notes are amortized to interest expense and other financing costs using the effective-interest method over the life of the debt. Deferred financing costs related to the first priority revolving credit facility, ABL credit facility and CRNF credit facility are amortized to interest expense and other financing costs using the straight-line method through the termination date of the respective facility.

Deferred financing costs related to the first priority funded letter of credit facility were amortized to interest expense and other financing costs using the straight-line method through the termination of the facility in October 2009.
Planned Major Maintenance Costs
The direct-expense method of accounting is used for planned major maintenance activities. Maintenance costs are recognized as expense when maintenance services are performed. During the years ended December 31, 2011, the Coffeyville refinery completed the first phase of a two-phase major scheduled turnaround. Costs of approximately $66.4 million and $1.2 million associated with the Coffeyville refinery's 2011 turnaround were included in direct operating expenses (exclusive of depreciation and amortization) for the year ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2010, the nitrogen fertilizer plant completed a major scheduled turnaround. Costs of approximately $3.5 million associated with the nitrogen fertilizer plant's 2010 turnaround were included in direct operating expenses (exclusive of depreciation and amortization) for the year ended December 31, 2010.
Planned major maintenance activities for the nitrogen plant generally occur every two years. The required frequency of the maintenance varies by unit, for the refineries, but generally is every four to five years. The Wynnewood refinery's next major maintenance activities are scheduled for fourth quarter 2012.
Cost Classifications
Cost of product sold (exclusive of depreciation and amortization) includes cost of crude oil, other feedstocks, blendstocks, pet coke expense and freight and distribution expenses. Cost of product sold excludes depreciation and amortization of approximately $2.5 million, $2.8 million and $2.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.
Direct operating expenses (exclusive of depreciation and amortization) includes direct costs of labor, maintenance and services, energy and utility costs, property taxes, environmental compliance costs as well as chemicals and catalysts and other direct operating expenses. Direct operating expenses exclude depreciation and amortization of approximately $86.0 million, $81.8 million and $79.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.
Selling, general and administrative expenses (exclusive of depreciation and amortization) consist primarily of legal expenses, treasury, accounting, marketing, human resources and maintaining the corporate and administrative office in Texas and the administrative offices in Kansas and Oklahoma. Selling, general and administrative expenses exclude depreciation and amortization of approximately $1.8 million, $2.1 million and $2.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.
Income Taxes
CVR accounts for income taxes utilizing the asset and liability approach. Under this method, deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. See Note 12 ("Income Taxes") for further discussion.
Impairment of Long-Lived Assets
CVR accounts for long-lived assets in accordance with accounting standards issued by the FASB regarding the treatment of the impairment or disposal of long-lived assets. As required by this standard, CVR reviews long-lived assets (excluding goodwill, intangible assets with indefinite lives, and deferred tax assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future net cash flows, an impairment charge is recognized for the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less cost to sell.
Revenue Recognition
Revenues for products sold are recorded upon delivery of the products to customers, which is the point at which title is transferred, the customer has the assumed risk of loss, and when payment has been received or collection is reasonably assumed. Deferred revenue represents customer prepayments under contracts to guarantee a price and supply of nitrogen fertilizer in quantities expected to be delivered in the next 12 months in the normal course of business. Excise and other taxes collected from customers and remitted to governmental authorities are not included in reported revenues.
Nonmonetary product exchanges and certain buy/sell crude oil transactions which are entered into in the normal course of business are included on a net cost basis in operating expenses on the consolidated statement of operations.
The Company also engages in trading activities, whereby the Company enters into agreements to purchase and sell refined products with third parties. The Company acts as a principal in these transactions, taking title to the products in purchases from counterparties, and accepting the risks and rewards of ownership. The company records revenue for the gross amount of the sales transactions, and records costs of purchases as an operating expense in the accompanying consolidated financial statements.
Shipping Costs
Pass-through finished goods delivery costs reimbursed by customers are reported in net sales, while an offsetting expense is included in cost of product sold (exclusive of depreciation and amortization).
Derivative Instruments and Fair Value of Financial Instruments
CVR uses futures contracts, options, and forward swap contracts primarily to reduce the exposure to changes in crude oil prices, finished goods product prices and interest rates and to provide economic hedges of inventory positions. These derivative instruments have not been designated as hedges for accounting purposes. Accordingly, these instruments are recorded in the Consolidated Balance Sheets at fair value, and each period's gain or loss is recorded as a component of gain (loss) on derivatives, net in accordance with standards issued by the FASB regarding the accounting for derivative instruments and hedging activities.
On June 30 and July 1, 2011, CRNF entered into two floating-to-fixed interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of its $125 million floating rate term debt which matures in April 2016. The aggregate notional amount covered under these agreements totals $62.5 million (split evenly between the two agreement dates) and commenced on August 12, 2011 and expires on February 12, 2016. Under the terms of the interest rate swap agreement entered into on June 30, 2011, CRNF receives a floating rate based on three month LIBOR and pays a fixed rate of 1.94%. Under the terms of the interest rate swap agreement entered into on July 1, 2011, CRNF receives a floating rate based on three month LIBOR and pays a fixed rate of 1.975%. Both swap agreements will be settled every 90 days. The effect of these swap agreements is to lock in a fixed rate of interest of approximately 1.96% plus the applicable margin paid to lenders over three month LIBOR as governed by the CRNF credit agreement. The agreements were designated as cash flow hedges at inception and accordingly, the effective portion of the gain or loss on the swap is reported as a component of accumulated other comprehensive income (loss) ("AOCI"), and will be reclassified into interest expense when the interest rate swap transaction affects earnings. The ineffective portion of the gain or loss will be recognized immediately in current interest expense.
Financial instruments consisting of cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value, as a result of the short-term nature of the instruments. See Note 13 ("Long-Term Debt") for further discussion of the extinguishment of the first priority credit facility long-term debt and issuance of senior secured notes. The senior secured notes are carried at the aggregate principal value less the unamortized original issue discount or premium. See Note 13 ("Long-Term Debt") for the fair value of the senior secured notes.
Share-Based Compensation
CVR accounts for share-based compensation in accordance with standards issued by the Financial Accounting Standards Board ("FASB") regarding the treatment of share-based compensation and historically utilized guidance regarding the accounting for share-based compensation granted to employees of an equity method investee in conjunction with allocated non-cash share-based compensation expense to CVR from CALLC, CALLC II and CALLC III. As a result of the sale of the shares of CVR stock owned by CALLC and CALLC II during the year ended December 31, 2011 and the sale of the general partner and IDRs in connection with the Partnership IPO, no further amounts will be allocated by CALLC, CALLC II or CALLC III.
Non-vested shares, when granted, are valued at the closing market price of CVR's common stock on the date of issuance and amortized to compensation expense on a straight-line basis over the vesting period of the stock, generally a three-year period.
The Partnership grants certain awards out of its Long-Term Incentive Plan ("CVR Partners LTIP"). Phantom units granted to employees of the Partnership are valued at closing unit price on the date of grant and amortized to compensation expense on a straight-line basis over the vesting period of the awards.
Awards granted to employees of the Partnership's general partner or to the directors of its general partner are considered non-employee awards and are marked-to-market each reporting period until they vest.
Treasury Stock
The Company accounts for its treasury stock under the cost method. To date, all treasury stock purchased was for the purpose of satisfying minimum statutory tax withholdings due at the vesting of non-vested stock awards.
Environmental Matters
Liabilities related to future remediation costs of past environmental contamination of properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, internal and third party assessments of contamination, available remediation technology, site-specific costs, and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. Loss contingency accruals, including those for environmental remediation, are subject to revision as further information develops or circumstances change and such accruals can take into account the legal liability of other parties. Environmental expenditures are capitalized at the time of the expenditure when such costs provide future economic benefits.
Use of Estimates
The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, using management's best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates and judgments.
Subsequent Events
The Company evaluated subsequent events, if any, that would require an adjustment to the Company's consolidated financial statements or require disclosure in the notes to the consolidated financial statements through the date of issuance of the consolidated financial statements.
New Accounting Pronouncements
In May 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-04, "Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS," ("ASU 2011-04"). ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and International Financial Reporting Standards ("IFRS"). ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. ASU 2011-04 will be effective for interim and annual periods beginning after December 15, 2011. The Company believes that the adoption of this standard will not materially expand its consolidated financial statement footnote disclosures.
In June 2011, the FASB issued ASU No. 2011-05, " Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income ," ("ASU 2011-05") which amends current comprehensive income guidance. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of shareholders' equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for interim and annual periods beginning after December 15, 2011. The Company believes that the adoption of ASU 2011-05 will not have a material impact on the Company's consolidated financial statements.
In September 2011, the FASB issued ASU No. 2011-08, "Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment," ("ASU 2011-08"). ASU 2011-08 permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit's fair value is less than its carrying amount before applying the two-step goodwill impairment test. This new guidance is to be applied prospectively. ASU 2011-08 will be effective for interim and annual periods beginning after December 15, 2011, with early adoption permitted. The Company adopted this standard on October 1, 2011. The adoption of this standard did not impact the Company's financial position or results of operations.
In December 2011, the FASB issued ASU No. 2011-11, "Disclosures about Offsetting Assets and Liabilities" ("ASU 2011-11"). ASU 2011-11 retains the existing offsetting requirements and enhances the disclosure requirements to allow investors to better compare financial statements prepared under U.S. GAAP with those prepared under IFRS. This new guidance is to be applied retrospectively. ASU 2011-11 will be effective for interim and annual periods beginning January 1, 2013. The Company believes this standard will expand its consolidated financial statement footnote disclosures.
(3)   Wynnewood Acquisition
On December 15, 2011, the Company completed the acquisition of all the issued and outstanding shares of GWEC, including its two wholly-owned subsidiaries, (the "Wynnewood Acquisition"), for a preliminary purchase price of $592.3 million from The Gary-Williams Company, Inc. (the "Seller"). This consisted of $525.0 million in cash, plus approximately $65.8 million for working capital and approximately $1.5 million for a capital expenditure adjustment. The Wynnewood Acquisition was partially funded by proceeds received from the issuance of additional 9% First Lien Senior Secured Notes. See Note 13 ("Long-Term Debt") for further discussion of the issuance. The Wynnewood Acquisition was accounted for under the purchase method of accounting and, as such, the Company's results of operations on the Consolidated Statement of Operations for the year ended December 31, 2011 include GWEC's revenues and loss before taxes of approximately $115.7 million and $2.3 million, respectively, for the period from December 16, 2011 through December 31, 2011.
GWEC owns a 70,000 bpd refinery in Wynnewood, Oklahoma that includes approximately 2.0 million barrels of company-owned storage tanks. Located in the PADD II Group 3 distribution area, the Wynnewood refinery is a crude oil unit facility that processes a variety of crudes and produces high-value fuel products (including gasoline, ultra-low sulfur diesel, jet fuel and solvent) as well as liquefied petroleum gas and a variety of asphalts. The Company believes the Wynnewood Acquisition will provide the Company with high quality, recently upgraded assets, which will increase the Company's scale and operational diversity, generate significant operating synergies, and contribute significant operating cash flow.
Purchase Price Allocation
Under the purchase method of accounting, the total preliminary purchase price was allocated to GWEC's net tangible assets based on their fair values as of December 15, 2011. An independent appraisal of the net assets acquired has been completed. The following table, set forth below, displays the total preliminary purchase price allocated to GWEC's net tangible assets based on their fair values as of December 15, 2011 (in millions):

Cash and cash equivalents	$6.3
Accounts receivable	158.5
Inventories	213.5
Prepaid expenses and other current assets	6.0
Property, plant and equipment	574.5
Accounts payable and accrued liabilities	(314.2)
Long-term debt	(52.3)
Total fair values of net assets acquired	592.3
Less: cash acquired	6.3
Total consideration transferred, net of cash acquired	$586.0
The purchase price includes a preliminary net working capital amount anticipated to be finalized in the first quarter of 2012. In accordance with the Stock Purchase and Sale Agreement, (the "Purchase Agreement"), the Company provided a Post-Closing Statement on February 13, 2012, to Seller which reflects the difference of the cash paid at closing for the estimated working capital as compared to the Company's net working capital acquired. This difference is approximately $15.8 million and has been recorded in prepaid expenses and other current assets in the Consolidated Balance Sheet at December 31, 2011. The Seller has 30 days from February 13, 2012 to review the Post-Closing Statement and contest it or pay the amount due the Company. Any difference between the estimated amount and the final settlement will be adjusted in the fair market value of tangible or intangible long-lived assets.
Unaudited Pro Forma Financial Information
The summary pro forma condensed consolidated financial information presented below for the years ended December 31, 2010 and 2011 give effect to the Wynnewood Acquisition as if it had occurred at the beginning of the periods presented. The pro forma adjustments are based upon available information and certain assumptions that CVR believes are reasonable. The pro forma net income has been adjusted to reflect amortization and depreciation expense, interest expense, income tax expense and other accounting policy election differences, such as turnaround costs, as if those adjustments had been applied on January 1, 2010. The summary pro forma condensed consolidated financial information is for informational purposes only and does not purport to represent what the Company's consolidated results of operation actually would have been if the Wynnewood Acquisition had occurred at any date, and such data does not purport to project CVR's results of operations for any future period.

	Years Ended December 31,
	2011	2010
	(in millions) (unaudited)
Net sales	$7,674.5	$6,220.8
Net income	468.8	22.0
Acquisition Costs
As of December 31, 2011, CVR has recognized approximately $5.2 million in transaction fees and preliminary integration expenses that are included in selling, general and administrative expense in the Consolidated Statement of Operations. These costs primarily relate to legal, accounting, initial purchaser discounts and commissions, and other professional fees incurred since the announcement of the Wynnewood Acquisition in November 2011. In addition, the Company entered into a commitment letter for a senior secured one-year bridge loan to ensure that financing would be available for the Wynnewood Acquisition in the event that the additional offering of First Lien Notes was not closed by the date of the Wynnewood Acquisition. The bridge loan was subsequently undrawn. A commitment fee and other third-party costs totaling $3.9 million are included in selling, general and administrative expenses associated with the undrawn bridge loan.
(4)   Share-Based Compensation
Prior to CVR's initial public offering, CVR's subsidiaries were held and operated by CALLC, a limited liability company. Management of CVR held an equity interest in CALLC. CALLC issued non-voting override units to certain management members who held common units of CALLC. There were no required capital contributions for the override operating units. In connection with CVR's initial public offering in October 2007, CALLC was split into two entities: CALLC and CALLC II. In connection with this split, management's equity interest in CALLC, including both their common units and non-voting override units, was split so that half of management's equity interest was in CALLC and half was in CALLC II. In addition, in connection with the transfer of the managing general partner of the Partnership to CALLC III in October 2007, CALLC III issued non-voting override units to certain management members of CALLC III.
For the years ended December 31, 2011, 2010 and 2009, CVR, CALLC, CALLC II accounted for share-based compensation in accordance with standards issued by the FASB regarding the treatment of share-based compensation, as well as guidance regarding the accounting for share-based compensation granted to employees of an equity method investee. CVR was allocated non-cash share-based compensation expense from CALLC, CALLC II and CALLC III.
In February 2011, CALLC and CALLC II sold into the public market 11,759,023 shares and 15,113,254 shares, respectively, of CVR's common stock, pursuant to a registered public offering. In May 2011, CALLC sold into the public market 7,988,179 shares of CVR's common stock, pursuant to a registered public offering.
As a result, CALLC and CALLC II ceased to be stockholders of the Company. Subsequent to CALLC II's divestiture of its ownership interest in the Company in February 2011 and CALLC's divestiture of its ownership interest in the Company in May 2011, no additional share-based compensation expense has been incurred with respect to override units and phantom units after each respective divestiture date. The final fair values of the override units of CALLC and CALLC II were derived based upon the values resulting from the proceeds received associated with each entity's respective divestiture of its ownership in CVR. These values were utilized to determine the related compensation expense for the unvested units.
The final fair value of the CALLC III override units was derived based upon the value, resulting from the proceeds received by the general partner upon the purchase of the IDR's by the Partnership. These proceeds were subsequently distributed to the owners of CALLC III which includes the override unitholders. This value was utilized to determine the related compensation expense for the unvested units. No additional share-based compensation has been or will be incurred with respect to override units of CALLC III subsequent to June 30, 2011 due to the complete distribution of the value prior to July 1, 2011. For the year ended December 31, 2010, the estimated fair value of the CALLC III override units were determined using a probability-weighted expected return method which utilized CALLC III's cash flow projections and also considered the proposed initial public offering of the Partnership, including the purchase of the managing GP interest (including the IDRs). For the year ended December 31, 2009, the estimated fair value of the override units of CALLC III was determined using a probability-weighted expected return method which utilized CALLC III's cash flow projections.
The following table provides key information for the share-based compensation plans related to the override units of CALLC, CALLC II, and CALLC III.

				Compensation Expense Increase (Decrease) for the Year Ended December 31,
Award Type	Benchmark Value (per Unit)	Original Awards Issued	Grant Date	2011	2010	2009
				(in thousands)
Override Operating Units(a)	$11.31	919,630	June 2005	$—	$338	$1,369
Override Operating Units(b)	$34.72	72,492	December 2006	—	13	36
Override Value Units(c)	$11.31	1,839,265	June 2005	4,960	17,586	2,690
Override Value Units(d)	$34.72	144,966	December 2006	451	581	37
Override Units(e)	$10.00	642,219	February 2008	184	772	26
			Total	$5,595	$19,290	$4,158
Due to the divestiture of all ownership in CVR by CALLC and CALLC II and due to the purchase of IDRs from the general partner and the distribution to CALLC III, there is no associated unrecognized compensation expense as of December 31, 2011.
Valuation Assumptions
Significant assumptions used in the valuation of the Override Operating Units (a) and (b) were as follows:

	(a) Override Operating Units December 31,	(b) Override Operating Units December 31,
	2009	2009
Estimated forfeiture rate	None	None
CVR closing stock price	$6.86	$6.86
Estimated weighted-average fair value (per unit)	$11.95	$1.40
Marketability and minority interest discounts	20.0%	20.0%
Volatility	50.7%	50.7%
On the tenth anniversary of the issuance of override operating units, such units convert into an equivalent number of override value units. Override operating units are forfeited upon termination of employment for cause. As of December 31, 2010 these units were fully vested.
Significant assumptions used in the valuation of the Override Value Units (c) and (d) were as follows:

	(c) Override Value Units December 31,		(d) Override Value Units December 31,
	2010	2009	2010	2009
Estimated forfeiture rate	None	None	None	None
Derived service period	6 years	6 years	6 years	6 years
CVR closing stock price	$15.18	$6.86	$15.18	$6.86
Estimated weighted-average fair value (per unit)	$22.39	$5.63	$6.56	$1.39
Marketability and minority interest discounts	20.0%	20.0%	20.0%	20.0%
Volatility	43.0%	50.7%	43.0%	50.7%
(e)  Override Units  - Using a probability-weighted expected return method which utilized CALLC III's cash flow projections and included expected future earnings and the anticipated timing of IDRs, the estimated grant date fair value of the override units was approximately $3,000. As a non-contributing investor, CVR also recognized income equal to the amount that its interest in the investee's net book value has increased (that is its percentage share of the contributed capital recognized by the investee) as a result of the disproportionate funding of the compensation cost. Of the 642,219 units issued, 109,720 were immediately vested upon issuance and the remaining units were subject to a forfeiture schedule. Significant assumptions used in the valuation were as follows:

	December 31,
	2010	2009
Estimated forfeiture rate	None	None
Derived Service Period	Based on forfeiture schedule	Based on forfeiture schedule
Estimated fair value (per unit)	$2.60	$0.08
Marketability and minority interest discount	10%	20%
Volatility	47.6%	59.7%
Phantom Unit Appreciation Plan
CVR, through a wholly-owned subsidiary, has two Phantom Unit Appreciation Plans (the "Phantom Unit Plans") whereby directors, employees, and service providers may be awarded phantom points at the discretion of the board of directors or the compensation committee. Holders of service phantom points have rights to receive distributions when CALLC and CALLC II holders of override operating units receive distributions. Holders of performance phantom points have rights to receive distributions when CALLC and CALLC II holders of override value units receive distributions. There are no other rights or guarantees, and the plans expire on July 25, 2015, or at the discretion of the compensation committee of the board of directors. In November 2010, through a registered offering of CVR common stock, CALLC and CALLC II sold into the public market common shares of CVR. As a result of this offering, the Company made a payment to phantom unit holders totaling approximately $3.6 million. In November 2009, CALLC II completed a sale of common shares of CVR as afforded by a registered offering into the public market. As a result of this sale, the Company made a payment to phantom unit holders totaling approximately $0.9 million. As described above, in February 2011, CALLC and CALLC II completed a sale of CVR common stock into the public market pursuant to a registered public offering. As a result of this offering, the Company made a payment to phantom unitholders of approximately $20.1 million in the first quarter of 2011. As described above, in May 2011, CALLC completed an additional sale of CVR common stock into the public market pursuant to a registered public offering. As a result of this offering, the Company made a payment to phantom unitholders of approximately $9.2 million in the second quarter of 2011. Due to the divestiture of all ownership of CVR by CALLC and CALLC II and the associated payments to the holders of service and phantom performance points, there is no unrecognized compensation expense at December 31, 2011. CVR has recorded approximately $0.0 and $18.7 million in personnel accruals as of December 31, 2011 and 2010, respectively. Compensation expense for the years ended December 31, 2011, 2010 and 2009 related to the Phantom Unit Plans was approximately $10.6 million, $15.5 million and $3.7 million, respectively.
Using the Company's closing stock price at December 31, 2010, to determine the Company's equity value, through an independent valuation process, the service phantom interest and performance phantom interest were valued as follows:

	December 31,
	2010	2009
Service Phantom interest (per point)	$14.64	$11.37
Performance Phantom interest (per point)	$21.25	$5.48
Long-Term Incentive Plan
CVR has a Long-Term Incentive Plan ("LTIP"), which permits the grant of options, stock appreciation rights, non-vested shares, non-vested share units, dividend equivalent rights, share awards and performance awards (including performance share units, performance units and performance-based restricted stock). As of December 31, 2011, only restricted shares of CVR common stock and stock options had been granted under the LTIP. Individuals who are eligible to receive awards and grants under the LTIP include the Company's employees, officers, consultants, advisors and directors. A summary of the principal features of the LTIP is provided below.
Shares Available for Issuance.     The LTIP authorizes a share pool of 7,500,000 shares of the Company's common stock, 1,000,000 of which may be issued in respect of incentive stock options. Whenever any outstanding award granted under the LTIP expires, is canceled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire award, the number of shares available for issuance under the LTIP is increased by the number of shares previously allocable to the expired, canceled, settled or otherwise terminated portion of the award. As of

December 31, 2011, 5,176,087 shares of common stock were available for issuance under the LTIP.
Restricted Stock
A summary of restricted stock grant activity and changes during the years ended December 31, 2011, 2010 and 2009 is presented below:

	Shares	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value (in thousands)
Non-vested at December 31, 2008	78,666	$6.62	$315
Granted	202,257	6.68
Vested	(100,763)	6.86
Forfeited	(3,100)	4.14
Non-vested at December 31, 2009	177,060	$6.59	$1,215
Granted	1,307,378	11.42
Vested	(113,457)	9.79
Forfeited	(1,799)	4.14
Non-vested at December 31, 2010	1,369,182	$10.94	$20,784
Granted	826,959	18.79
Vested	(557,355)	11.83
Forfeited	(4,632)	8.67
Non-vested at December 31, 2011	1,634,154	$14.61	$30,608
As of December 31, 2011, there was approximately $19.5 million of total unrecognized compensation cost related to non-vested shares to be recognized over a weighted-average period of approximately two years. The aggregate fair value at the grant date of the shares that vested during the year ended December 31, 2011 was approximately $6.6 million. As of December 31, 2011, 2010 and 2009, unvested stock outstanding had an aggregate fair value at grant date of approximately $23.9 million, $15.0 million and $1.2 million, respectively. Total compensation expense for the years ended December 31, 2011, 2010 and 2009, related to the non-vested stock was approximately $9.8 million, $2.4 million and $0.8 million, respectively.
Stock Options
Activity and price information regarding CVR's stock options granted are summarized as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding, December 31, 2008	32,350	$19.08	9.21
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding, December 31, 2009	32,350	$19.08	8.21
Granted	—	—
Exercised	—	—
Forfeited	(3,149)	21.61
Expired	(6,301)	21.61
Outstanding, December 31, 2010	22,900	$18.03	8.35
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding, December 31, 2011	22,900	$18.03	7.35
Exercisable at December 31, 2011	22,900	$18.03	7.35
There were no grants of stock options in 2011, 2010 or 2009. The weighted-average grant-date fair value of options granted during the year ended December 31, 2008 was $8.97 per share. The aggregate intrinsic value of options exercisable at December 31, 2011, was approximately $70,000. Total compensation expense for the years ended December 31, 2011, 2010 and 2009, related to the stock options was $8,000, $9,000 and $118,000, respectively.
CVR Partners Long-Term Incentive Plan
In April 2011, the board of directors of the general partner adopted the CVR Partners, LP Long-Term Incentive Plan ("CVR Partners LTIP"). Individuals who are eligible to receive awards under the CVR Partners LTIP include employees, officers, consultants and directors of CVR Partners and its general partner and their respective subsidiaries' parents. The CVR Partners LTIP provides for the grant of options, unit appreciation rights, distribution equivalent rights, restricted units, phantom units and other unit-based awards, each in respect of common units. The maximum number of common units issuable under the CVR Partners' LTIP is 5,000,000.
In April 2011, 23,448 phantom units were granted to certain board members of the Partnership's general partner. These phantom unit awards granted to the directors of the general partner are considered non-employee equity-based awards since the directors are not elected by unitholders. These phantom unit director awards were required to be marked-to-market each reporting period until they vested on October 12, 2011.
In June 2011, 50,659 phantom units were granted to an employee of the general partner. These phantom units are expected to vest over three years on the basis of one-third of the award each year. As this phantom unit award, which is an equity-based award, was granted to an employee of a subsidiary of the Company, it was valued at the closing unit price of the Partnership's common units on the date of grant and will be amortized to compensation expense on a straight-line basis over the vesting period of the award.
In June 2011, 2,956 fully vested common units were granted to certain board members of the general partner. The fair value of these awards was calculated using the closing price of the Partnership's common units on the date of grant. This amount was fully expensed at the time of grant.
In August 2011, 12,815 phantom units were granted to an employee of the general partner. These phantom units are expected to vest over three years on the basis of one-third of the award each year. As these phantom awards were made to an employee of the general partner, they are considered non-employee equity-based awards and are required to be marked-to-market each reporting period until they vest.

In December 2011, 9,672 fully vested common units were granted to certain board members of the general partner. The fair value of these awards was calculated using the closing price of the Partnership's common units on the date of the grant. The amount was fully expensed at the time of the grant.
In December 2011, 101,097 phantom units were granted to certain employees of the general partner and CRNF and one employee of CVR Energy who dedicated 100% of his time to CVR Partners' business in 2011. These phantom units are expected to vest over three years on the basis of one-third of the award each year. For the phantom unit awards made to employees of the general partner, they are considered non-employee equity-based awards and are required to be marked-to-market each reporting period until they vest. Awards made to employees of CRNF are valued on the grant date and amortized over the vesting period.
Compensation expense recorded for the years ended December 31, 2011, 2010 and 2009, related to the awards under the CVR Partners LTIP was approximately $1.2 million, $0 and $0, respectively. Compensation expense associated with the awards under the CVR Partners' LTIP has been recorded in selling, general and administrative expenses (exclusive of depreciation and amortization).
As of December 31, 2011, there were 4,799,353 common units available for issuance under the CVR Partners LTIP. Unrecognized compensation expense associated with the unvested phantom units at December 31, 2011 was approximately $3.6 million.
(5)   Inventories
Inventories consisted of the following:

	December 31,
	2011	2010
	(in thousands)
Finished goods	$323,315	$110,788
Raw materials and precious metals	157,931	89,333
In-process inventories	115,372	22,931
Parts and supplies	39,603	24,120
	$636,221	$247,172
(6)   Property, Plant, and Equipment
A summary of costs for property, plant, and equipment is as follows:

	December 31,
	2011	2010
	(in thousands)
Land and improvements	$26,136	$19,228
Buildings	37,289	25,663
Machinery and equipment	1,967,269	1,363,877
Automotive equipment	10,217	8,747
Furniture and fixtures	12,349	9,279
Leasehold improvements	1,445	1,253
Railcars	2,496	—
Construction in progress	94,085	42,674
	2,151,286	1,470,721
Accumulated depreciation	478,325	389,409
	$1,672,961	$1,081,312
Capitalized interest recognized as a reduction in interest expense for the years ended December 31, 2011, 2010 and 2009 totaled approximately $3.9 million, $1.8 million and $2.0 million, respectively. Land, building and equipment that are under a capital lease obligation had an original carrying value of approximately $24.9 million and $5.2 million as of December 31, 2011 and 2010. Amortization of assets held under capital leases is included in depreciation expense.

(7)   Goodwill and Intangible Assets
Goodwill
Goodwill and other intangible assets accounting standards provide that goodwill and other intangible assets with indefinite lives are not amortized but instead are tested for impairment on an annual basis. In accordance with these standards, CVR completed its annual test for impairment of goodwill as of November 1, 2011, 2010 and 2009. CVR's annual review was performed only at the nitrogen fertilizer segment, as this is the only reporting unit that has goodwill recorded. For the years ended December 31, 2011, 2010 and 2009, the annual test of impairment indicated that the goodwill, attributable to the nitrogen fertilizer segment, was not impaired. As of December 31, 2011 and 2010, goodwill included on the Consolidated Balance Sheets totaled approximately $41.0 million.
In 2011, CVR elected early adoption of ASU 2011-08, which allows an alternative in certain situations that simplifies the impairment testing of goodwill. The new guidance allows an entity the option to first perform a qualitative evaluation to determine whether it is necessary to perform the quantitative two-step goodwill impairment analysis.
The nitrogen fertilizer segment began the qualitative assessment by analyzing the key drivers and other external factors that impact the business in an attempt to determine if any significant events, transactions or other factors had occurred, or were expected to occur, that would impair earnings or competitiveness; therefore impairing the fair value of the nitrogen fertilizer segment. After assessing the totality of events and circumstances, it was determined that it was not more likely than not that the fair value of the nitrogen fertilizer segment was less than the carrying value, and so it was not necessary to perform the two-step valuation. The key drivers that were considered in the evaluation of the nitrogen fertilizer segment's fair value included:

•	general economic conditions;

•	fertilizer pricing;

•	input costs; and

•	customer outlook.
The two-step annual review of impairment for 2010 and 2009 was performed by comparing the carrying value of the applicable reporting unit to its estimated fair value. The valuation analysis used in the analysis utilized a 50% weighting of both income and market approaches as described below:
Income Approach:   To determine fair value, the Company discounted the expected future cash flows the nitrogen fertilizer segment utilizing observable market data to the extent available. The discount rates used for 2010 and 2009, were 14.6% and 13.4%, respectively, representing the estimated weighted-average costs of capital, which reflects the overall level of inherent risk involved in each reporting unit and the rate of return an outside investor would expect to earn.

Market-Based Approach:   To determine the fair value of each reporting unit, the Company also utilized a market based approach. The Company used the guideline company method, which focuses on comparing the Company's risk profile and growth prospects to select reasonably similar publicly traded companies.
Other Intangible Assets
Contractual agreements with a fair market value of approximately $1.3 million were acquired in 2005 in connection with the acquisition by CALLC of all outstanding stock owned by Coffeyville Group Holdings, LLC. As of December 31, 2011, accumulated amortization related to these agreements totaled approximately $1.0 million. The intangible value of these agreements is amortized over the life of the agreements through June 2025. Amortization expense of approximately $33,000, $33,000 and $33,000 was recorded in depreciation and amortization for the years ended December 31, 2011, 2010 and 2009, respectively.
(8)   Deferred Financing Costs and Original Issue Discount
On December 15, 2011, CRLLC closed on the issuance of an additional $200.0 million of senior secured notes as described below. An original issue premium of $10.0 million was received related to the issuance and will be amortized to interest expense over the remaining term of the senior secured notes. In connection with this issuance, CRLLC incurred an underwriting discount of $4.0 million and third party costs of approximately $2.0 million which will be amortized as interest expense using the effective-interest method over the remaining term of the senior secured notes.
On May 16, 2011, CRLLC repurchased $2.7 million of the senior secured notes at a purchase price of 103% of the outstanding principal amount. In connection with the repurchase, CRLLC wrote off a portion of previously deferred financing costs and unamortized original issue discount of approximately $89,000 which is recorded as a loss on extinguishment of debt for the year ended December 31, 2011. The Company also recorded additional losses on extinguishment of debt of $81,000 in connection with premiums paid for the repurchase.
On April 6, 2010, CRLLC and its wholly-owned subsidiary, Coffeyville Finance Inc., completed a private offering of senior secured notes that had an aggregate principal amount of $500 million. See Note 13 ("Long-Term Debt") for further information regarding the issuance of the Company's senior secured notes. The proceeds of the offering were utilized to extinguish the existing long-term debt under the first priority credit facility. As a result of the extinguishment, CRLLC wrote-off approximately $5.4 million of previously deferred financing costs. In connection with this issuance of the senior secured notes, CRLLC incurred approximately $3.9 million of third party costs. Of these costs, approximately $30,000 was immediately expensed and the remaining approximately $3.9 million was deferred and will be amortized as interest expense using the effective-interest method. In addition, CRLLC incurred an underwriting discount of $10 million. Of these costs approximately $76,000 were immediately expensed at the time of issuance following the accounting standards relating to the modification of debt instruments by debtors. The remaining balance of approximately $9.9 million will be amortized as interest expense using the effective-interest method over the term of the senior secured notes. On December 30, 2010, CRLLC made an unscheduled voluntary prepayment of its senior secured notes of approximately $27.5 million. In connection with the voluntary prepayment, CRLLC wrote off a portion of previously deferred financing costs and unamortized original issue discount of approximately $770,000. As a result of the extinguishment of CRLLC's long-term debt under the first priority credit facility, the issuance of senior secured notes and voluntary unscheduled prepayment on the senior secured notes, the Company recorded a total loss on extinguishment of debt of approximately $6.3 million for the year ended December 31, 2010. In addition, as described in further detail in Note 13 ("Long-Term Debt"), the Company also recorded additional losses on extinguishment of debt of approximately $10.4 million in connection with premiums paid for the early extinguishment of debt for the year ended December 31, 2010.
On March 12, 2010, CRLLC entered into a fourth amendment to its outstanding first priority credit facility. In connection with this amendment, the Company paid approximately $6.0 million of lender and third party costs. CRLLC recorded an expense of approximately $1.1 million primarily associated with third party costs in 2010. The remaining costs incurred of approximately $4.9 million were deferred to be amortized as interest expense using the effective-interest method for the first priority credit facility long-term debt and the straight-line method for the first priority revolving credit facility.
On October 2, 2009, CRLLC entered into a third amendment to its outstanding first priority credit facility. In connection with this amendment, the Company paid approximately $4.0 million of lender and third party costs. CRLLC recorded an expense of approximately $1.0 million primarily associated with third party costs in 2009. The remaining costs incurred of approximately $3.0 million were deferred and amortized as interest expense using the effective-interest method for the first priority credit facility long-term debt and the straight-line method for the first priority revolving credit facility. In connection with the reduction and eventual termination of the first priority funded letter of credit facility on October 15, 2009, CRLLC recorded a loss on the extinguishment of debt of approximately $2.1 million for the year ended December 31, 2009. The loss on extinguishment is attributable to amounts previously deferred at the time of the original credit facility, as well as amounts deferred at the time of the second and third amendments.
For the years ended December 31, 2011, 2010 and 2009, amortization of deferred financing costs reported as interest expense and other financing costs totaled approximately $4.9 million, $3.7 million and $1.9 million, respectively.
Estimated amortization of deferred financing costs is as follows:

Year Ending December 31,	Deferred Financing
(in thousands)
2012	$7,382
2013	7,373
2014	7,373
2015	4,189
2016	1,151
Thereafter	233
$27,701

(9)   Note Payable and Capital Lease Obligations
The Company entered into an insurance premium finance agreement in November 2011 to finance a portion of the purchase of its 2011/2012 property insurance policies. The original balance of the note provided by the Company under such agreement was $9.9 million. The Company began to repay this note in equal installments commencing December 1, 2011. As of December 31, 2011, the Company owed $8.8 million related to this note. The Company entered into an insurance premium finance agreement in July 2010 to finance a portion of the purchase of its 2010/2011 property insurance policies. The original balance of the note provided by the Company under such agreement was $5.0 million. The Company began to repay this note in equal installments commencing October 1, 2010. As of December 31, 2010, the Company owed approximately $3.1 million related to this note.
From time to time the Company enters lease agreements for purposes of acquiring assets used in the normal course of business. The majority of the Company's leases are accounted for as operating leases. During 2010, the Company entered two lease agreements for information technology equipment that are accounted for as capital leases. The initial capital lease obligation of these agreements totaled approximately $0.4 million. The two capital leases entered into during 2010 have terms of 12 and 36 months. As of December 31, 2011, the outstanding capital lease obligation associated with these leases totaled $0.1 million.
The Company also entered into a capital lease for real property used for corporate purposes on May 29, 2008. The lease had an initial lease term of one year with an option to renew for three additional one-year periods. During the second quarter of 2010, the Company renewed the lease for a one-year period commencing June 5, 2010. The Company was obligated to make quarterly lease payments that totaled approximately $0.1 million annually. The Company also had the option to purchase the property during the term of the lease, including the renewal periods. The capital lease obligation was approximately $4.6 million as of December 31, 2010. In March 2011, the Company exercised its purchase option and paid approximately $4.7 million to satisfy the lease obligation.
As a result of the Wynnewood Acquisition, the Company assumed two leases accounted for as capital leases related to the Magellan Pipeline Terminals, L.P. and Excel Pipeline LLC. The two arrangements have remaining terms of 213 and 214 months, respectively. As of December 31, 2011, the outstanding obligation associated with these arrangements totaled approximately $53.2 million. See Note 13 ("Long-Term Debt") for additional information.
(10) Flood
For the years ended December 31, 2011, 2010 and 2009, the Company recorded pre-tax expenses, net of anticipated insurance recoveries of approximately $1.5 million, $(1.0) million and $0.6 million, respectively, associated with the June/July 2007 flood and associated crude oil discharge. The costs are reported in direct operating expenses in the Consolidated Statements of Operations. With the final insurance proceeds received under the Company's property insurance policy and builders' risk policy during the first quarter of 2009, in the amount of approximately $11.8 million, all property insurance claims and builders' risk claims were fully settled, with all remaining claims closed under these policies only.
At December 31, 2011, the remaining receivable from the environmental insurance carriers was not anticipated to be collected in the next twelve months, and therefore has been classified as a non-current asset. See Note 17 ("Commitments and Contingencies") for additional information regarding environmental and other contingencies related to the crude oil discharge that occurred on July 1, 2007.
(11) Insurance Claims
Nitrogen Fertilizer Incident
On September 30, 2010, the nitrogen fertilizer plant experienced an interruption in operations due to a rupture of a high-pressure UAN vessel. All operations at the nitrogen fertilizer facility were immediately shut down. No one was injured in the incident. Repairs to the facility as a result of the rupture were substantially complete as of December 31, 2010.
Total gross costs recorded as of December 31, 2011 due to the incident were approximately $11.4 million for repairs and maintenance and other associated costs. Approximately $10.5 million of these costs were recognized in the year ended December 31, 2010 and approximately $0.9 million of these costs was recognized during the year ended December 31, 2011. The repairs and maintenance costs incurred are included in direct operating expenses (exclusive of depreciation and amortization). Of the gross costs incurred, approximately $4.5 million was capitalized in 2010 and approximately $0.1 million was capitalized in 2011.

The Company maintains property damage insurance under CVR Energy's insurance policies which have an associated deductible of $2.5 million. The Company anticipates that substantially all of the repair costs in excess of the $2.5 million deductible should be covered by insurance. As of December 31, 2011, approximately $7.0 million of insurance proceeds have been received related to this incident. Approximately $2.7 million of these proceeds were received during the year ended December 31, 2011. The remaining $4.3 million was received during December 2010. The recording of the insurance proceeds resulted in a reduction of direct operating expenses (exclusive of depreciation and amortization).
The insurance policies also provide coverage for interruption to the business, including lost profits, and reimbursement for other expenses and costs the Company has incurred relating to the damage and losses suffered for business interruption. This coverage, however, only applies to losses incurred after a business interruption of 45 days. A partial business interruption claim was filed during 2011 resulting in receipt of proceeds totaling $3.4 million for the year ended December 31, 2011. The proceeds associated with the business interruption claim are included on the Consolidated Statements of Operations under Insurance recovery - business interruption.
Coffeyville Refinery Incidents
On December 28, 2010 the Coffeyville crude oil refinery experienced an equipment malfunction and small fire in connection with its fluid catalytic cracking unit ("FCCU"), which led to reduced crude oil throughput. The refinery returned to full operations on January 26, 2011. This interruption adversely impacted the production of refined products for the petroleum business in the first quarter of 2011. Total gross repair and other costs recorded related to the incident as of December 31, 2011 were approximately $8.0 million. As discussed above, the Company maintains property damage insurance policies which have an associated deductible of $2.5 million. The Company anticipates that substantially all of the costs in excess of the deductible should be covered by insurance. As of December 31, 2011, the Company has received $4.0 million of insurance proceeds and has recorded an insurance receivable related to the incident of approximately $1.2 million. The insurance receivable is included in other current assets in the Consolidated Balance Sheet. The recording of the insurance proceeds and receivable resulted in a reduction of direct operating expenses (exclusive of depreciation and amortization).
The Coffeyville crude oil refinery experienced a small fire at its continuous catalytic reformer ("CCR") in May 2011. Total gross repair and other costs related to the incident that were recorded during the year ended December 31, 2011 approximated $3.2 million. The Company anticipates that substantially all of the costs in excess of the $2.5 million deductible should be covered by insurance under its property damage insurance policy. As of December 31, 2011, the Company has recorded an insurance receivable of approximately $0.7 million. The insurance receivable is included in other current assets in the Consolidated Balance Sheet. The recording of the insurance receivable resulted in a reduction of direct operating expenses (exclusive of depreciation and amortization).
(12) Income Taxes
Income tax expense (benefit) is comprised of the following:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Current:
Federal	$141,305	$13,434	$33,651
State	7,972	1,262	2,866
Total current	149,277	14,696	36,517
Deferred:
Federal	40,350	808	(6,613)
State	19,936	(1,721)	(669)
Total deferred	60,286	(913)	(7,282)
Total income tax expense	$209,563	$13,783	$29,235
The following is a reconciliation of total income tax expense (benefit) to income tax expense (benefit) computed by applying the statutory federal income tax rate (35%) to pretax income (loss):

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Tax computed at federal statutory rate	$205,843	$9,826	$34,506
State income taxes, net of federal tax benefit	20,600	1,923	5,402
State tax incentives, net of federal tax expense	(3,174)	(2,382)	(3,205)
Domestic production activities deduction	(10,562)	(2,025)	(3,798)
Federal tax credit for production of ultra-low sulfur diesel fuel	—	—	(4,783)
Non-deductible share-based compensation	2,000	6,747	1,457
IRS interest (income)/expense, net	34	(814)	—
Noncontrolling interest	(11,474)	—	—
Partnership basis adjustment	4,174	—	—
Other, net	2,122	508	(344)
Total income tax expense	$209,563	$13,783	$29,235
The Company earns Kansas High Performance Incentive Program ("HPIP") credits for qualified business facility investment within the state of Kansas. CVR recognized a net income tax benefit of approximately $3.2 million, $2.4 million and $3.2 million on a credit of approximately $4.9 million, $3.7 million and $4.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.
The income tax effect of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 2011 and 2010 are as follows:

	Year Ended December 31,
	2011	2010
	(in thousands)
Deferred income tax assets:
Allowance for doubtful accounts	$475	$286
Personnel accruals	6,437	10,389
Inventories	2,097	469
Unrealized derivative losses, net	—	1,604
Low sulfur diesel fuel credit carry forward and other general business credit carryforward	—	23,653
Accrued expenses	101	199
State tax credit carryforward, net of federal expense	17,682	29,955
Deferred financing	76	101
Other	2,695	3,018
Total gross deferred income tax assets	29,563	69,674
Deferred income tax liabilities:
Unrealized derivative gains, net	(31,990)	—
Property, plant, and equipment	(224,452)	(323,839)
Investment in CVR Partners	(134,920)	—
Prepaid expenses	(4,945)	(1,427)
Total gross deferred income tax liabilities	(396,307)	(325,266)
Net deferred income tax liabilities	$(366,744)	$(255,592)
At December 31, 2011, CVR has Kansas state income tax credits of approximately $27.2 million, which are available to reduce future Kansas state regular income taxes. These credits, if not used, will expire in 2024 to 2027.
In assessing the realizability of deferred tax assets including credit carryforwards, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Although realization is not assured, management believes that it is more likely than not that all of the deferred tax assets will be realized and thus, no valuation allowance was provided as of December 31, 2011 and 2010.
As a result of the sale of common stock of the Company's two largest shareholders through a registered public offering in February 2011, a change of ownership occurred as described in Internal Revenue Code ("IRC") Sections 382 and 383. As a result of this ownership change, it is estimated that the annual limitation for the use of general business federal tax credit carryforwards approximates $24.0 million. CVR believes that all credits subject to this limitation will be fully utilized and no valuation allowance is needed.
During 2011, CVR recognized income tax benefits related to the deductibility of stock-based compensation in the amount $2.3 million, which was recorded as an increase in additional paid-in capital and a reduction of income taxes payable.
CVR recognizes interest expense (income) and penalties on uncertain tax positions and income tax deficiencies (refunds) in income tax expense. CVR recognized interest expense in 2011 of approximately $0.1 million of federal and state interest expense and penalties. CVR recognized interest income in 2010 of approximately $1.3 million related to 2005 and 2006 amended returns to carryback 2007 losses. CVR recognized other immaterial amounts of state interest and penalties in 2010 and 2009 for uncertain tax positions or income tax deficiencies. At December 31, 2011, the Company's tax filings are generally open to examination in the United States for the tax years ended December 31, 2008 through December 31, 2011 and in various individual states for the tax years ended December 31, 2007 through December 31, 2011.
During 2011, CVR recognized a net increase in unrecognized tax benefits of approximately $17.5 million which, if recognized, would not impact the Company's effective tax rate. No amounts for interest or penalties related to uncertain tax positions have been accrued.
A reconciliation of the unrecognized tax benefits for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Balance beginning of year	$245	$—	$—
Increase based on prior year tax positions	—	245	—
Decrease based on prior year tax positions	—	—	—
Increases and decrease in current year tax positions	17,467	—	—
Settlements	—	—	—
Reductions related to expirations of statute of limitations	—	—	—
Balance end of year	$17,712	$245	$—
(13) Long-Term Debt
Long-term debt was as follows:

	December 31,
	2011	2010
	(in thousands)
9.0% Senior Secured Notes, due 2015, net of unamortized premium of $9,003(1) as of December 31, 2011 and unamortized discount of $1,065 as of December 31, 2010	$456,053	$246,435
10.875% Senior Secured Notes, due 2017, net of unamortized discount of $2,159 and $2,481 as of December 31, 2011 and December 31, 2010, respectively	220,591	222,519
CRNF credit facility	125,000	—
Capital lease obligations	52,259	—
Long-term debt	$853,903	$468,954
(1) Net unamortized premium of $9.0 million represents an unamortized discount of $0.9 million on the original First Lien

Notes and a $9.9 million unamortized premium on the additional First Lien Notes issued in December 2011.
Senior Secured Notes
On April 6, 2010, CRLLC and its wholly-owned subsidiary, Coffeyville Finance Inc. (together the "Issuers"), completed a private offering of $275 million aggregate principal amount of 9.0% First Lien Senior Secured Notes due 2015 (the "First Lien Notes") and $225 million aggregate principal amount of 10.875% Second Lien Senior Secured Notes due 2017 (the "Second Lien Notes" and together with the First Lien Notes, the "Notes"). The First Lien Notes were issued at 99.511% of their principal amount and the Second Lien Notes were issued at 98.811% of their principal amount. The associated original issue discount of the Notes is amortized to interest expense and other financing costs over the respective term of the Notes. On December 30, 2010, CRLLC made a voluntary unscheduled principal payment of approximately $27.5 million on the First Lien Notes that resulted in a premium payment of 3.0% and a partial write-off of previously deferred financing costs and unamortized original issue discount totaling approximately $1.6 million, which was recognized as a loss on extinguishment of debt in the Consolidated Statements of Operations for the year ended December 31, 2010. On May 16, 2011, CRLLC repurchased $2.7 million of the Notes at a purchase price of 103.0% of the outstanding principal amount, which resulted in a premium payment of 3.0% and a partial write-off of previously deferred financing costs and unamortized issue discount. See Note 8 ("Deferred Financing Costs, Underwriting and Original Issue Discount") for further discussion of the related debt issuance costs. At December 31, 2011, the carrying value of the original First Lien Notes was $246.2 million, net of unamortized discount of approximately $0.8 million. At December 31, 2010, the carrying value of the original First Lien Notes was $246.4 million, net of unamortized discount of $1.1 million.
CRLLC received total net proceeds from the offering of approximately $485.7 million, net of underwriter fees of $10 million and original issue discount of approximately $4.0 million and certain third party fees of $287,000. In addition, CRLLC incurred additional third party fees and expenses, totaling $3.6 million associated with the offering. CRLLC applied the net proceeds to prepay all of the outstanding balance of its tranche D term loan under its first priority credit facility in an amount equal to approximately $453.3 million and to pay related fees and expenses. In accordance with the terms of its first priority credit facility, CRLLC paid a 2.0% premium totaling approximately $9.1 million to the lenders of the tranche D term loan upon the prepayment of the outstanding balance. This amount was recorded as a loss on extinguishment of debt during the second quarter of 2010. This premium was in addition to the 2.0% premium totaling $0.5 million paid in the first quarter of 2010 for voluntary unscheduled prepayments of $25.0 million on CRLLC's tranche D term loan. This premium was recognized as a loss on extinguishment of debt in the first quarter of 2010. The related original issue discount and debt issuance costs of the Notes are being amortized over the term of the applicable Notes.
On December 15, 2011, the Issuers closed on the issuance of an additional $200.0 million aggregate principal amount of 9% First Lien Senior Secured Notes due 2015 ("New Notes"). The New Notes were sold at an issue price of 105%, plus accrued interest from October 1, 2011 of $3.7 million. The associated original issue premium of the New Notes is amortized to interest expense and other financing costs over the respective term of the New Notes. The New Notes were issued as "Additional Notes" pursuant to an indenture dated April 6, 2010 (the "Indenture") and, together with the existing first lien notes, are treated as a single class for all purposes under the Indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase. Unless otherwise indicated, the New Notes and the existing first lien notes are collectively referred to herein as the "First Lien Notes". The New Notes were offered in connection with CRLLC's acquisition of GWEC. Proceeds of the New Notes were used to partially fund the Wynnewood Acquisition. On November 2, 2011, CRLLC entered into a commitment letter with certain lenders regarding a senior secured one year bridge loan ("the bridge loan"). CRLLC entered into the commitment letter in connection with ensuring that financing would be available for the Wynnewood Acquisition in the event that the offering of the New Notes was not closed by the date of closing of the Wynnewood Acquisition. Due to the closing of the issuance of the New Notes, the bridge loan was terminated. At the closing of the issuance of the New Notes and the Wynnewood Acquisition, a commitment fee was paid to the lenders who provided the commitment. Other third-party costs were incurred. All costs associated with the undrawn bridge loan were fully expensed. In conjunction with the issuance of the New Notes, CRLLC expanded the existing ABL credit facility (see "ABL Credit Facility" below for further discussion of the expansion and associated accounting treatment) and incurred a commitment fee and other third-party costs associated with the expansion. At December 31, 2011, the carrying value of the additional First Lien Notes was $209.9 million, net of unamortized premium of $9.9 million.
CRLLC received total net proceeds from the offering of approximately $202.8 million, net of an underwriting discount of $4.0 million, bridge loan commitment and other associated fees of $3.3 million, ABL commitment fee of $2.6 million, New Notes structuring fee of $0.2 million, and certain third party fees of $0.8 million. The related original issue premium and other debt issuance costs related to the New Notes are being amortized over the remaining term of the First Lien Notes. Fees and third-party costs totaling $3.9 million related to the undrawn bridge loan were expensed for the year ended December 31, 2011 and are included in selling, general and administrative expenses (exclusive of depreciation and amortization) on the

Consolidated Statements of Operations. Fees and third-party costs associated with the ABL credit facility expansion are being amortized over the remaining term of the facility.
The First Lien Notes mature on April 1, 2015, unless earlier redeemed or repurchased by the Issuers. The Second Lien Notes mature on April 1, 2017, unless earlier redeemed or repurchased by the Issuers. Interest is payable on the Notes semi-annually on April 1 and October 1 of each year, commencing on October 1, 2010. Included in other current liabilities on the Consolidated Balance Sheet is accrued interest payable totaling approximately $16.1 million and $11.8 million for the years ended December 31, 2011 and 2010, respectively, related to the Notes. Of this amount, $3.7 million represents cash received from the New Notes offering for accrued interest for the period October 1, 2011 through December 15, 2011. At December 31, 2011, the estimated fair value of the First and Second Lien Notes was approximately $473.9 million and $249.5 million, respectively. These estimates of fair value were determined by quotations obtained from a broker-dealer who makes a market in these and similar securities. The Notes are fully and unconditionally guaranteed by each of CRLLC's subsidiaries that also guarantee the first priority credit facility.
Senior Notes Tender Offer
The completion of the initial public offering of the Partnership in April 2011 triggered a Fertilizer Business Event (as defined in the indentures governing the Notes). As a result, the Issuers were required to offer to purchase a portion of the Notes from holders at a purchase price equal to 103.0% of the principal amount plus accrued and unpaid interest. A Fertilizer Business Event Offer was made on April 14, 2011 to purchase up to $100.0 million of the First Lien Notes and the Second Lien Notes, as required by the indentures governing the Notes. Holders of the Notes had until May 16, 2011 to properly tender Notes they wished to have repurchased. Approximately $2.7 million of the Notes were repurchased, including approximately $0.5 million of First Lien Notes and $2.2 million of Second Lien Notes.
ABL Credit Facility
On February 22, 2011, CRLLC entered into a $250.0 million asset-backed revolving credit agreement ("ABL credit facility") with a group of lenders including Deutsche Bank Trust Company Americas as collateral and administrative agent. The ABL credit facility is scheduled to mature in August 2015 and replaced the $150.0 million first priority credit facility which was terminated. The ABL credit facility will be used to finance ongoing working capital, capital expenditures, letters of credit issuance and general needs of the Company and includes among other things, a letter of credit sublimit equal to 90% of the total facility commitment and a feature which permits an increase in borrowings of up to $250.0 million (in the aggregate), subject to additional lender commitments. On December 15, 2011, CRLLC entered into an incremental commitment agreement to increase the borrowings under the ABL credit facility to $400.0 million in the aggregate in connection with the New Notes issuance as discussed above. Terms of the ABL credit facility did not change as a result of the additional availability. As of December 31, 2011, CRLLC had availability under the ABL credit facility of $313.9 million and had letters of credit outstanding of approximately $86.1 million. There were no borrowings outstanding under the ABL credit facility as of December 31, 2011.
Borrowings under the facility bear interest based on a pricing grid determined by the previous quarter's excess availability. The pricing for borrowings under the ABL credit facility can range from LIBOR plus a margin of 2.75% to LIBOR plus 3.0% or the prime rate plus 1.75% to prime rate plus 2.0% for Base Rate Loans. Availability under the ABL credit facility is determined by a borrowing base formula supported primarily by cash and cash equivalents, certain accounts receivable and inventory.
The ABL credit facility contains customary covenants for a financing of this type that limit, subject to certain exceptions, the incurrence of additional indebtedness, creation of liens on assets, the ability to dispose assets, make restricted payments, investments or acquisitions, enter into sales lease back transactions or enter into affiliate transactions. The ABL credit facility also contains a fixed charge coverage ratio financial covenant that is triggered when borrowing base excess availability is less than certain thresholds, as defined under the facility. As of December 31, 2011, CRLLC was in compliance with the covenants of the ABL credit facility.
In connection with the ABL credit facility, CRLLC incurred lender and other third party costs of approximately $9.1 million for the year ended December 31, 2011. These costs will be deferred and amortized to interest expense and other financing costs using a straight-line method over the term of the facility. In connection with termination of the first priority credit facility, a portion of the unamortized deferred financing costs associated with this facility, totaling approximately $1.9 million, was written off in the first quarter of 2011. In accordance with guidance provided by the FASB regarding the modification of revolving debt arrangements, the remaining approximately $0.8 million of unamortized deferred financing costs associated with the first priority credit facility will continue to be amortized over the term of the ABL credit facility.

In connection with the closing of the Partnership's initial public offering in April 2011, the Partnership and CRNF were released as guarantors of the ABL credit facility.
Partnership Credit Facility
On April 13, 2011, CRNF, as borrower, and the Partnership, as guarantor, entered into a new credit facility with a group of lenders including Goldman Sachs Lending Partners LLC, as administrative and collateral agent. The credit facility includes a term loan facility of $125.0 million and a revolving credit facility of $25.0 million, which was undrawn as of December 31, 2011, with an uncommitted incremental facility of up to $50.0 million. No amounts were outstanding under the revolving credit facility at December 31, 2011. There is no scheduled amortization of the credit facility with it being due and payable in full at its April 2016 maturity. The Partnership, upon the closing of the credit facility, made a special distribution of approximately $87.2 million to CRLLC, in order to, among other things, fund the offer to purchase CRLLC's senior secured notes required upon consummation of the Partnership IPO. The credit facility is used to finance on-going working capital, capital expenditures, letters of credit issuances and general needs of CRNF.
Borrowings under the credit facility bear interest based on a pricing grid determined by the trailing four quarter leverage ratio. The initial pricing for Eurodollar rate loans under the credit facility is the Eurodollar rate plus a margin of 3.50% or, for base rate loans, the prime rate plus 2.50%. Under its terms, the lenders under the credit facility were granted a perfected, first priority security interest (subject to certain customary exceptions) in substantially all of the assets of CRNF and the Partnership and all of the capital stock of CRNF and each domestic subsidiary owned by the Partnership or CRNF.
The credit facility requires the Partnership to maintain a minimum interest coverage ratio and a maximum leverage ratio and contains customary covenants for a financing of this type that limit, subject to certain exceptions, the incurrence of additional indebtedness or guarantees, the creation of liens on assets, the ability to dispose of assets, the ability to make restricted payments, investments and acquisitions, sale-leaseback transactions and affiliate transactions. The credit facility provides that the Partnership can make distributions to holders of its common units provided, among other things, it is in compliance with the leverage ratio and interest coverage ratio on a pro forma basis after giving effect to any distribution and there is no default or event of default under the credit facility. As of December 31, 2011, CRNF was in compliance with the covenants of the credit facility.
In connection with the credit facility, CRNF has incurred lender and other third party costs of approximately $4.8 million. The costs associated with the credit facility have been deferred and are being amortized over the term of the credit facility as interest expense using the effective-interest amortization method for the term loan facility and the straight-line method for the revolving credit facility.
Lease Obligations
As a result of the Wynnewood Acquisition, the Company acquired certain lease assets and assumed related capital lease obligations. See Note 3 ("Wynnewood Acquisition") for further discussion. The capital lease relates to a sales-lease back agreement with Sunoco Pipeline, L.P. for its membership interest in the Excel Pipeline. The lease has 214 months remaining through September 2029. See Note 17 ("Commitments and Contingencies") for further discussion.
The financing agreement relates to the Magellan Pipeline terminals, bulk terminal and loading facility. The lease has 213 months remaining and will expire in September 2029.
Future payments required under capital lease at December 31, 2011 are as follows:

Capital Lease
(in thousands)
2012	$6,239
2013	6,269
2014	6,312
2015	6,355
2016	6,412
2017 and thereafter	83,199

Total future payments	114,786
Less: amount representing interest	61,567

Present value of future minimum payments	53,219
Less: current portion	960

Long-term portion	$52,259

First Priority Credit Facility
Until April 6, 2010, CRLLC maintained the tranche D term loan totaling approximately $453.3 million. As discussed above, this amount was paid in full with the proceeds of the issuance of the Notes. As of December 31, 2010, the first priority credit facility consisted of a $150.0 million revolving credit facility. As of December 31, 2010, CRLLC had approximately $70.4 million of outstanding letters of credit consisting of approximately $0.2 million in letters of credit in support of certain environmental obligations and approximately $30.6 million in letters of credit to secure transportation services for crude oil and two standby letters of credit totaling approximately $39.7 million issued in support of the purchase of feedstocks. As discussed above the first priority credit facility was terminated on February 22, 2011 and was replaced with an ABL credit facility. As of December 31, 2010, the Company had no borrowings outstanding under the first priority revolving credit facility and had aggregate availability of approximately $79.6 million under the first priority revolving credit facility.
CRLLC's first priority credit facility contained customary restrictive covenants applicable to CRLLC, including, but not limited to, limitations on the level of additional indebtedness, commodity agreements, capital expenditures, payment of dividends, creation of liens, and sale of assets.
(14) Earnings Per Share
The computations of the basic and diluted earnings per share for the year ended December 31, 2011, 2010 and 2009 are as follows:

	For the Year Ended December 31,
	2011	2010	2009
	(in thousands, except share data)
Net income attributable to CVR Energy stockholders	$345,776	$14,290	$69,354
Weighted-average number of shares of common stock outstanding	86,493,735	86,340,342	86,248,205
Effect of dilutive securities:
Non-vested common stock	1,268,471	448,837	94,228
Stock options	4,367	—	—
Weighted-average number of shares of common stock outstanding assuming dilution	87,766,573	86,789,179	86,342,433
Basic earnings per share	$4.00	$0.17	$0.80
Diluted earnings per share	$3.94	$0.16	$0.80
Outstanding stock options totaling 18,533, 22,900 and 32,350 common shares were excluded from the diluted earnings per share calculation for the years ended December 31, 2011, 2010 and 2009, respectively, as they were antidilutive.
(15) Comprehensive Income (Loss)

The Company has other comprehensive income (loss) resulting from unrealized gains and losses related to its available-for-sale securities and hedging instruments. The comprehensive income is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Net income	$378,559	$14,290	$69,354
Other comprehensive income (loss):
Net unrealized gain (loss) on available-for-sale securities, net of tax of $(1), $2, $0	(1)	2	—
Change in fair value of cash flow hedge, net of tax of $(1,235), $0, $0	(1,899)	—	—
Reclassification adjustment to net income on partial settlement of cash flow hedge	167	—	—
Other comprehensive income (loss)	376,826	14,292	69,354
Less: Other comprehensive income (loss) attributable to noncontrolling interest	32,060	—	—
Comprehensive income attributable to CVR stockholders	$344,766	$14,292	$69,354
(16) Benefit Plans
CVR sponsors three defined-contribution 401(k) plans (the "Plans") for all employees. Participants in the Plans may elect to contribute up to 50% of their annual salaries, and up to 100% of their annual income sharing. CVR matches up to 75% of the first 6% of the participant's contribution for the nonunion plan, 75% of the first 6% of the participant's contribution for the CVR union plan, and 80% on the first 5% of the participant's contributions plus a 3% employer contribution each pay period for the Wynnewood union plan. All Plans are administered by CVR and contributions for the union plans are determined in accordance with provisions of negotiated labor contracts. Participants in all Plans are immediately vested in their individual contributions. All Plans have a three year vesting schedule for CVR's matching funds and contain a provision to count service with any predecessor organization. CVR's contributions under the Plans were approximately $2.3 million, $2.2 million and $2.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. The Wynnewood Union 401(k) Plan became effective with the Wynnewood Acquisition on December 16, 2011. Participants include all Wynnewood union employees. Wynnewood non-union employees are participants in the CVR 401(k) Plan.
(17) Commitments and Contingencies
The minimum required payments for CVR's lease agreements and unconditional purchase obligations are as follows:

Year Ending December 31,	Operating Leases	Unconditional Purchase Obligations(1)
	(in thousands)
2012	$8,793	$102,164
2013	8,022	101,164
2014	6,076	101,244
2015	4,566	93,819
2016	3,776	94,155
Thereafter	8,332	411,408
	$39,565	$903,954
(1) This amount includes approximately $500.9 million payable ratably over ten years pursuant to petroleum transportation service agreements between CRRM and TransCanada Keystone Pipeline, LP ("TransCanada"). Under the agreements, CRRM would receive transportation of at least 25,000 barrels per day of crude oil with a delivery point at Cushing, Oklahoma for a term of ten years on TransCanada's Keystone pipeline system. CRRM began receiving crude oil under the agreements in the first quarter of 2011.
CVR leases various equipment, including rail cars, and real properties under long-term operating leases expiring at various dates. For the years ended December 31, 2011, 2010 and 2009, lease expense totaled approximately $5.1 million, $5.1 million and $5.1 million, respectively. The lease agreements have various remaining terms. Some agreements are renewable, at CVR's option, for additional periods. It is expected, in the ordinary course of business, that leases will be renewed or replaced as they expire.
Additionally, in the normal course of business, the Company has long-term commitments to purchase oxygen, nitrogen, electricity, storage capacity and pipeline transportation services. See below for further discussion and related expense of material long-term commitments.
CRNF has an agreement with the City of Coffeyville (the "City") pursuant to which it must make a series of future payments for the supply, generation and transmission of electricity and City margin based upon agreed upon rates. This agreement has an expiration of July 1, 2019. Effective August 2008 and through July 2010, the City began charging a higher rate for electricity than what had been agreed to in the contract. CRNF filed a lawsuit to have the contract enforced as written and to recover other damages. CRNF paid the higher rates under protest and subject to the lawsuit in order to obtain the electricity. In August 2010, the lawsuit was settled and CRNF received a return of funds totaling approximately $4.8 million. This return of funds was recorded in direct operating expenses (exclusive of depreciation and amortization) in the Consolidated Statements of Operations during the third quarter of 2010. In connection with the settlement, the electrical services agreement was amended. As a result of the amendment, the annual committed contractual payments are estimated to be approximately $1.9 million and the estimated remaining obligation of CRNF totaled approximately $14.9 million through July 1, 2019. These estimates are subject to change based upon the Company's actual usage.
CRRM has a Pipeline Construction, Operation and Transportation Commitment Agreement with Plains Pipeline, L.P. ("Plains Pipeline") pursuant to which Plains Pipeline constructed a crude oil pipeline from Cushing, Oklahoma to Caney, Kansas. The term of the agreement expires on March 1, 2025. Pursuant to the agreement, CRRM transported approximately 80,000 barrels per day of its crude oil requirements for the Coffeyville refinery at a fixed charge per barrel for the first five years of the agreement and for the remaining fifteen years of the agreement, CRRM must transport all of its non-gathered crude oil up to the capacity of the Plains Pipeline. The rate is subject to a Federal Energy Regulatory Commission ("FERC") tariff and is subject to change on an annual basis per the agreement. Lease expense associated with this agreement and included in cost of product sold (exclusive of depreciation and amortization) for the years ended December 31, 2011, 2010 and 2009, totaled approximately $9.8 million, $11.4 million and $11.0 million, respectively.
During 2005, CRRM entered into a Pipeage Contract with Mid-American Pipeline Company ("MAPL") pursuant to which CRRM agreed to ship a minimum quantity of NGLs on an inbound pipeline operated by MAPL between Conway, Kansas and Coffeyville, Kansas. Pursuant to the contract, CRRM is obligated to ship 2 million barrels ("Minimum Commitment") of NGLs per year at a fixed rate per barrel . All barrels above the Minimum Commitment are at a different fixed rate per barrel. The rates are subject to a tariff approved by the Kansas Corporation Commission ("KCC") and are subject to change throughout the term of this contract as ordered by the KCC. In 2011, MAPL filed an application with KCC to increase rates, as discussed in further detail below in the Litigation section. Lease expense associated with this contract agreement and included in cost of product sold (exclusive of depreciation and amortization) for the years ended December 31, 2011, 2010 and 2009, totaled approximately $1.3 million, $2.4 million and $2.4 million, respectively.
During 2004, CRRM entered into a Transportation Services Agreement with CCPS Transportation, LLC ("CCPS") pursuant to which CCPS reconfigured an existing pipeline ("Spearhead Pipeline") to transport Canadian sourced crude oil to Cushing, Oklahoma. The agreement expires March 1, 2016. Pursuant to the agreement and pursuant to options for increased capacity which CRRM has exercised, CRRM is obligated to pay an incentive tariff, which is a fixed rate per barrel for a minimum of 10,000 barrels per day. Lease expense associated with this agreement included in cost of product sold (exclusive of depreciation and amortization) for the years ended December 31, 2011, 2010 and 2009, totaled approximately $8.4 million, $16.6 million and $9.7 million, respectively.
During 2004, CRRM entered into a Terminalling Agreement with Plains Marketing, LP ("Plains") whereby CRRM has the exclusive storage rights for working storage, blending, and terminalling services at several Plains tanks in Cushing, Oklahoma. During 2007, CRRM entered into an Amended and Restated Terminalling Agreement with Plains that replaced the 2004 agreement. Pursuant to the Amended and Restated Terminalling Agreement, CRRM is obligated to pay fees on a minimum throughput volume commitment of 29.2 million barrels per year. Fees are subject to change annually based on changes in the Consumer Price Index ("CPI-U") and the Producer Price Index ("PPI-NG"). Expenses associated with this agreement, included in cost of product sold (exclusive of depreciation and amortization) for the years ended December 31, 2011, 2010 and 2009, totaled approximately $2.4 million, $2.5 million and $2.6 million, respectively. The original term of the Amended and Restated Terminalling Agreement expires December 31, 2014, but is subject to annual automatic extensions of one year beginning two years and one day following the effective date of the agreement, and successively every year thereafter unless either party elects not to extend the agreement. Concurrently with the above-described Amended and Restated Terminalling Agreement, CRRM entered into a separate Terminalling Agreement with Plains whereby CRRM has obtained additional exclusive storage rights for working storage and terminalling services at several Plains tanks in Cushing, Oklahoma. CRRM is obligated to pay Plains fees based on the storage capacity of the tanks involved, and such fees are subject to change annually based on changes in the Producer Price Index ("PPI-FG" and "PPI-NG"). Expenses associated with this Terminalling Agreement totaled approximately $3.3 million, $3.1 million and $3.5 million for 2011, 2010 and 2009, respectively. Select tanks covered by this agreement have been designated as delivery points for crude oil.
During 2005, CRNF entered into the Amended and Restated On-Site Product Supply Agreement with The Boc Group, Inc. (as predecessor in interest to Linde LLC). Pursuant to the agreement, which expires in 2020, CRNF is required to take as available and pay approximately $300,000 per month, which amount is subject to annual inflation adjustments, for the supply of oxygen and nitrogen to the fertilizer operation. Expenses associated with this agreement included in direct operating expenses (exclusive of depreciation and amortization) for the years ended December 31, 2011, 2010 and 2009, totaled approximately $4.2 million, $4.7 million and $4.1 million, respectively.
During 2006, CRRM entered into a Lease Storage Agreement with Enterprise Crude Pipeline LLC ("Enterprise") (as successor in interest to TEPPCO Crude Pipeline, L.P.) whereby CRRM leases tank capacity at Enterprise's Cushing tank farm in Cushing, Oklahoma. In September 2006, CRRM exercised its option to increase the shell capacity leased at the facility subject to this agreement. Pursuant to the agreement, CRRM is obligated to pay a monthly per barrel fee regardless of the number of barrels of crude oil actually stored at the leased facilities. Expenses associated with this agreement included in cost of product sold (exclusive of depreciation and amortization) for the years ended December 31, 2011, 2010 and 2009, totaled approximately $1.8 million, $1.3 million and $1.3 million, respectively. CRRM and Enterprise entered into a new five-year lease agreement for the above-described tank capacity effective March 1, 2011.
On October 10, 2008, the Company, through its wholly-owned subsidiaries entered into ten year agreements with Magellan Pipeline Company LP ("Magellan") that will allow for the transportation of an additional 20,000 barrels per day of refined fuels from the Company's Coffeyville, Kansas refinery and the storage of refined fuels on the Magellan system. CRRM commenced usage of the capacity lease in December 2009 and the storage of refined fuels commenced in April 2010. Expenses associated with this agreement included in cost of product sold (exclusive of depreciation and amortization) for the years ended December 31, 2011, 2010 and 2009, totaled $0.7 million, $0.6 million and $60,000, respectively.
CRNF entered into a sales agreement with Cominco Fertilizer Partnership on November 20, 2007 to purchase equipment and materials which comprise a nitric acid plant. CRNF's obligation related to the execution of the agreement in 2007 for the purchase of the assets was approximately $3.5 million. On May 25, 2009, CRNF and Cominco amended the contract increasing the liability to approximately $4.3 million, of which approximately $2.3 million has been paid. In consideration of the increased liability, the timeline for removal of the equipment and payment schedule was extended. The amendment sets forth payment milestones based upon the timing of removal of identified assets. The balance of the assets purchased is now anticipated to be removed during the first quarter of 2012. Additionally, as of December 31, 2011, approximately $2.9 million was accrued for the dismantling and removal of the unit. As of December 31, 2011, the Partnership had accrued a total of $4.9 million with respect to the nitric acid plant and the related dismantling obligation, which was included in accrued expenses and other current liabilities. The related asset amounts are included in construction-in-progress at December 31, 2011.
On December 15, 2011, the Company consummated the Wynnewood Acquisition, which resulted in the assumption of certain agreements. The Company assumed a throughput and deficiency agreement with Excel Pipeline LLC that expires in 2020. Under the agreement, the Company is obligated to pay a tariff fee on the minimum daily volume of crude oil or else pay for any deficiencies. Expenses associated with the throughput and deficiency agreement are estimated to be approximately $4.0 million per year.
Litigation
From time to time, the Company is involved in various lawsuits arising in the normal course of business, including matters such as those described below under, "Environmental, Health, and Safety ("EHS") Matters." Liabilities related to such litigation are recognized when the related costs are probable and can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. It is possible that management's estimates of the outcomes will change within the next year due to uncertainties inherent in litigation and settlement negotiations. In the opinion of management, the ultimate resolution of any other litigation matters is not expected to have a material adverse effect on the accompanying consolidated financial statements. There can be no assurance that management's beliefs or opinions with respect to liability for potential litigation matters are accurate.
Samson Resources Company, Samson Lone Star, LLC and Samson Contour Energy E&P, LLC (together, "Samson") filed fifteen lawsuits in federal and state courts in Oklahoma and two lawsuits in state courts in New Mexico against CRRM and other defendants between March 2009 and July 2009. In addition, in May 2010, separate groups of plaintiffs (the "Anstine and Arrow cases") filed two lawsuits against CRRM and other defendants in state court in Oklahoma and Kansas. All of the lawsuits filed in state court were removed to federal court. All of the lawsuits (except for the New Mexico suits, which remained in federal court in New Mexico) were then transferred to the Bankruptcy Court for the United States District Court for the District of Delaware, where the Sem Group bankruptcy resides. In March 2011, CRRM was dismissed without prejudice from the New Mexico suits. In March 2011, CRRM was dismissed without prejudice from the New Mexico suits. All of the lawsuits allege that Samson or other respective plaintiffs sold crude oil to a group of companies, which generally are known as SemCrude or SemGroup (collectively, "Sem"), which later declared bankruptcy and that Sem has not paid such plaintiffs for all of the crude oil purchased from Sem. The Samson lawsuits further allege that Sem sold some of the crude oil purchased from Samson to J. Aron & Company ("J. Aron") and that J. Aron sold some of this crude oil to CRRM. All of the lawsuits seek the same remedy, the imposition of a trust, an accounting and the return of crude oil or the proceeds therefrom. The amount of the plaintiffs' alleged claims is unknown since the price and amount of crude oil sold by the plaintiffs and eventually received by CRRM through Sem and J. Aron, if any, is unknown. CRRM timely paid for all crude oil purchased from J. Aron. On January 26, 2011, CRRM and J. Aron entered into an agreement whereby J. Aron agreed to indemnify and defend CRRM from any damage, out-of-pocket expense or loss in connection with any crude oil involved in the lawsuits which CRRM purchased through J. Aron, and J. Aron agreed to reimburse CRRM's prior attorney fees and out-of-pocket expenses in connection with the lawsuits. Samson and CRRM have entered a stipulation of dismissal with respect to all of the Samson cases and the Samson cases were dismissed with prejudice on February 8, 2012. The dismissal does not pertain to the Anstine and Arrow cases.
CRNF received a ten year property tax abatement from Montgomery County, Kansas in connection with the construction of the nitrogen fertilizer plant that expired on December 31, 2007. In connection with the expiration of the abatement, the county reassessed CRNF's nitrogen fertilizer plant and classified the nitrogen fertilizer plant as almost entirely real property instead of almost entirely personal property. The reassessment resulted in an increase in CRNF's annual property tax expense by an average of approximately $10.7 million per year for the years ended December 31, 2008 and December 31, 2009, $11.7 million for the year ended December 31, 2010 and $11.4 million for the year ended December 31, 2011. CRNF does not agree with the county's classification of its nitrogen fertilizer plant and has been disputing it before the Kansas Court of Tax Appeals ("COTA"). However, CRNF has fully accrued and paid the property taxes the county claims are owed for the years ended December 31, 2010, 2009 and 2008, and has fully accrued such amounts for the year ended December 31, 2011. The first payment in respect of CRNF's 2011 property taxes was paid in December 2011 and the second payment will be made in May 2012. This property tax expense is reflected as a direct operating expense in our financial results. In January 2012 COTA issued a ruling indicating that the assessment in 2008 of CRNF's fertilizer plant as almost entirely real property instead of almost entirely personal property was appropriate. CRNF disagrees with the ruling and filed a petition for reconsideration with COTA (which was denied) and plans to file an appeal to the Kansas Court of Appeals. CRNF is also protesting the valuation of the CRNF fertilizer plant for tax years 2009 through 2011, which cases remain pending before COTA. If CRNF is successful in having the nitrogen fertilizer plant reclassified as personal property, in whole or in part, then a portion of the accrued and paid expenses would be refunded to CRNF, which could have a material positive effect on CRNF's and the Company's results of operations. If CRNF is not successful in having the nitrogen fertilizer plant reclassified as personal property, in whole or in part, then CRNF expects that it will continue to pay property taxes at elevated rates.
On July 25, 2011, Mid-America Pipeline Company, LLC ("MAPL") filed an application with the Kansas Corporation Commission ("KCC") for the purpose of establishing rates ("New Rates") effective October 1, 2011 for pipeline transportation service on MAPL's liquids pipelines running between Conway, Kansas and Coffeyville, Kansas ("Inbound Line") and between Coffeyville, Kansas and El Dorado, Kansas ("Outbound Line"). CRRM currently ships refined fuels on the Outbound Line pursuant to transportation rates established by a pipeline capacity lease with MAPL which expired September 30, 2011 and CRRM currently ships natural gas liquids on the Inbound Line pursuant to a pipeage contract which also expired September 30, 2011. Although CRRM intends to vigorously contest the New Rates at the KCC, if MAPL is successful in obtaining the entirety of its proposed rate increase, under CRRM's historic pipeline usage patterns, the New Rates would result in a total annual increase of approximately $14.75 million for CRRM's use of the Inbound and the Outbound Lines. On September 30, 2011, the KCC issued an order continuing, on an interim basis, the existing rates for the Inbound Line and the Outbound Line from October 1, 2011 until the KCC issues its final rate order in the second quarter of 2012. The interim rates are subject to a true-up based upon the difference, if any, between the interim rates and the final rates approved by the KCC. In addition, on September 21, 2011, MAPL filed an application with the U.S. Federal Energy Regulatory Commission ("FERC") for a rate increase on the Outbound Line with respect to shipments with an interstate destination. On October 28, 2011 FERC issued an order allowing MAPL to place its increased rate into effect October 1, 2011 with respect to interstate shipments, subject to refund based on the final outcome of the FERC proceedings. Historically, the majority of CRRM's shipments on the Outbound Line are to Kansas intrastate destinations and therefore, are subject to KCC and not FERC rate regulation.
Flood, Crude Oil Discharge and Insurance

Crude oil was discharged from the Company's Coffeyville refinery on July 1, 2007, due to the short amount of time available to shut down and secure the refinery in preparation for the flood that occurred on June 30, 2007. In connection with the discharge, the Company received in May 2008, notices of claims from sixteen private claimants under the Oil Pollution Act ("OPA") in an aggregate amount of approximately $4.4 million (plus punitive damages). In August 2008, those claimants filed suit against the Company in the United States District Court for the District of Kansas in Wichita (the "Angleton Case"). In October 2009 and June 2010, companion cases to the Angleton Case were filed in the United States District Court for the District of Kansas in Wichita, seeking a total of approximately $3.2 million (plus punitive damages) for three additional plaintiffs as a result of the July 1, 2007 crude oil discharge. The Company has settled all of the claims with the plaintiffs from the Angleton Case and has settled all of the claims except for one of the plaintiffs from the companion cases. The settlements did not have a material adverse effect on the consolidated financial statements. The Company believes that the resolution of the remaining claim will not have a material adverse effect on the consolidated financial statements.
As a result of the crude oil discharge that occurred on July 1, 2007, the Company entered into an administrative order on consent (the "Consent Order") with the U.S. Environmental Protection Agency ("EPA") on July 10, 2007. As set forth in the Consent Order, the EPA concluded that the discharge of crude oil from the Company's Coffeyville refinery caused an imminent and substantial threat to the public health and welfare. Pursuant to the Consent Order, the Company agreed to perform specified remedial actions to respond to the discharge of crude oil from the Company's refinery. The substantial majority of all required remedial actions were completed by January 31, 2009. The Company prepared and provided its final report to the EPA in January 2011 to satisfy the final requirement of the Consent Order. In April 2011, the EPA provided the Company with a notice of completion indicating that the Company has no continuing obligations under the Consent Order, while reserving its rights to recover oversight costs and penalties.
On October 25, 2010, the Company received a letter from the United States Coast Guard on behalf of the EPA seeking approximately $1.8 million in oversight cost reimbursement. The Company responded by asserting defenses to the Coast Guard's claim for oversight costs. On September 23, 2011, the United States Department of Justice ("DOJ"), acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansas seeking (i) recovery from CRRM of EPA's oversight costs, (ii) a civil penalty under the Clean Water Act (as amended by the OPA) and (iii) recovery from CRRM related to alleged non-compliance with the Clean Air Act's Risk Management Program ("RMP"). (See "Environmental, Health and Safety ("EHS") Matters" below.)
The Company is seeking insurance coverage for this release and for the ultimate costs for remediation and third-party property damage claims. On July 10, 2008, the Company filed a lawsuit in the United States District Court for the District of Kansas against certain of the Company's environmental insurance carriers requesting insurance coverage indemnification for the June/July 2007 flood and crude oil discharge losses. Each insurer reserved its rights under various policy exclusions and limitations and cited potential coverage defenses. Although the Court has now issued summary judgment opinions that eliminate the majority of the insurance defendants' reservations and defenses, the Company cannot be certain of the ultimate amount or timing of such recovery because of the difficulty inherent in projecting the ultimate resolution of the Company's claims. The Company has received $25 million of insurance proceeds under its primary environmental liability insurance policy which constitutes full payment to the Company of the primary pollution liability policy limit.
The lawsuit with the insurance carriers under the environmental policies remains the only unsettled lawsuit with the insurance carriers.
Environmental, Health, and Safety ("EHS") Matters
CRRM, Coffeyville Resources Crude Transportation, LLC ("CRCT"), Coffeyville Resources Terminal, LLC ("CRT"), Wynnewood Refining Company LLC ("WRC"), all of which are wholly-owned subsidiaries of CVR, and CRNF are subject to various stringent federal, state, and local EHS rules and regulations. Liabilities related to EHS matters are recognized when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, site-specific costs, and currently enacted laws and regulations. In reporting EHS liabilities, no offset is made for potential recoveries.
CRRM, CRNF, CRCT, WRC and CRT own and/or operate manufacturing and ancillary operations at various locations directly related to petroleum refining and distribution and nitrogen fertilizer manufacturing. Therefore, CRRM, CRNF, CRCT, WRC and CRT have exposure to potential EHS liabilities related to past and present EHS conditions at these locations.
CRRM and CRT have agreed to perform corrective actions at the Coffeyville, Kansas refinery and the Phillipsburg, Kansas terminal facility, pursuant to Administrative Orders on Consent issued under the Resource Conservation and Recovery Act ("RCRA") to address historical contamination by the prior owners (RCRA Docket No. VII-94-H-0020 and Docket No. VII-95-

H-011, respectively). As of December 31, 2011 and 2010, environmental accruals of approximately $1.9 million and $4.1 million, respectively, were reflected in the Consolidated Balance Sheets for probable and estimated costs for remediation of environmental contamination under the RCRA Administrative Orders, for which approximately $0.5 million and $1.5 million, respectively, are included in other current liabilities. The Company's accruals were determined based on an estimate of payment costs through 2031, for which the scope of remediation was arranged with the EPA, and were discounted at the appropriate risk free rates at December 31, 2011 and 2010, respectively. The accruals include estimated closure and post-closure costs of approximately $0.9 million and $0.9 million for two landfills at December 31, 2011 and 2010, respectively. The estimated future payments for these required obligations are as follows:

Year Ending December 31,	Amount
(in thousands)
2012	$493
2013	166
2014	166
2015	166
2016	109
Thereafter	1,077
Undiscounted total	2,177
Less amounts representing interest at 1.69%	225
Accrued environmental liabilities at December 31, 2011	$1,952
Management periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, management believes that the accruals established for environmental expenditures are adequate.
In 2007, the EPA promulgated the Mobile Source Air Toxic II ("MSAT II") rule that requires the reduction of benzene in gasoline by 2011. CRRM and WRC are considered to be small refiners under the MSAT II rule and compliance with the rule is extended until 2015 for small refiners. Capital expenditures to comply with the rule are expected to be approximately $10.0 million.
CRRM's refinery is subject to the Renewable Fuel Standard ("RFS") which requires refiners to blend "renewable fuels" in with their transportation fuels or purchase renewable energy credits in lieu of blending. The EPA is required to determine and publish the applicable annual renewable fuel percentage standards for each compliance year by November 30 for the forthcoming year. The percentage standards represent the ratio of renewable fuel volume to gasoline and diesel volume. Thus, in 2011, about 8% of all fuel used will be "renewable fuel." In 2012, the EPA has proposed to raise the renewable fuel percentage standards to about 9%. Due to mandates in the RFS requiring increasing volumes of renewable fuels to replace petroleum products in the U.S. motor fuel market, there may be a decrease in demand for petroleum products. In addition, CRRM may be impacted by increased capital expenses and production costs to accommodate mandated renewable fuel volumes to the extent that these increased costs cannot be passed on to the consumers. CRRM's small refiner status under the original RFS expired on December 31, 2010. Beginning on January 1, 2011, CRRM was required to blend renewable fuels into its gasoline and diesel fuel or purchase renewable energy credits, known as Renewable Identification Numbers (RINs) in lieu of blending. For the year ended December 31, 2011, CRRM incurred approximately $19.0 million of expense associated with the purchasing RINs which was included in cost of product sold in the Consolidated Statements of Operations. To achieve compliance with the renewable fuel standard for the remainder of 2011, CRRM is able to blend a small amount of ethanol into gasoline sold at its refinery loading rack, but otherwise will have to purchase RINs to comply with the rule. CRRM has requested "hardship relief" from EPA based on the disproportionate economic impact of the rule on CRRM, but the EPA denied CRRM's request on February 17, 2012. CRRM may appeal the denial of its hardship petition.
WRC's refinery is a small refinery under the RFS and has received a two year extension of time to comply. Therefore, WRC will have to begin complying with the RFS in 2013 unless a further extension is requested and granted.
In March 2004, CRRM and CRT entered into a Consent Decree (the "Consent Decree") with the EPA and the Kansas Department of Health and Environment (the "KDHE") to resolve air compliance concerns raised by the EPA and KDHE related to Farmland Industries Inc.'s ("Farmland") prior ownership and operation of the Coffeyville crude oil refinery and the now-closed Phillipsburg terminal facilities. Under the Consent Decree, CRRM agreed to install controls to reduce emissions of sulfur dioxide, nitrogen oxides and particulate matter from its FCCU by January 1, 2011. In addition, pursuant to the Consent

Decree, CRRM and CRT assumed cleanup obligations at the Coffeyville refinery and the now-closed Phillipsburg terminal facilities. The remaining costs of complying with the Consent Decree are expected to be approximately $49 million, of which approximately $47 million is expected to be capital expenditures which does not include the cleanup obligations for historic contamination at the site that are being addressed pursuant to administrative orders issued under RCRA. To date, CRRM and CRT have materially complied with the Consent Decree. On June 30, 2009, CRRM submitted a force majeure notice to the EPA and KDHE in which CRRM indicated that it may be unable to meet the Consent Decree's January 1, 2011 deadline related to the installation of controls on the FCCU to reduce emissions of sulfur dioxide and nitrogen oxides because of delays caused by the June/July 2007 flood. In February 2010, CRRM and the EPA agreed to a fifteen month extension of the January 1, 2011, deadline for the installation of controls which was approved by the Court as a material modification to the existing Consent Decree. Pursuant to this agreement, CRRM agreed to offset any incremental emissions resulting from the delay by providing additional controls to existing emission sources over a set timeframe.
In the meantime, CRRM has been negotiating with the EPA and KDHE to replace the current Consent Decree, including the fifteen month extension, with a global settlement under the National Petroleum Refining Initiative. Over the course of the last decade, the EPA has embarked on a national Petroleum Refining Initiative alleging industry-wide noncompliance with four "marquee" issues under the Clean Air Act: New Source Review, Flaring, Leak Detection and Repair, and Benzene Waste Operations NESHAP. The National Petroleum Refining Initiative has resulted in most U.S. refineries entering into consent decrees imposing civil penalties and requiring the installation of expenditures for pollution control equipment and enhanced operating procedures. The EPA has indicated that it will seek to have all refiners enter into "global settlements" pertaining to all "marquee" issues. The Consent Decree covers some, but not all, of the "marquee" issues. The Company has been negotiating with the EPA to expand the 2004 Consent Decree obligations to include all of the "marquee" issues under the Petroleum Refining Initiative, and have reached an agreement which includes an agreement to further extend the deadline for the installation of controls on the FCCU. Under the global settlement, the Company will be required to pay a civil penalty, but the incremental capital expenditures would not be material and would be limited primarily to the retrofit and replacement of heaters and boilers over a five to seven year timeframe. The new Consent Decree is awaiting EPA final approval after which it will be lodged with the court and then submitted for public notice and comment before it becomes final.
On February 24, 2010, the Company received a letter from the DOJ on behalf of the EPA seeking an approximately $0.9 million civil penalty related to alleged late and incomplete reporting of air releases in violation of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the Emergency Planning and Community Right-to-Know Act ("EPCRA"). The Company has reached an agreement with EPA to resolve these claims. The resolution will be included in the Consent Decree under the National Petroleum Refining Initiative described in the previous paragraph.
The EPA has investigated CRRM's operation for compliance with the RMP. On September 23, 2011, the DOJ, acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansas (in addition to the matters described above, see "Flood, Crude Oil Discharge and Insurance") seeking recovery from CRRM related to alleged non-compliance with the RMP.
From time to time, the EPA has conducted inspections and issued information requests to CRNF with respect to the Company's compliance with the RMP and the release reporting requirements under CERCLA and the EPCRA. These previous investigations have resulted in the issuance of preliminary findings regarding CRNF's compliance status. In the fourth quarter of 2010, following CRNF's reported release of ammonia from its cooling water system and the rupture of its UAN vessel (which released ammonia and other regulated substances), the EPA conducted its most recent inspection and issued an additional request for information to CRNF. The EPA has not made any formal claims against the Company and the Company has not accrued for any liability associated with the investigations or releases.
Environmental expenditures are capitalized when such expenditures are expected to result in future economic benefits. For the years ended December 31, 2011, 2010 and 2009, capital expenditures were approximately $7.6 million, $13.7 million and $24.4 million, respectively, and were incurred to improve the environmental compliance and efficiency of the operations.
CRRM, CRNF, CRCT, WRC and CRT each believe it is in substantial compliance with existing EHS rules and regulations. There can be no assurance that the EHS matters described above or other EHS matters which may develop in the future will not have a material adverse effect on the business, financial condition, or results of operations.
(18) Fair Value Measurements
In September 2006, the FASB issued ASC Topic 820 - Fair Value Measurements and Disclosures ("ASC 820"). ASC 820 established a single authoritative definition of fair value when accounting rules require the use of fair value, set out a framework for measuring fair value and required additional disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.
ASC 820 discusses valuation techniques, such as the market approach (prices and other relevant information generated by market conditions involving identical or comparable assets or liabilities), the income approach (techniques to convert future amounts to single present amounts based on market expectations including present value techniques and option-pricing), and the cost approach (amount that would be required to replace the service capacity of an asset which is often referred to as replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:
Level 1 - Quoted prices in active market for identical assets and liabilities

Level 2 - Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities)

Level 3 - Significant unobservable inputs (including the Company's own assumptions in determining the fair value)
The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, as of December 31, 2011 and 2010:

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	(in thousands)
Location and Description:
Cash equivalents	$187,327	$—	$—	$187,327
Other current assets (marketable securities)	25	—	—	25
Other current assets (other derivative agreements)	—	63,051	—	63,051
Other long-term assets (other derivative agreements)	—	18,831	—	18,831
Total Assets	$187,352	$81,882	$—	$269,234
Other current liabilities (interest rate swap)	—	(905)	—	(905)
Other long-term liabilities (interest rate swap)	—	(1,483)	—	(1,483)
Total Liabilities	$—	$(2,388)	$—	$(2,388)

	December 31, 2010
	Level 1	Level 2	Level 3	Total
	(in thousands)
Location and Description:
Cash equivalents	$70,052	$—	$—	$70,052
Other current assets (marketable securities)	26	—	—	26
Total Assets	$70,078	$—	$—	$70,078
Other current liabilities (Other derivative agreements)	—	(4,043)	—	(4,043)
Total Liabilities	$—	$(4,043)	$—	$(4,043)
As of December 31, 2011, the only financial assets and liabilities that are measured at fair value on a recurring basis are the Company's cash equivalents, available-for-sale marketable securities and derivative instruments. Additionally, the fair value of the Company's Notes is disclosed in Note 13 ("Long-Term Debt"). The Company's commodity derivative contracts giving rise to an asset under Level 2 are valued using broker quoted market prices of similar commodity contracts. The Partnership has an interest rate swap that is measured at fair value on a recurring basis using Level 2 inputs. The fair value of these interest rate swap instruments are based on discounted cash flow models that incorporate the cash flows of the derivatives, as well as the current LIBOR rate and a forward LIBOR curve, along with other observable market inputs. The Company had no transfers of assets or liabilities between any of the above levels during the year ended December 31, 2011.
(19) Derivative Financial Instruments
Gain (loss) on derivatives, net consisted of the following:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Realized gain (loss) on swap agreements	$—	$—	$(14,331)
Unrealized gain (loss) on swap agreements	—	—	(40,903)
Realized gain (loss) on other derivative agreements	(7,182)	721	(6,646)
Unrealized gain (loss) on other derivative agreements	85,262	(2,196)	(1,847)
Realized gain (loss) on interest rate swap agreements	—	(2,860)	(6,518)
Unrealized gain (loss) on interest rate swap agreements	—	2,830	4,959
Total gain (loss) on derivatives, net	$78,080	$(1,505)	$(65,286)
CVR is subject to price fluctuations caused by supply conditions, weather, economic conditions, interest rate fluctuations and other factors. To manage price risk on crude oil and other inventories and to fix margins on certain future production, the Company from time to time enters into various commodity derivative transactions. The Company, as further described below, entered into certain commodity derivate contracts and an interest rate swap as required by the long-term debt agreements. The commodity derivative contracts are for the purpose of managing price risk on crude oil and finished goods and the interest rate swap was for the purpose of managing interest rate risk until September 30, 2010.
CVR has adopted accounting standards which impose extensive record-keeping requirements in order to designate a derivative financial instrument as a hedge. CVR holds derivative instruments, such as exchange-traded crude oil futures and certain over-the-counter forward swap agreements, which it believes provide an economic hedge on future transactions, but such instruments are not designated as hedges for GAAP purposes. Gains or losses related to the change in fair value and periodic settlements of these derivative instruments are classified as gain (loss) on derivatives, net in the Consolidated Statements of Operations.
CVR maintains a margin account to facilitate other commodity derivative activities. A portion of this account may include funds available for withdrawal. These funds are included in cash and cash equivalents within the Consolidated Balance Sheets. The maintenance margin balance is included within other current assets within the Consolidated Balance Sheets. Dependant upon the position of the open commodity derivatives, the amounts are accounted for as an other current asset or an other current liability within the Consolidated Balance Sheets. From time to time, CVR may be required to deposit additional funds into this margin account.
Commodity Swap
Beginning September 2011, the Company entered into several commodity swap contracts with effective periods beginning in January 2012. The physical volumes are not exchanged and these contracts are net settled with cash. The contract fair value of the commodity swaps is reflected on the Consolidated Balance Sheets with changes in fair value currently recognized in the Consolidated Statements of Operations. Quoted prices for similar assets or liabilities in active markets (Level 2) are considered to determine the fair values for the purpose of marking to market the hedging instruments at each period end. At December 31, 2011, the Company had open commodity hedging instruments consisting of 13 million barrels of crack spreads primarily to fix the margin on a portion of its future gasoline and distillate production. The fair value of the outstanding contracts at December 31, 2011 was a net unrealized gain of $80.4 million, $61.6 million of which is included in current assets and $18.8 million is included in long-term assets. In addition, the Company assumed a commodity swap as part of its Wynnewood Acquisition that expired on December 31, 2011. This commodity swap was not designed as a hedge by either company.
Partnership Interest Rate Swap
On June 30 and July 1, 2011, CRNF entered into two floating-to-fixed interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of its $125 million floating rate term debt which matures in April 2016. The aggregate notional amount covered under these agreements totals $62.5 million (split evenly between the two agreement dates) and commences on August 12, 2011 and expires on February 12, 2016. Under the terms of the interest rate swap agreement entered into on June 30, 2011, CRNF will receive a floating rate based on three month LIBOR and pay a fixed rate of 1.94%. Under the terms of the interest rate swap agreement entered into on July 1, 2011, CRNF will receive a floating rate based on three month LIBOR and pay a fixed rate of 1.975%. Both swap agreements will be settled every 90 days. The effect of these swap agreements is to lock in a fixed rate of interest of approximately 1.96% plus the applicable margin paid to lenders over three month LIBOR as governed by the CRNF credit agreement. At December 31, 2011, the effective rate was approximately

4.69%. The agreements were designated as cash flow hedges at inception and accordingly, the effective portion of the gain or loss on the swap is reported as a component of accumulated other comprehensive income (loss) ("AOCI"), and will be reclassified into interest expense when the interest rate swap transaction affects earnings. The ineffective portion of the gain or loss will be recognized immediately in current interest expense on the Consolidated Statement of Operations. The interest expense was $0.4 million for the year ended December 31, 2011.
Cash Flow Swap
Until October 8, 2009, CRLLC had been a party to commodity derivative contracts (referred to as the "Cash Flow Swap") that were originally executed on June 16, 2005. The swap agreements were executed at the prevailing market rate at the time of execution and were to provide an economic hedge on future transactions. The Cash Flow Swap resulted in unrealized gains (losses), using a valuation method that utilized quoted market prices. All of the activity related to the Cash Flow Swap is reported in the Petroleum Segment. On October 8, 2009, CRLLC and J. Aron, the swap counterparty and a related party, mutually agreed to terminate the Cash Flow Swap. The Cash Flow Swap was originally expected to terminate in 2010; however, an amendment to the Company's credit facility completed on October 2, 2009, permitted early termination. As a result of the early termination, a settlement totaling approximately $3.9 million was paid to CRLLC by J. Aron. See Note 20 ("Related Party Transactions") for further discussion of the Cash Flow Swap.
Interest Rate Swap - CRLLC
Until June 30, 2010, CRLLC held derivative contracts known as interest rate swap agreements (the "Interest Rate Swap") that converted CRLLC's floating-rate bank debt into 4.195% fixed-rate debt on a notional amount of $180.0 million from March 31, 2009 until March 31, 2010 and $110.0 million from March 31, 2010 until June 30, 2010. The Interest Rate Swap expired on June 30, 2010. Half of the Interest Rate Swap agreements were held with a related party (as described in Note 19, "Related Party Transactions"), and the other half were held with a financial institution that was also a lender under CRLLC's first priority credit facility until April 6, 2010.
Under the Interest Rate Swap, CRLLC paid the fixed rate of 4.195% and received a floating rate based on three month LIBOR rates, with payments calculated on the notional amount. The notional amount did not represent the actual amount exchanged by the parties but instead represented the amount on which the contracts are based. The Interest Rate Swap was settled quarterly and marked to market at each reporting date with all unrealized gains and losses recognized in income. Transactions related to the Interest Rate Swap agreements were not allocated to the Petroleum or Nitrogen Fertilizer segments.
(20) Related Party Transactions
Until February 2011, the Goldman Sachs Funds and Kelso Funds owned approximately 40% of CVR. On February 8, 2011, GS and Kelso completed a registered public offering, whereby GS sold into the public market its remaining ownership interest in CVR and Kelso substantially reduced its interest in the Company. On May 26, 2011, Kelso completed a registered public offering in which Kelso sold into the market its remaining ownership interest in CVR. As a result of these sales, the Goldman Sachs Funds and Kelso Funds are no longer stockholders of the Company.
Cash Flow Swap
CRLLC entered into the Cash Flow Swap with J. Aron, a subsidiary of GS. These agreements were entered into on June 16, 2005, with an expiration date of June 30, 2010. As described in Note 19 ("Derivative Financial Instruments"), the Cash Flow Swap was terminated by the parties effective October 8, 2009. The termination resulted in a settlement payment received by CRLLC from J. Aron totaling approximately $3.9 million. Amounts totaling approximately $0.0, $0.0 and $(55.3) million were reflected in gain (loss) on derivatives, net, related to these swap agreements for the years ended December 31, 2011, 2010 and 2009, respectively.
J. Aron Deferrals
As a result of the June/July 2007 flood and the related temporary cessation of business operations, the Company entered into deferral agreements for amounts owed to J. Aron under the Cash Flow Swap discussed above. The amount deferred, excluding accrued interest, totaled approximately $123.7 million. Of the deferred balances, approximately $61.3 million had been repaid as of December 31, 2008 and the remaining deferral obligation of approximately $62.4 million, including accrued interest of approximately $0.5 million, was paid in the first quarter of 2009, resulting in the Company being unconditionally and irrevocably released from any and all of its obligations under the deferred agreements. In addition, J. Aron released the Goldman Sachs Funds and the Kelso Funds from any and all of their obligations to guarantee the deferred payment obligations.

Interest relating to the deferred payment agreements is reflected in interest expense and other financing costs. As the obligation was settled in 2009, there was no financial statement impact for the years ended December 31, 2010 and 2011. For the year ended December 31, 2009, interest expense associated with the deferral agreement totaled approximately $0.3 million.
Interest Rate Swap
On June 30, 2005, the Company entered into three Interest Rate Swap agreements with J. Aron. Amounts totaling $0.0, $(16,000) and approximately $(0.8) million are recognized in gain (loss) on derivatives, net, related to these swap agreements for the years ended December 31, 2011, 2010 and 2009, respectively. The Interest Rate Swap expired June 30, 2010.
Cash and Cash Equivalents
The Company holds a portion of its cash balance in a highly liquid money market account with average maturities of less than 90 days with the Goldman Sachs Fund family. As of December 31, 2011 and 2010, the balance in the account was approximately $0 and $70.1 million, respectively. For the years ended December 31, 2011, 2010 and 2009, this account earned interest income of approximately $26,000, $29,000 and $74,000, respectively.
Financing and Other
In connection with the Partnership IPO, an affiliate of GS received an underwriting fee of approximately $5.7 million for its role as a joint book-running manager. In April 2011, CRNF entered into a credit facility as discussed further in Note 13 ("Long-Term Debt") whereby an affiliate of GS was paid fees and expenses of approximately $2.0 million.
In March 2010, CRLLC amended its outstanding first priority credit facility. See Note 13 ("Long-Term Debt") for further discussion. In connection with the amendment, CRLLC paid a subsidiary of GS fees and expenses of approximately $0.9 million for their services as lead bookrunner. In addition, on April 6, 2010, a subsidiary of GS received a fee of $2.0 million as a participating underwriter upon completion of the issuance of the Notes (as described in Note 13 "Long-Term Debt").
For the years ended December 31, 2011 and 2010, the Company recognized approximately $0.5 million and $0.7 million, respectively, in expenses for the benefit of GS, Kelso and the president, chief executive officer and chairman of the Board of CVR, in connection with CVR's Registration Rights Agreement. These amounts included registration and filing fees, printing fees, external accounting fees and external legal fees.
The Company recognized approximately $0.5 million for the year ended December 31, 2009 in registration expenses relating to the secondary offering that occurred in 2009 for the benefit of GS in connection with CVR's Registration Rights Agreement. These amounts included registration and filing fees, printing fees, external accounting fees, and external legal fees.
In October 2009, CRLLC amended its outstanding first priority credit facility. See Note 13 ("Long-Term Debt") for further discussion. In connection with the amendment, CRLLC paid a subsidiary of GS a fee of $0.9 million for their services as lead bookrunner. Additionally, CRLLC paid a lender fee of approximately $7,000 in conjunction with this amendment to a different subsidiary of GS. The affiliate was one of the many lenders under the first priority credit facility.
(21) Business Segments
The Company measures segment profit as operating income for Petroleum and Nitrogen Fertilizer, CVR's two reporting segments, based on the definitions provided in ASC Topic 280 - Segment Reporting . All operations of the segments are located within the United States.
Petroleum
Principal products of the Petroleum Segment are refined fuels, propane, and petroleum refining by-products, including pet coke. The Petroleum Segment's Coffeyville refinery sells pet coke to the Partnership for use in the manufacture of nitrogen fertilizer at the adjacent nitrogen fertilizer plant. For the Petroleum Segment, a per-ton transfer price is used to record intercompany sales on the part of the Petroleum Segment and corresponding intercompany cost of product sold (exclusive of depreciation and amortization) for the Nitrogen Fertilizer Segment. The per ton transfer price paid, pursuant to the pet coke supply agreement that became effective October 24, 2007, is based on the lesser of a pet coke price derived from the price received by the Nitrogen Fertilizer Segment for UAN (subject to a UAN based price ceiling and floor) and a pet coke price index for pet coke. The intercompany transactions are eliminated in the Other Segment. Intercompany sales included in petroleum net sales were approximately $11.4 million, $4.3 million and $6.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.
The Petroleum Segment recorded intercompany cost of product sold (exclusive of depreciation and amortization) for the hydrogen sales described below under "Nitrogen Fertilizer" of approximately $13.2 million, $(1.6) million and $(0.8) million for the years ended December 31, 2011, 2010 and 2009, respectively.
Nitrogen Fertilizer
The principal product of the Nitrogen Fertilizer Segment is nitrogen fertilizer. Intercompany cost of product sold (exclusive of depreciation and amortization) for the pet coke transfer described above was approximately $10.7 million, $4.0 million and $7.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.
Pursuant to the feedstock agreement, the Company's segments have the right to transfer excess hydrogen to one another between the Coffeyville refinery and nitrogen fertilizer plant. Sales of hydrogen to the Petroleum Segment have been reflected as net sales for the Nitrogen Fertilizer Segment. Receipts of hydrogen from the Petroleum Segment have been reflected in cost of product sold (exclusive of depreciation and amortization) for the Nitrogen Fertilizer Segment. For the years ended December 31, 2011, 2010 and 2009, the net sales generated from intercompany hydrogen sales were $14.2 million, $0.1 million and $0.8 million, respectively. For the year ended December 31, 2011, 2010 and 2009, the nitrogen fertilizer segment also recognized approximately $1.0 million, $1.8 million and $1.6 million, respectively, of cost of product sold related to the transfer of excess hydrogen. As these intercompany sales and cost of product sold are eliminated, there is no financial statement impact on the consolidated financial statements.
Other Segment
The Other Segment reflects intercompany eliminations, cash and cash equivalents, all debt related activities, income tax activities and other corporate activities that are not allocated to the operating segments.

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Net sales:
Petroleum	$4,751,826	$3,903,826	$2,934,904
Nitrogen Fertilizer	302,867	180,468	208,371
Other	—	—	—
Intersegment elimination	(25,580)	(4,526)	(6,946)
Total	$5,029,113	$4,079,768	$3,136,329
Cost of product sold (exclusive of depreciation and amortization):
Petroleum	$3,926,632	$3,538,017	$2,514,293
Nitrogen Fertilizer	42,511	34,328	42,158
Other	—	—	—
Intersegment elimination	(25,629)	(4,227)	(8,756)
Total	$3,943,514	$3,568,118	$2,547,695
Direct operating expenses (exclusive of depreciation and amortization):
Petroleum	$247,665	$153,112	$142,204
Nitrogen Fertilizer	86,491	86,679	84,453
Other	(104)	—	—
Total	$334,052	$239,791	$226,657
Depreciation and amortization:
Petroleum	$69,852	$66,391	$64,424
Nitrogen Fertilizer	18,869	18,463	18,685
Other	1,600	1,907	1,764
Total	$90,321	$86,761	$84,873

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Operating income:
Petroleum	$465,710	$104,564	$170,184
Nitrogen Fertilizer	136,198	20,356	48,863
Other	(35,312)	(31,856)	(10,861)
Total	$566,596	$93,064	$208,186
Capital expenditures:
Petroleum	$68,612	$19,761	$34,018
Nitrogen fertilizer	19,144	10,117	13,389
Other	3,468	2,531	1,366
Total	$91,224	$32,409	$48,773
Total assets:
Petroleum	$2,322,148	$1,049,361	$1,082,707
Nitrogen Fertilizer	659,309	452,165	702,929
Other	137,834	238,658	(171,142)
Total	$3,119,291	$1,740,184	$1,614,494
Goodwill:
Petroleum	$—	$—	$—
Nitrogen Fertilizer	40,969	40,969	40,969
Other	—	—	—
Total	$40,969	$40,969	$40,969
(22) Major Customers and Suppliers
Sales to major customers were as follows:

	Year Ended December 31,
	2011	2010	2009
Petroleum
Customer A	15%	14%	14%
Customer B	12%	11%	10%
Customer C	9%	10%	11%
	36%	35%	35%
Nitrogen Fertilizer
Customer D	17%	12%	15%
Customer E	12%	10%	9%
	29%	22%	24%
In connection with an agreement entered into on December 31, 2008, the Petroleum Segment obtained crude oil from one supplier for 2009, 2010 and 2011. The crude oil purchased from this supplier is governed by a long-term contract. Purchases contracted as a percentage of the total cost of product sold (exclusive of depreciation and amortization) for each of the periods were as follows:

	Year Ended December 31,
	2011	2010	2009
Petroleum
Supplier A	65%	64%	69%
The Nitrogen Fertilizer Segment maintains long-term contracts with one supplier. Purchases from this supplier as a percentage of direct operating expenses (exclusive of depreciation and amortization) were as follows:

	Year Ended December 31,
	2011	2010	2009
Nitrogen Fertilizer
Supplier B	5%	5%	5%
(23) Selected Quarterly Financial Information (unaudited)
Summarized quarterly financial data for December 31, 2011 and 2010.

	Year Ended December 31, 2011
	Quarter
	First	Second	Third	Fourth
	(in thousands except share data)
Net sales	$1,167,265	$1,447,716	$1,351,964	$1,062,168
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	936,822	1,123,375	1,026,040	857,277
Direct operating expenses (exclusive of depreciation and amortization)	68,434	66,207	74,615	124,796
Insurance recovery - business interruption	(2,870)	—	(490)	—
Selling, general and administrative (exclusive of depreciation and amortization)	33,262	18,171	17,584	28,973
Depreciation and amortization	22,011	22,043	22,025	24,242
Total operating costs and expenses	1,057,659	1,229,796	1,139,774	1,035,288
Operating income	109,606	217,920	212,190	26,880
Other income (expense):
Interest expense and other financing costs	(13,190)	(14,205)	(13,757)	(14,657)
Interest income	274	211	93	(89)
Gain (loss) on derivatives, net	(22,106)	6,932	(9,925)	103,179
Loss on extinguishment of debt	(1,908)	(170)	—	—
Other income, net	231	246	243	124
Total other income	(36,699)	(6,986)	(23,346)	88,557
Income before income tax expense	72,907	210,934	188,844	115,437
Income tax expense	27,119	76,738	68,603	37,103
Net income	45,788	134,196	120,241	78,334
Less: Net income attributable to noncontrolling interest	—	9,331	10,976	12,476
Net income attributable to CVR Energy stockholders	$45,788	$124,865	$109,265	$65,858
Net earnings per share
Basic	$0.53	$1.44	$1.26	$0.76
Diluted	$0.52	$1.42	$1.25	$0.75
Weighted-average common shares outstanding
Basic	86,413,781	86,422,881	86,549,846	86,852,800
Diluted	87,783,857	87,789,351	87,743,600	87,746,843

	Year Ended December 31, 2010
	Quarter
	First	Second	Third	Fourth
	(in thousands, except share data)
Net sales	$894,512	$1,005,898	$1,031,174	$1,148,184
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	802,890	891,652	889,850	983,726
Direct operating expenses (exclusive of depreciation and amortization)	60,562	62,479	52,534	64,216
Selling, general and administrative (exclusive of depreciation and amortization)	21,394	10,793	16,397	43,450
Depreciation and amortization	21,260	21,553	21,943	22,005

Total operating costs and expenses	906,106	986,477	980,724	1,113,397

Operating income (loss)	(11,594)	19,421	50,450	34,787
Other income (expense):
Interest expense and other financing costs	(9,922)	(12,766)	(13,863)	(13,717)
Interest income	416	643	549	603
Gain (loss) on derivatives, net	1,490	7,339	(1,014)	(9,320)
Loss on extinguishment of debt	(500)	(14,552)	—	(1,595)
Other income, net	42	642	17	517

Total other income (expense)	(8,474)	(18,694)	(14,311)	(23,512)

Income (loss) before income tax (benefit)	(20,068)	727	36,139	11,275
Income tax expense (benefit)	(7,705)	(425)	12,932	8,981

Net income (loss)	$(12,363)	$1,152	$23,207	$2,294

Net earnings (loss) per share
Basic	$(0.14)	$0.01	$0.27	$0.03
Diluted	$(0.14)	$0.01	$0.27	$0.03
Weighted-average common shares outstanding
Basic	86,329,237	86,336,125	86,343,102	86,352,627
Diluted	86,329,237	86,506,590	87,013,575	87,121,094
(24) Subsequent Events
Distribution
On January 26, 2012, the Board of Directors of the Partnership's general partner declared a cash distribution for the fourth quarter of 2011 to the Partnership's unitholders of $0.588 per unit, or $42.9 million in aggregate. The cash distribution was paid on February 14, 2012, to unitholders of record at the close of business on February 7, 2012.
Turnaround
The Coffeyville refinery commenced the actual maintenance work of the second phase of a planned turnaround during the third week of February 2012. The refinery expects to begin the start up of units mid March 2012 and anticipates that all units will be in full operation by the end of March.
Sale of Partnership Interests
On February 13, 2012, CVR announced its intention to sell a portion of its investment in the Partnership and use the proceeds to pay a special dividend to holders of its common stock and to strengthen CVR's balance sheet. There can be no assurance as to the terms, conditions, amount or timing of such sale or dividend, or whether such sale or dividend will take place at all. This announcement does not constitute an offer of any securities for sale and is being made in accordance with Rule 135 under the Securities Act.
Dividend
The Board of Directors of the Company has approved a regular quarterly cash dividend of $0.08 per common share, the first of which will be paid following the end of the Company's first quarter in 2012 on a date to be set by the Board of Directors.
Shareholder Proposal and Tender Offer
CVR recently received a notice from certain funds affiliated with Carl Icahn disclosing their intent to nominate nine individuals for election to CVR's board of directors. In addition, on February 23, 2012, certain funds affiliated with Carl Icahn commenced a tender offer for control of the Company with the intention, following completion of such tender offer, to seek to sell CVR to a strategic acquirer.

CVR ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(unaudited)
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$500,903	$388,328
Accounts receivable, net of allowance for doubtful accounts of $1,372 and $1,282, respectively	246,650	182,619
Inventories	590,107	636,221
Prepaid expenses and other current assets	66,082	117,509
Insurance receivable	1,943	1,939
Income tax receivable	36,418	30,167
Total current assets	1,442,103	1,356,783
Property, plant, and equipment, net of accumulated depreciation	1,692,134	1,672,961
Intangible assets, net	304	312
Goodwill	40,969	40,969
Deferred financing costs, net	18,866	20,319
Insurance receivable	4,076	4,076
Other long-term assets	4,990	23,871
Total assets	$3,203,442	$3,119,291
LIABILITIES AND EQUITY
Current liabilities:
Note payable and capital lease obligations	$6,589	$9,880
Accounts payable	508,103	466,559
Personnel accruals	14,219	20,849
Accrued taxes other than income taxes	44,189	35,147
Income taxes payable	3,727	2,400
Deferred income taxes	12,193	9,271
Deferred revenue	16,029	9,026
Other current liabilities	95,838	34,427
Total current liabilities	700,887	587,559
Long-term liabilities:
Long-term debt and capital lease obligations, net of current portion	852,904	853,903
Accrued environmental liabilities, net of current portion	1,363	1,459
Deferred income taxes	349,247	357,473
Other long-term liabilities	24,350	19,194
Total long-term liabilities	1,227,864	1,232,029
Commitments and contingencies
Equity:
CVR stockholders' equity:
Common stock $0.01 par value per share, 350,000,000 shares authorized, 86,906,760 shares issued as of March 31, 2012 and December 31, 2011	869	869
Additional paid-in-capital	590,858	587,199
Retained earnings	541,653	566,855
Treasury stock, 98,610 shares as of March 31, 2012 and December 31, 2011, at cost	(2,303)	(2,303)
Accumulated other comprehensive income, net of tax	(1,009)	(1,008)
Total CVR stockholders' equity	1,130,068	1,151,612
Noncontrolling interest	144,623	148,091
Total equity	1,274,691	1,299,703
Total liabilities and equity	$3,203,442	$3,119,291
   See accompanying notes to the condensed consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2012	2011
	(unaudited) (in thousands, except share data)
Net sales	$1,968,631	$1,167,265
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	1,635,155	936,822
Direct operating expenses (exclusive of depreciation and amortization)	115,514	68,434
Insurance recovery-business interruption	—	(2,870)
Selling, general and administrative expenses (exclusive of depreciation and amortization)	45,342	33,262
Depreciation and amortization	32,112	22,011
Total operating costs and expenses	1,828,123	1,057,659
Operating income	140,508	109,606
Other income (expense):
Interest expense and other financing costs	(19,253)	(13,190)
Interest income	90	274
Realized loss on derivatives, net	(19,086)	(18,848)
Unrealized loss on derivatives, net	(128,167)	(3,258)
Loss on extinguishment of debt	—	(1,908)
Other income, net	117	231
Total other income (expense)	(166,299)	(36,699)
Income (loss) before income taxes	(25,791)	72,907
Income tax expense (benefit)	(9,746)	27,119
Net income (loss)	(16,045)	45,788
Less: Net income attributable to noncontrolling interest	9,157	—
Net income (loss) attributable to CVR Energy stockholders	$(25,202)	$45,788
Basic earnings (loss) per share	$(0.29)	$0.53
Diluted earnings (loss) per share	$(0.29)	$0.52
Weighted-average common shares outstanding:
Basic	86,808,150	86,413,781
Diluted	86,808,150	87,783,857

See accompanying notes to the condensed consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,
	2012	2011
	(unaudited) (in thousands)
Net income (loss)	$(16,045)	$45,788
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net of tax of $0 and $0	1	1
Change in fair value of interest rate swap, net of tax of $(62) and $0	(173)	—
Reclass of gain/loss to income on settlement of interest rate swap, net of tax of $61 and $0	170	—
Total other comprehensive income (loss)	(2)	1
Comprehensive income (loss)	(16,047)	45,789
Less: Comprehensive income (loss) attributable to noncontrolling interest	9,156	—
Comprehensive income (loss) attributable to CVR stockholders	$(25,203)	$45,789

See accompanying notes to condensed consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Stockholders
	Shares Issued	$0.01 Par Value Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total CVR Stockholders' Equity	Noncontrolling Interest	Total Equity
	(unaudited) (in thousands, except share data)
Balance at December 31, 2011	86,906,760	$869	$587,199	$566,855	$(2,303)	$(1,008)	$1,151,612	$148,091	$1,299,703
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	(13,001)	(13,001)
Share-based compensation	—	—	3,659	—	—	—	3,659	377	4,036
Net income (loss)		—	—	(25,202))	—		(25,202)	9,157	(16,045)
Net unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	1	1	—	1
Net gain (loss) on interest rate swaps, net of tax	—	—	—	—	—	(2)	(2)	(1)	(3)
Balance at March 31, 2012	86,906,760	$869	$590,858	$541,653	$(2,303)	$(1,009)	$1,130,068	$144,623	$1,274,691

See accompanying notes to condensed consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2012	2011
	(unaudited) (in thousands)
Cash flows from operating activities:
Net income (loss)	$(16,045)	$45,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,112	22,011
Allowance for doubtful accounts	90	123
Amortization of deferred financing costs	1,910	907
Amortization of original issue discount	133	121
Amortization of original issue premium	(886)	—
Deferred income taxes	(5,309)	3,760
Loss on disposition of assets	566	639
Loss on extinguishment of debt	—	1,908
Share-based compensation	4,036	19,101
Unrealized loss on derivatives, net	128,167	3,258
Changes in assets and liabilities:
Accounts receivable	(63,521)	(33,942)
Inventories	46,114	(147,904)
Prepaid expenses and other current assets	(13,762)	(16,954)
Insurance receivable	(4)	(8,600)
Business interruption insurance proceeds	—	2,315
Other long-term assets	(114)	(577)
Accounts payable	49,797	73,157
Accrued income taxes	(4,924)	15,158
Deferred revenue	7,003	8,041
Other current liabilities	21,184	(4,101)
Accrued environmental liabilities	(96)	(208)
Other long-term liabilities	(112)	51
Net cash (used in) provided by operating activities	186,339	(15,948)
Cash flows from investing activities:
Capital expenditures	(59,525)	(7,337)
Proceeds from sale of assets	149	19
Insurance proceeds for UAN reactor rupture	—	225
Net cash used in investing activities	(59,376)	(7,093)
Cash flows from financing activities:
Principal payments on long-term debt	(49)	—
Payment of capital lease obligations	(196)	(4,796)
Payment of financing costs	(1,142)	(4,701)
Deferred costs of CVR Partners' initial public offering	—	(1,615)
Distribution to CVR Partners' noncontrolling interest holders	(13,001)	—
Net cash used in financing activities	(14,388)	(11,112)
Net cash increase (decrease) in cash and cash equivalents	112,575	(34,153)
Cash and cash equivalents, beginning of period	388,328	200,049
Cash and cash equivalents, end of period	$500,903	$165,896
Supplemental disclosures
Cash paid for income taxes, net of refunds (received)	$485	$8,200
Cash paid for interest net of capitalized interest of $2,009 and $86 in 2012 and 2011, respectively	$2,420	$680
Cash funding of margin account for other derivative activities, net of withdrawals	$(3,077)	$9,237
Non-cash investing and financing activities:
Accrual of construction in progress additions	$(8,253)	$(2,304)
   See accompanying notes to the condensed consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2012
(unaudited)

(1) Organization and History of the Company and Basis of Presentation
Organization
The "Company" or "CVR" are used in this report to refer to CVR Energy, Inc. and, unless the context otherwise requires, its subsidiaries.
The Company, through its wholly-owned subsidiaries, acts as an independent petroleum refiner and marketer of high value transportation fuels in the mid-continental United States. In addition, the Company, through its majority-owned subsidiaries, owns the general partner and a majority of the common units of CVR Partners, LP, an independent producer and marketer of upgraded nitrogen fertilizer products in North America. The Company's operations include two business segments: the petroleum segment and the nitrogen fertilizer segment.
CVR's common stock is listed on the New York Stock Exchange under the symbol "CVI." As of December 31, 2010, approximately 40% of its outstanding shares were beneficially owned by GS Capital Partners V, L.P. and related entities ("GS" or "Goldman Sachs Funds") and Kelso Investment Associates VII, L.P. and related entities ("Kelso" or "Kelso Funds"). On February 8, 2011, GS and Kelso completed a registered public offering, whereby GS sold into the public market its remaining ownership interests in CVR and Kelso substantially reduced its interest in the Company. On May 26, 2011, Kelso completed a registered public offering, whereby Kelso sold into the public market its remaining ownership interest in CVR Energy.
On December 15, 2011, CVR acquired all of the issued and outstanding shares of Gary-Williams Energy Corporation (subsequently converted to Gary-Williams Energy Company, LLC or "GWEC") for a preliminary purchase price of $592.3 million. In March 2012, the preliminary purchase price increased by $1.2 million as a result of further discussions and review of the working capital and the associated post closing statements. Assets acquired include a 70,000 bpd refinery in Wynnewood, Oklahoma and approximately 2.0 million barrels of company-owned storage tanks. See Note 3 ("Wynnewood Acquisition") for additional information regarding the Wynnewood Acquisition.
CVR Partners, LP
In conjunction with the consummation of CVR's initial public offering in 2007, CVR transferred Coffeyville Resources Nitrogen Fertilizers, LLC ("CRNF"), its nitrogen fertilizer business, to CVR Partners, LP, a Delaware limited partnership ("CVR Partners" or the "Partnership"), which at the time was a newly created limited partnership, in exchange for a managing general partner interest ("managing GP interest"), a special general partner interest ("special GP interest," represented by special GP units) and a de minimis limited partner interest ("LP interest," represented by special LP units). CVR concurrently sold the managing GP interest, including the associated incentive distribution rights ("IDRs"), to Coffeyville Acquisition III LLC ("CALLC III"), an entity owned by CVR's then controlling stockholders and senior management, for $10.6 million. This interest was classified as a noncontrolling interest that was included as a separate component of equity in the Condensed Consolidated Balance Sheet at December 31, 2010. On April 13, 2011, the Partnership completed its initial public offering (the "Partnership IPO"), selling 22,080,000 common units at $16.00 per unit. The common units, which are listed on the New York Stock Exchange, began trading on April 8, 2011 under the symbol "UAN". In connection with the Partnership IPO, the IDRs were purchased by the Partnership for $26.0 million and subsequently extinguished. In addition, the noncontrolling interest representing the managing GP interest was purchased by Coffeyville Resources, LLC ("CRLLC"), a subsidiary of CVR for a nominal amount. The consideration for the IDRs was paid to the owners of CALLC III, which included the Goldman Sachs Funds, the Kelso Funds and members of CVR senior management. In connection with the Partnership IPO, the Company recorded a noncontrolling interest for the common units sold into the public market which represented an approximately 30% interest in the Partnership at the time of the Partnership IPO. The Company's noncontrolling interest reflected on the condensed consolidated balance sheet of CVR is impacted by the net income of, and distributions from, the Partnership.

At March 31, 2012, the Partnership had 73,030,936 common units outstanding, consisting of 22,110,936 common units owned by the public, representing approximately 30% of the total Partnership units, and 50,920,000 common units owned by CRLLC, representing approximately 70% of the total Partnership units. In addition, CRLLC owns 100% of the Partnership's general partner, CVR GP, LLC, which only holds a non-economic general partner interest.
In connection with the Partnership IPO, the Partnership's limited partner interests were converted into common units, the Partnership's special general partner interests were converted into common units, and the Partnership's special general partner was merged with and into CRLLC, with CRLLC continuing as the surviving entity. In addition, as discussed above, the managing general partner sold its IDRs to the Partnership for $26.0 million, these interests were extinguished, and CALLC III sold the managing general partner to CRLLC for a nominal amount. As a result of the Partnership IPO, the Partnership has two types of partnership interests outstanding:

•	common units representing limited partner interests; and

•	a general partner interest, which is not entitled to any distributions, and which is held by the Partnership's general partner.
The Partnership has adopted a policy pursuant to which the Partnership will distribute all of the available cash it generates each quarter. The available cash for each quarter will be determined by the board of directors of the Partnership's general partner following the end of such quarter. The partnership agreement does not require that the Partnership make cash distributions on a quarterly basis or at all, and the board of directors of the general partner of the Partnership can change the Partnership's distribution policy at any time.
The Partnership is operated by CVR's senior management (together with other officers of the general partner) pursuant to a services agreement among CVR, the general partner and the Partnership. The Partnership's general partner, CVR GP, LLC, manages the operations and activities of the Partnership, subject to the terms and conditions specified in the partnership agreement. The operations of the general partner in its capacity as general partner are managed by its board of directors. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by the board of directors of the general partner. The general partner is not elected by the common unitholders and is not subject to re-election on a regular basis. The officers of the general partner manage the day-to-day affairs of the business of the Partnership. CVR, the Partnership, their respective subsidiaries and the general partner are parties to a number of agreements which regulate certain business relations between them. Certain of these agreements were amended in connection with the Partnership IPO.
On February 13, 2012, CVR announced its intention to sell a portion of its investment in the Partnership and use the proceeds to pay a special dividend to holders of its common stock and to strengthen our balance sheet. However, pursuant to the terms of the transaction agreement between the Company and the Icahn Parties, the Company is prohibited from completing the sale of a portion of its stake in the Partnership unless and until the transaction agreement is terminated.
Basis of Consolidation
The accompanying condensed consolidated financial statements include the accounts of CVR Energy, Inc. and its majority-owned direct and indirect subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The ownership interests of noncontrolling investors in its subsidiaries are recorded as noncontrolling interest. Certain prior year amounts have been reclassified to conform to current year presentation.
Prior to the Partnership IPO, management had determined that the Partnership was a variable interest entity ("VIE") and as such evaluated the qualitative criteria under Accounting Standards Codification ("ASC") Topic 810-10- Consolidations-Variable Interest Entities ("ASC 810-10"), to make a determination whether the Partnership should be consolidated on the Company's financial statements. ASC 810-10 requires the primary beneficiary of a variable interest entity's activities to consolidate the VIE. The primary beneficiary is identified as the enterprise that has a) the power to direct the activities of the VIE that most significantly impact the entity's economic performance and b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. The standard requires an ongoing analysis to determine whether the variable interest gives rise to a controlling financial interest in the VIE. Based upon that evaluation, CVR's management had determined to consolidate the Partnership in CVR's condensed consolidated financial statements for the periods presented prior to the Partnership IPO.
Subsequent to the Partnership IPO, the Partnership is no longer considered a VIE. The consolidation of the Partnership is based upon the fact that the general partner is owned by CRLLC, a wholly-owned subsidiary of CVR; and, therefore, CVR has the ability to control the activities of the Partnership. Additionally, the Partnership's general partner manages the operations and activities of the Partnership, subject to the terms and conditions specified in the partnership agreement. The operations of the general partner in its capacity as general partner are managed by its board of directors. The limited rights of the common unitholders of the Partnership are demonstrated by the fact that the common unitholders have no right to elect the general partner or the general partner's directors on an annual or other continuing basis. The general partner can only be removed by a vote of the holders of at least 66 2 / 3 % of the outstanding common units, including any common units owned by the general partner and its affiliates (including CRLLC, a wholly-owned subsidiary of CVR) voting together as a single class. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by the board of directors of the general partner. The officers of the general partner manage the day-to-day affairs of the business. The majority of the officers of the general partner are also officers of CVR. Based upon the general partner's role and rights as afforded by the partnership agreement and the limited rights afforded to the limited partners, the condensed consolidated financial statements of CVR will include the assets, liabilities, cash flows, revenues and expenses of the Partnership.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). The condensed consolidated financial statements include the accounts of CVR and its majority-owned direct and indirect subsidiaries. The ownership interests of noncontrolling investors in its subsidiaries are recorded as a noncontrolling interest included as a separate component of equity for all periods presented. All intercompany account balances and transactions have been eliminated in consolidation. Certain information and footnotes required for complete financial statements under GAAP have been condensed or omitted pursuant to SEC rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the December 31, 2011 audited consolidated financial statements and notes thereto included in CVR's Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 29, 2012.
In the opinion of the Company's management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary to fairly present the financial position of the Company as of March 31, 2012 and December 31, 2011, the results of operations, cash flows for the three months ended March 31, 2012 and 2011 and the changes in equity for the three months ended March 31, 2012.
Results of operations and cash flows for the interim periods presented are not necessarily indicative of the results that will be realized for the year ended December 31, 2012 or any other interim period. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
The Company evaluated subsequent events, if any, that would require an adjustment or would require disclosure to the Company's condensed consolidated financial statements through the date of issuance of these condensed consolidated financial statements.
(2) Recent Accounting Pronouncements
In May 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-04, "Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS," ("ASU 2011-04"). ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and International Financial Reporting Standards ("IFRS"). ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. The provisions of ASU 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The Company adopted this ASU as of January 1, 2012. The adoption of this standard did not impact the condensed consolidated financial statement footnote disclosures.
In June 2011, the FASB issued ASU No. 2011-05, " Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income ," ("ASU 2011-05") which amends current comprehensive income guidance. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of stockholders' equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. In December 2011, the FASB issued Accounting Standards Update 2011-12 which defers the requirement in ASU 2011-05 that companies present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the financial statements. Both amendments are effective for interim and annual periods beginning after December 15, 2011 and should be applied retrospectively. The Company adopted both ASUs as of January 1, 2012. The adoption of these standards expanded the Company's condensed consolidated financial statements and related footnote disclosures.
In December 2011, the FASB issued ASU No. 2011-11, "Disclosures about Offsetting Assets and Liabilities" ("ASU 2011-11"). ASU 2011-11 retains the existing offsetting requirements and enhances the disclosure requirements to allow investors to better compare financial statements prepared under U.S. GAAP with those prepared under IFRS. This new guidance is to be applied retrospectively. ASU 2011-11 will be effective for interim and annual periods beginning January 1, 2013. The Company believes this standard will expand our condensed consolidated financial statement footnote disclosures.
(3) Wynnewood Acquisition
On December 15, 2011, the Company completed the acquisition of all the issued and outstanding shares of GWEC, including its two wholly-owned subsidiaries (the "Wynnewood Acquisition") from the Gary-Williams Company, Inc. (the "Seller"). The preliminary purchase price of $592.3 million, as recorded at December 31, 2011, was increased by $1.2 million in March 2012 as a result of further discussions and review of the working capital and associated post closing statement provided to the Seller. The adjusted purchase price allocation resulted in immaterial differences to property, plant & equipment.
At March 31, 2012 a receivable was recorded in prepaid expenses and other current asset of approximately $14.6 million associated with the cash paid at closing which included an estimated working capital. This amount is expected to be received in the second quarter of 2012.
For the three months ended March 31, 2012, the Company incurred approximately $3.7 million of transaction fees and integration expenses that are included in selling, general and administrative expense in the Consolidated Statement of Operations. These costs primarily relate to accounting and other professional consulting fees incurred associated with post closing transaction matters and continued integration of various processes, policies, technologies and systems of GWEC.
(4) Share-Based Compensation
Prior to CVR's initial public offering, CVR's subsidiaries were held and operated by CALLC, a limited liability company. Management of CVR held an equity interest in CALLC. CALLC issued non-voting override units to certain management members who held common units of CALLC. There were no required capital contributions for the override operating units. In connection with CVR's initial public offering in October 2007, CALLC was split into two entities: CALLC and CALLC II. In connection with this split, management's equity interest in CALLC, including both their common units and non-voting override units, was split so that half of management's equity interest was in CALLC and half was in CALLC II. In addition, in connection with the transfer of the managing general partner of the Partnership to CALLC III in October 2007, CALLC III issued non-voting override units to certain management members of CALLC III.
CVR, CALLC and CALLC II account for share-based compensation in accordance with standards issued by the FASB regarding the treatment of share-based compensation, as well as guidance regarding the accounting for share-based compensation granted to employees of an equity method investee. CVR was allocated non-cash share-based compensation expense from CALLC, CALLC II and CALLC III.
In February 2011, CALLC and CALLC II sold 11,759,023 shares and 15,113,254 shares, respectively, of CVR's common stock pursuant to a registered public offering. In May 2011, CALLC sold 7,988,179 shares of CVR's common stock pursuant to a registered public offering.
As a result, CALLC and CALLC II ceased to be stockholders of the Company. Subsequent to CALLC II's divestiture of its ownership interest in the Company in February 2011 and CALLC's divestiture of its ownership interest in the Company in May 2011, no additional share-based compensation expense has been incurred with respect to override units and phantom units after each respective divestiture date. The final fair values of the override units of CALLC and CALLC II were derived based upon the values resulting from the proceeds received in connection with each entity's respective divestiture of its ownership in CVR. These values were utilized to determine the related compensation expense for the unvested units.
The final fair value of the CALLC III override units was derived based upon the value resulting from the proceeds received by the general partner upon the purchase of the IDR's by the Partnership. These proceeds were subsequently distributed to the owners of CALLC III which includes the override unitholders. This value was utilized to determine the related compensation expense for the unvested units. No additional share-based compensation has been or will be incurred with respect to override units of CALLC III subsequent to June 30, 2011 due to the complete distribution of the value prior to July 1, 2011.
The following table provides key information for the share-based compensation plans related to the override units of CALLC, CALLC II and CALLC III.

Award Type	Benchmark Value (per Unit)	Original Awards Issued	Grant Date	Compensation Expense Increase (Decrease) for the Three Months Ended March 31, 2011
				(in thousands)
Override Value Units(a)	$11.31	1,839,265	June 2005	4,987
Override Value Units(b)	$34.72	144,966	December 2006	515
Override Units(c)	$10.00	642,219	February 2008	135

Total				$5,637

Due to the divestiture of all ownership in CVR by CALLC and CALLC II and due to the purchase of the IDRs from the general partner and the distribution to CALLC III, there is no associated unrecognized compensation expense as of March 31, 2012.
Valuation Assumptions
Significant assumptions used in the valuation of the Override Value Units (a) and (b) were as follows:

	(a) Override Value Units March 31, 2011	(b) Override Value Units March 31, 2011
Estimated forfeiture rate	None	None
Derived service period	6 years	6 years
CVR closing stock price	$23.16	$23.16
Estimated weighted-average fair value (per unit)	$22.61	$13.70
Marketability and minority interest discounts	5%	5%
Volatility	47.1%	47.1%
(c)     Override Units -Using a probability-weighted expected return method which utilized CALLC III's cash flow projections and included expected future earnings and the anticipated timing of IDRs, the estimated grant date fair value of the override units was approximately $3,000. As a non-contributing investor, CVR also recognized income equal to the amount that its interest in the investee's net book value has increased (that is its percentage share of the contributed capital recognized by the investee) as a result of the disproportionate funding of the compensation cost. Of the 642,219 units issued, 109,720 were immediately vested upon issuance and the remaining units are subject to a forfeiture schedule. Significant assumptions used in the valuation were as follows:

March 31, 2011
Estimated forfeiture rate	None
Derived Service Period	Based on forfeiture schedule
Estimated fair value (per unit)	$2.82
Marketability and minority interest discount	5%
Volatility	47%
Phantom Unit Appreciation Plan
CVR, through a wholly-owned subsidiary, has two Phantom Unit Appreciation Plans (the "Phantom Unit Plans") whereby directors, employees, and service providers may be awarded phantom points at the discretion of the board of directors or the compensation committee. Holders of service phantom points have rights to receive distributions when holders of override operating units of CALLC and CALLC II receive distributions. Holders of performance phantom points have rights to receive distributions when holders of override value units of CALLC and CALLC II receive distributions. There are no other rights or guarantees, and the plans expire on July 25, 2015, or at the discretion of the compensation committee of the board of directors. In November 2010, CALLC and CALLC II sold common shares of CVR through a registered offering. As a result of this offering, the Company made a payment to phantom unit holders totaling approximately $3.6 million. In November 2009, CALLC II completed a sale of common shares of CVR through a registered offering. As a result of this sale, the Company made a payment to phantom unit holders totaling approximately $0.9 million. As described above, in February 2011, CALLC and CALLC II completed a sale of CVR common stock pursuant to a registered public offering. As a result of this offering, the Company made a payment to phantom unitholders of approximately $20.1 million in the first quarter of 2011. As described above, in May 2011, CALLC completed an additional sale of CVR common stock pursuant to a registered public offering. As a result of this offering, the Company made a payment to phantom unitholders of approximately $9.2 million in the second quarter of 2011. Due to the divestiture of all ownership of CVR by CALLC and CALLC II in 2011 and the associated payments to the holders of service and phantom performance points, there is no unrecognized compensation expense at March 31, 2012. Compensation expense for the three months ended March 31, 2012 and 2011 related to the Phantom Unit Plans was approximately $0.0 and $11.2 million, respectively.
Using the Company's closing stock price at March 31, 2011 to determine the Company's equity value, through an independent valuation process, the service phantom interest and performance phantom interest were valued as follows:

March 31, 2011
Service Phantom interest (per point)	$13.14
Performance Phantom interest (per point)	$22.62
Long-Term Incentive Plan
CVR has a Long-Term Incentive Plan ("LTIP"), which permits the grant of options, stock appreciation rights, non-vested shares, non-vested share units, dividend equivalent rights, share awards and performance awards (including performance share units, performance units and performance-based restricted stock). As of March 31, 2012, only restricted shares of CVR common stock and stock options had been granted under the LTIP. Individuals who are eligible to receive awards and grants under the LTIP include the Company's employees, officers, consultants, advisors and directors. A summary of the principal features of the LTIP is provided below.
Stock Options
As of March 31, 2012, there have been a total of 32,350 stock options granted, of which 29,201 have vested and the remaining 3,149 were forfeited in the second quarter of 2010. Additionally, 6,301 of the vested options have expired resulting in a net total of 22,900 outstanding options that have vested. No options were forfeited or granted in the first quarter of 2012. The fair value of the stock options was estimated on the date of grant using the Black-Scholes option pricing model.
Restricted Stock
A summary of restricted stock grant activity and changes during the three months ended March 31, 2012 is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at January 1, 2012	1,634,154	$14.61
Granted	44,662	21.57
Vested	—	—
Forfeited	(19,333)	10.21

Non-vested at March 31, 2012	1,659,483	$14.73

Through the LTIP, restricted shares have been granted to employees of the Company. Restricted shares, when granted, are valued at the closing market price of CVR's common stock on the date of issuance and amortized to compensation expense on a straight-line basis over the vesting period of the stock. These shares generally vest over a three-year period. As of March 31, 2012, there was approximately $17.0 million of total unrecognized compensation cost related to restricted shares to be recognized over a weighted-average period of approximately two years. Compensation expense recorded for the three months ended March 31, 2012 and 2011 related to the restricted shares and stock options was approximately $3.3 million and

$2.2 million, respectively.
CVR Partners Long-Term Incentive Plan
In connection with the Partnership IPO, the board of directors of the general partner adopted the CVR Partners, LP Long-Term Incentive Plan ("CVR Partners LTIP"). Individuals who are eligible to receive awards under the CVR Partners LTIP include employees, officers, consultants and directors of CVR Partners and its general partner and their respective subsidiaries' parents. The CVR Partners LTIP provides for the grant of options, unit appreciation rights, distribution equivalent rights, restricted units, phantom units and other unit-based awards, each in respect of common units. The maximum number of common units issuable under the CVR Partners LTIP is 5,000,000.
Through the CVR Partners LTIP, phantom and common units have been awarded to employees of the Partnership and the general partner. Units, when granted, are valued at the closing market price of CVR Partners' common units on the date of issuance and amortized to compensation expense on a straight-line basis over the vesting period of the award. These units generally vest over a three year period. As of March 31, 2012, there was approximately $2.7 million of total unrecognized compensation cost related to the units to be recognized over a weighted-average period of two years. Compensation expense recorded for the three months ended March 31, 2012 and 2011 related to the units was approximately $0.6 million and $0.0, respectively.
A summary of the Partnership's unit activity during the three months ended March 31, 2012 is presented below:

	Units	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at January 1, 2012	164,571	$22.99
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested at March 31, 2012	164,571	$22.99

(5) Inventories
Inventories consisted of the following:

	March 31, 2012	December 31, 2011
	(in thousands)
Finished goods	$294,214	$323,315
Raw materials and precious metals	194,648	157,931
In-process inventories	61,862	115,372
Parts and supplies	39,383	39,603

	$590,107	$636,221

A summary of costs for property, plant, and equipment is as follows:

	March 31, 2012	December 31, 2011
	(in thousands)
Land and improvements	$26,673	$26,136
Buildings	37,375	37,289
Machinery and equipment	1,992,653	1,967,269
Automotive equipment	10,621	10,217
Furniture and fixtures	12,664	12,349
Leasehold improvements	1,970	1,445
Railcars	2,496	2,496
Construction in progress	117,204	94,085

	2,201,656	2,151,286
Accumulated depreciation	509,522	478,325

	$1,692,134	$1,672,961
Capitalized interest recognized as a reduction in interest expense for the three months ended March 31, 2012 and 2011 totaled approximately $2.1 million and $0.1 million. Land, building and equipment that are under a capital lease obligation had an original carrying value of approximately $25.1 million and $0.3 million as of March 31, 2012 and 2011. Amortization of assets held under capital leases is included in depreciation expense.
(7) Cost Classifications
Cost of product sold (exclusive of depreciation and amortization) includes cost of crude oil, other feedstocks, blendstocks, pet coke expense and freight and distribution expenses. Cost of product sold excludes depreciation and amortization of approximately $0.7 million and $0.6 million for the three months ended March 31, 2012 and 2011, respectively.
Direct operating expenses (exclusive of depreciation and amortization) includes direct costs of labor, maintenance and services, energy and utility costs, property taxes, environmental compliance costs, as well as chemicals and catalysts and other direct operating expenses. Direct operating expenses exclude depreciation and amortization of approximately $30.8 million and $20.9 million for the three months ended March 31, 2012 and 2011, respectively.
Selling, general and administrative expenses (exclusive of depreciation and amortization) consist primarily of legal expenses, treasury, accounting, marketing, human resources and costs associated with maintaining the corporate and administrative office in Texas and the administrative office in Kansas and Oklahoma. Selling, general and administrative expenses exclude depreciation and amortization of approximately $0.6 million and $0.5 million for the three months ended March 31, 2012 and 2011, respectively.
(8) Note Payable and Capital Lease Obligations
The Company entered into an insurance premium finance agreement in November 2011 to finance a portion of the purchase of its 2011/2012 property insurance policies. The original balance of the note provided by the Company under such agreement was $9.9 million. The Company began to repay this note in equal installments commencing December 1, 2011. As of March 31, 2012 and December 31, 2011, the Company owed approximately $5.5 million and $8.8 million, respectively, related to this note.
The Company also entered into a capital lease for real property used for corporate purposes on May 29, 2008. The lease had an initial lease term of one year with an option to renew for three additional one-year periods. During the second quarter of 2010, the Company renewed the lease for a one-year period commencing June 5, 2010. The Company had the option to purchase the property during the term of the lease, including the renewal periods. In March 2011, the Company exercised its purchase option and paid approximately $4.7 million to satisfy the lease obligation.
As a result of the Wynnewood Acquisition, the Company assumed two leases accounted for as capital leases related to the Magellan Pipeline Terminals, L.P. and Excel Pipeline LLC. The two arrangements have remaining terms of 210 and 211 months, respectively. As of March 31, 2012, the outstanding obligation associated with these arrangements totaled approximately $52.9 million. See Note 12 ("Long-Term Debt") for additional information.
(9) Other Current Liabilities

Other current liabilities were as follows:

	March 31, 2012	December 31, 2011
	(in thousands)
Other derivative agreements (realized)	$7,857	$—
Other derivative agreements (unrealized)	42,751	—
Accrued interest	33,544	17,867
Partnership interest rate swap	965	905
Other liabilities	10,721	15,655

	$95,838	$34,427

(10) Insurance Claims
Nitrogen Fertilizer Incident
On September 30, 2010, the nitrogen fertilizer plant experienced an interruption in operations due to a rupture of a high-pressure UAN vessel. All operations at the nitrogen fertilizer facility were immediately shut down. No one was injured in the incident. Repairs to the facility as a result of the rupture were substantially complete as of December 31, 2010.
Total gross costs incurred as of March 31, 2012 due to the incident were approximately $11.5 million for repairs and maintenance and other associated costs. Approximately $0.1 million and $0.4 million of these costs were recognized during the three months ended March 31, 2012 and 2011, respectively. The repairs and maintenance costs incurred are included in direct operating expenses (exclusive of depreciation and amortization). Of the gross costs incurred, approximately $4.5 million was capitalized in 2010, approximately $0.1 million was capitalized in 2011 and approximately $0.1 million was capitalized in 2012.
The Company maintains property damage insurance under CVR Energy's insurance policies which have an associated deductible of $2.5 million. The Company anticipates that substantially all of the repair costs related to the September 30, 2010 incident in excess of the $2.5 million deductible should be covered by insurance. As of March 31, 2012, approximately $7.0 million of insurance proceeds have been received under the property damage insurance related to this incident. This amount was received prior to December 31, 2011. The recording of the insurance proceeds resulted in a reduction of direct operating expenses (exclusive of depreciation and amortization) when received.
The insurance policies also provide coverage for interruption to the business, including lost profits, and reimbursement for other expenses and costs the Company has incurred relating to the damage and losses suffered for business interruption. This coverage, however, only applies to losses incurred after a business interruption of 45 days. Partial business interruption claims were filed during 2011 resulting in receipt of proceeds totaling $3.4 million for the year ended December 31, 2011. Of this amount, $2.9 million was reported for the three months ended March 31, 2011. The proceeds associated with the business interruption claims are included on the Consolidated Statements of Operations under Insurance recovery-business interruption.
Coffeyville Refinery Incidents
On December 28, 2010 the Coffeyville crude oil refinery experienced an equipment malfunction and small fire in connection with its fluid catalytic cracking unit ("FCCU"), which led to reduced crude oil throughput. The refinery returned to full operations on January 26, 2011. This interruption adversely impacted the production of refined products for the petroleum business in the first quarter of 2011. Total gross repair and other costs recorded related to the incident as of December 31, 2011 were approximately $8.0 million. No costs have been recorded in 2012. As discussed above, the Company maintains property damage insurance policies which have an associated deductible of $2.5 million. The Company anticipates that substantially all of the costs in excess of the deductible should be covered by insurance. As of December 31, 2011, the Company had received $4.0 million of insurance proceeds and has recorded an insurance receivable related to the incident of approximately $1.2 million as of March 31, 2012. The insurance receivable is included in other current assets in the Condensed Consolidated Balance Sheet.
The Coffeyville crude oil refinery experienced a small fire at its continuous catalytic reformer ("CCR") in May 2011. Total gross repair and other costs related to the incident, as of March 31, 2012, were approximately $3.2 million. No costs have been recorded in 2012. The Company anticipates that substantially all of the costs in excess of the $2.5 million deductible should be covered by insurance under its property damage insurance policy. As of March 31, 2012, the Company has recorded an insurance receivable of approximately $0.7 million.
(11) Income Taxes
The Company recognizes liabilities, interest and penalties for potential tax issues based on its estimate of whether, and the extent to which, additional taxes may be due as determined under ASC Topic 740- Income Taxes . As of March 31, 2012, the Company had unrecognized tax benefits of approximately $17.7 million, of which $0.2 million, if recognized, would impact the Company's effective tax rate. Unrecognized tax benefits that are not expected to be settled within the next twelve months are included in other long-term liabilities in the condensed consolidated balance sheet; unrecognized tax benefits that are expected to be settled within the next twelve months are included in income taxes payable. The Company has not accrued any amounts for interest or penalties related to uncertain tax positions. The Company's accounting policy with respect to interest and penalties related to tax uncertainties is to classify these amounts as income taxes.
CVR and its subsidiaries file U.S. federal and various state income and franchise tax returns. At March 31, 2012, the Company's tax filings are generally open to examination in the United States for the tax years ended December 31, 2009 through December 31, 2011 and in various individual states for the tax years ended December 31, 2008 through December 31, 2011.
The Company's effective tax rate for the three months ended March 31, 2012 was 37.8%, as compared to the Company's combined federal and state expected statutory tax rate of 39.4%. The Company's effective tax rate for the three months ended March 31, 2012 is lower than the statutory rate primarily due to the reduction of income subject to tax associated with the noncontrolling ownership interest of CVR Partners' earnings, as well as benefits for domestic production activities. The Company's effective tax rate for the three months ended March 31, 2011 was 37.2% as compared to the Company's combined federal and state expected statutory tax rate of 39.7%. The Company's effective tax rate for the three months ended March 31, 2011 varied from the statutory rate primarily due to benefits for domestic production activities.
(12) Long-Term Debt
Long-term debt was as follows:

	March 31, 2012	December 31, 2011
	(in thousands)
9.0% Senior Secured Notes, due 2015, net of unamortized premium of $8,165(1) and $9,003(2) as of March 31, 2012 and December 31, 2011, respectively	$455,224	$456,053
10.875% Senior Secured Notes, due 2017, net of unamortized discount of $2,083 and $2,159 as of March 31, 2012 and December 31, 2011, respectively	220,667	220,591
CRNF credit facility	125,000	125,000
Capital lease obligations	52,013	52,259

Long-term debt	$852,904	$853,903
(1) Net unamortized premium of $8.2 million represents an unamortized discount of $0.8 million on the original First Lien Notes and a $9.0 million unamortized premium on the additional First Lien Notes issued in December 2011.
(2) Net unamortized premium of $9.0 million represents an unamortized discount of $0.9 million on the original First Lien Notes and a $9.9 million unamortized premium on the additional First Lien Notes issued in December 2011.
Senior Secured Notes
On April 6, 2010, CRLLC and its wholly-owned subsidiary, Coffeyville Finance Inc. (together the "Issuers"), completed a private offering of $275 million aggregate principal amount of 9.0% First Lien Senior Secured Notes due 2015 (the "First Lien Notes") and $225 million aggregate principal amount of 10.875% Second Lien Senior Secured Notes due 2017 (the "Second Lien Notes" and together with the First Lien Notes, the "Notes"). The First Lien Notes were issued at 99.511% of their principal amount and the Second Lien Notes were issued at 98.811% of their principal amount. The associated original issue discount of the Notes is amortized to interest expense and other financing costs over the respective term of the Notes. On December 30, 2010, CRLLC made a voluntary unscheduled principal payment of approximately $27.5 million on the First Lien Notes that resulted in a premium payment of 3.0% and a partial write-off of previously deferred financing costs and unamortized original issue discount totaling approximately $1.6 million. On May 16, 2011, CRLLC repurchased $2.7 million of the Notes at a purchase price of 103.0% of the outstanding principal amount, which resulted in a premium payment of 3.0% and a partial write-off of previously deferred financing costs and unamortized issue discount.
On December 15, 2011, the Issuers sold an additional $200.0 million aggregate principal amount of 9.0% First Lien Senior Secured Notes due 2015 ("New Notes"). The New Notes were sold at an issue price of 105%, plus accrued interest from October 1, 2011 of $3.7 million. The associated original issue premium of the New Notes is amortized to interest expense and other financing costs over the respective term of the New Notes. The New Notes were issued as "Additional Notes" pursuant to the indenture dated April 6, 2010 (the "Indenture") and, together with the existing first lien notes, are treated as a single class for all purposes under the Indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase. Unless otherwise indicated, the New Notes and the existing first lien notes are collectively referred to herein as the "First Lien Notes".
The First Lien Notes mature on April 1, 2015, unless earlier redeemed or repurchased by the Issuers. The Second Lien Notes mature on April 1, 2017, unless earlier redeemed or repurchased by the Issuers. Interest is payable on the Notes semi-annually on April 1 and October 1 of each year. At March 31, 2012, the estimated fair value of the First and Second Lien Notes was approximately $477.2 million and $250.6 million, respectively. These estimates of fair value are Level 2 as they were determined by quotations obtained from a broker-dealer who makes a market in these and similar securities. The Notes are fully and unconditionally guaranteed by each of CRLLC's subsidiaries other than the Partnership and CRNF.
The acquisition by the Icahn Parties of 50% or more of the common stock of CVR Energy, this would constitute a change of control under the Indentures, requiring CVR to make an offer to repurchase all of CVR's outstanding Notes at 101% of the principal amount of notes tendered.
ABL Credit Facility
On February 22, 2011, CRLLC entered into a $250.0 million asset-backed revolving credit agreement ("ABL credit facility") with a group of lenders including Deutsche Bank Trust Company Americas as collateral and administrative agent. The ABL credit facility is scheduled to mature in August 2015 and replaced the $150.0 million first priority credit facility which was terminated. The ABL credit facility will be used to finance ongoing working capital, capital expenditures, letters of credit issuance and general needs of the Company and includes among other things, a letter of credit sublimit equal to 90% of the total facility commitment and a feature which permits an increase in borrowings of up to $250.0 million (in the aggregate), subject to additional lender commitments. On December 15, 2011, CRLLC entered into an incremental commitment agreement to increase the borrowings under the ABL credit facility to $400.0 million in the aggregate in connection with the New Notes issuance as discussed above. Terms of the ABL credit facility did not change as a result of the additional availability. As of March 31, 2012, CRLLC had availability under the ABL credit facility of $373.4 million and had letters of credit outstanding of approximately $26.6 million. There were no borrowings outstanding under the ABL credit facility as of March 31, 2012.
Borrowings under the facility bear interest based on a pricing grid determined by the previous quarter's excess availability. The pricing for borrowings under the ABL credit facility can range from LIBOR plus a margin of 2.75% to LIBOR plus 3.0% or the prime rate plus 1.75% to prime rate plus 2.0% for Base Rate Loans. Availability under the ABL credit facility is determined by a borrowing base formula supported primarily by cash and cash equivalents, certain accounts receivable and inventory.
The ABL credit facility contains customary covenants for a financing of this type that limit, subject to certain exceptions, the incurrence of additional indebtedness, the incurrence of liens on assets, and the ability to dispose of assets, make restricted payments, investments or acquisitions, enter into sales lease back transactions or enter into affiliate transactions. The ABL credit facility also contains a fixed charge coverage ratio financial covenant that is triggered when borrowing base excess availability is less than certain thresholds, as defined under the facility. As of March 31, 2012, CRLLC was in compliance with the covenants contained in the ABL credit facility.
In connection with the ABL credit facility, CRLLC incurred lender and other third party costs of approximately $9.1 million for the year ended December 31, 2011. These costs will be deferred and amortized to interest expense and other financing costs using a straight-line method over the term of the facility. In connection with termination of the first priority credit facility, a portion of the unamortized deferred financing costs associated with this facility, totaling approximately $1.9 million, was written off in the first quarter of 2011. In accordance with guidance provided by the FASB regarding the modification of revolving debt arrangements, the remaining approximately $0.8 million of unamortized deferred financing costs associated with the first priority credit facility will continue to be amortized over the term of the ABL credit facility.
In connection with the closing of the Partnership's initial public offering in April 2011, the Partnership and CRNF were released as guarantors of the ABL credit facility.

Under the terms of the ABL credit facility, a change of control would trigger an event of default requiring a waiver from the lender group.
Partnership Credit Facility
On April 13, 2011, CRNF, as borrower, and the Partnership, as guarantor, entered into a new credit facility with a group of lenders including Goldman Sachs Lending Partners LLC, as administrative and collateral agent. The credit facility includes a term loan facility of $125.0 million and a revolving credit facility of $25.0 million, which was undrawn as of December 31, 2011, with an uncommitted incremental facility of up to $50.0 million. No amounts were outstanding under the revolving credit facility at March 31, 2012. There is no scheduled amortization of the credit facility, which matures in April 2016. The carrying value of the Partnership's debt approximates fair value.
Borrowings under the credit facility bear interest based on a pricing grid determined by the trailing four quarter leverage ratio. The initial pricing for Eurodollar rate loans under the credit facility is the Eurodollar rate plus a margin of 3.50% or, for base rate loans, the prime rate plus 2.50%. Under its terms, the lenders under the credit facility were granted a perfected, first priority security interest (subject to certain customary exceptions) in substantially all of the assets of CRNF and the Partnership and all of the capital stock of CRNF and each domestic subsidiary owned by the Partnership or CRNF.
The credit facility requires the Partnership to maintain a minimum interest coverage ratio and a maximum leverage ratio and contains customary covenants for a financing of this type that limit, subject to certain exceptions, the incurrence of additional indebtedness or guarantees, the creation of liens on assets and the ability of the Partnership to dispose of assets, to make restricted payments, investments and acquisitions, or enter into sale-leaseback transactions and affiliate transactions. The credit facility provides that the Partnership can make distributions to holders of its common units provided, among other things, it is in compliance with the leverage ratio and interest coverage ratio on a pro forma basis after giving effect to any distribution and there is no default or event of default under the credit facility. As of March 31, 2012, CRNF was in compliance with the covenants contained in the credit facility.
In connection with the credit facility, the Partnership incurred lender and other third-party costs of approximately $4.8 million all of which were incurred in 2010 and 2011. The costs associated with the credit facility have been deferred and are being amortized over the term of the credit facility as interest expense using the effective-interest amortization method for the term loan facility and the straight-line method for the revolving credit facility.
(13) Earnings (Loss) Per Share
Basic and diluted earnings (loss) per share are computed by dividing net income attributable to CVR stockholders by the weighted-average number of shares of common stock outstanding. The components of the basic and diluted earnings (loss) per share calculation are as follows:

	For the Three Months Ended March 31,
	2012	2011
	(in thousands, except share data)
Net income (loss) attributable to CVR Energy stockholders	$(25,202)	$45,788
Weighted-average number of shares of common stock outstanding	86,808,150	86,413,781
Effect of dilutive securities:
Non-vested common stock	—	1,366,782
Stock options	—	3,294

Weighted-average number of shares of common stock outstanding assuming dilution	86,808,150	87,783,857

Basic earnings (loss) per share	$(0.29)	$0.53
Diluted earnings (loss) per share	$(0.29)	$0.52
Outstanding stock options totaling 22,900 and 19,606 common shares were excluded from the diluted earnings (loss) per share calculation for the three months ended March 31, 2012 and 2011, respectively, as they were antidilutive. For the three months ended March 31, 2012, 1,659,483 shares of non-vested common stock were excluded from the diluted loss per share calculation, as they were antidilutive to the net loss incurred.

(14) Commitments and Contingencies
Leases and Unconditional Purchase Obligations
The minimum required payments for CVR's lease agreements and unconditional purchase obligations are as follows:

	Operating Leases	Unconditional Purchase Obligations(1)
	(in thousands)
Nine months ending December 31, 2012	$7,342	$92,276
Year ending December 31, 2013	8,900	123,478
Year ending December 31, 2014	6,951	117,694
Year ending December 31, 2015	5,393	110,270
Year ending December 31, 2016	4,471	110,605
Thereafter	8,455	438,029

	$41,512	$992,352
(1) This amount includes approximately $486.8 million payable ratably over nine years pursuant to petroleum transportation service agreements between CRRM and TransCanada Keystone Pipeline, LP ("TransCanada"). Under the agreements, CRRM will receive transportation for at least 25,000 barrels per day of crude oil with a delivery point at Cushing, Oklahoma for a term of ten years on TransCanada's Keystone pipeline system. CRRM began receiving crude oil under the agreements in the first quarter of 2011.
CVR leases various equipment, including rail cars, and real properties under long-term operating leases expiring at various dates. For the three months ended March 31, 2012 and 2011, lease expense totaled approximately $1.3 million and $1.3 million, respectively. The lease agreements have various remaining terms. Some agreements are renewable, at CVR's option, for additional periods. It is expected, in the ordinary course of business, that leases will be renewed or replaced as they expire. Additionally, in the normal course of business, the Company has long-term commitments to purchase oxygen, nitrogen, electricity, storage capacity and pipeline transportation services.
CVR Partners entered into a pet coke supply agreement with HollyFrontier Corporation which became effective on March 1, 2012. The initial term ends in 2013 and the agreement is subject to renewal.
Litigation
From time to time, the Company is involved in various lawsuits arising in the normal course of business, including matters such as those described below under, "Environmental, Health, and Safety ("EHS") Matters." Liabilities related to such litigation are recognized when the related costs are probable and can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. It is possible that management's estimates of the outcomes will change within the next year due to uncertainties inherent in litigation and settlement negotiations. In the opinion of management, the ultimate resolution of any other litigation matters is not expected to have a material adverse effect on the accompanying condensed consolidated financial statements. There can be no assurance that management's beliefs or opinions with respect to liability for potential litigation matters are accurate.
Samson Resources Company, Samson Lone Star, LLC and Samson Contour Energy E&P, LLC (together, "Samson") filed fifteen lawsuits in federal and state courts in Oklahoma and two lawsuits in state courts in New Mexico against CRRM and other defendants between March 2009 and July 2009. In addition, in May 2010, separate groups of plaintiffs (the "Anstine and Arrow cases") filed two lawsuits against CRRM and other defendants in state court in Oklahoma and Kansas. All of the lawsuits filed in state court were removed to federal court. All of the lawsuits (except for the New Mexico suits, which remained in federal court in New Mexico) were then transferred to the Bankruptcy Court for the United States District Court for the District of Delaware, where the Sem Group bankruptcy resides. In March 2011, CRRM was dismissed without prejudice from the New Mexico suits. All of the lawsuits allege that Samson or other respective plaintiffs sold crude oil to a group of companies, which generally are known as SemCrude or SemGroup (collectively, "Sem"), which later declared bankruptcy and that Sem has not paid such plaintiffs for all of the crude oil purchased from Sem. The Samson lawsuits further allege that Sem sold some of the crude oil purchased from Samson to J. Aron & Company ("J. Aron") and that J. Aron sold some of this crude oil to CRRM. All of the lawsuits seek the same remedy, the imposition of a trust, an accounting and the return of crude oil or the proceeds therefrom. The amount of the plaintiffs' alleged claims is unknown since the price and amount of crude oil sold by the plaintiffs and eventually received by CRRM through Sem and J. Aron, if any, is unknown. CRRM timely paid for all crude oil purchased from J. Aron. On January 26, 2011, CRRM and J. Aron entered into an agreement whereby J. Aron agreed to indemnify and defend CRRM from any damage, out-of-pocket expense or loss in connection with any crude oil involved in the lawsuits which CRRM purchased through J. Aron, and J. Aron agreed to reimburse CRRM's prior attorney fees and out-of-pocket expenses in connection with the lawsuits. Samson and CRRM have entered a stipulation of dismissal with respect to all of the Samson cases and the Samson cases were dismissed with prejudice on February 8, 2012. The dismissal does not pertain to the Anstine and Arrow cases.
CRNF received a ten year property tax abatement from Montgomery County, Kansas in connection with the construction of the nitrogen fertilizer plant that expired on December 31, 2007. In connection with the expiration of the abatement, the county reassessed CRNF's nitrogen fertilizer plant and classified the nitrogen fertilizer plant as almost entirely real property instead of almost entirely personal property. The reassessment resulted in an increase in CRNF's annual property tax expense by an average of approximately $10.7 million per year for the years ended December 31, 2008 and December 31, 2009, $11.7 million for the year ended December 31, 2010 and $11.4 million for the year ended December 31, 2011. CRNF does not agree with the county's classification of its nitrogen fertilizer plant and has been disputing it before the Kansas Court of Tax Appeals ("COTA"). However, CRNF has fully accrued and paid the property taxes the county claims are owed for the years ended December 31, 2010, 2009 and 2008, and has fully accrued such amounts for the year ended December 31, 2011. The first payment in respect of CRNF's 2011 property taxes was paid in December 2011 and the second payment will be made in May 2012. This property tax expense is reflected as a direct operating expense in our financial results. In January 2012 COTA issued a ruling indicating that the assessment in 2008 of CRNF's fertilizer plant as almost entirely real property instead of almost entirely personal property was appropriate. CRNF disagrees with the ruling, filed a petition for reconsideration with COTA (which was denied) and has filed an appeal to the Kansas Court of Appeals. CRNF is also appealing the valuation of the CRNF fertilizer plant for tax years 2009 through 2011, which cases remain pending before COTA. CRNF has also appealed the 2012 valuation. If CRNF is successful in having the nitrogen fertilizer plant reclassified as personal property, in whole or in part, then a portion of the accrued and paid property tax expenses would be refunded to CRNF, which could have a material positive effect on CRNF's and the Company's results of operations. If CRNF is not successful in having the nitrogen fertilizer plant reclassified as personal property, in whole or in part, then CRNF expects that it will continue to pay property taxes at elevated rates.
On July 25, 2011, Mid-America Pipeline Company, LLC ("MAPL") filed an application with the Kansas Corporation Commission ("KCC") for the purpose of establishing rates ("New Rates") effective October 1, 2011 for pipeline transportation service on MAPL's liquids pipelines running between Conway, Kansas and Coffeyville, Kansas ("Inbound Line") and between Coffeyville, Kansas and El Dorado, Kansas ("Outbound Line"). CRRM currently ships refined fuels on the Outbound Line pursuant to transportation rates established by a pipeline capacity lease with MAPL which expired September 30, 2011 and CRRM currently ships natural gas liquids on the Inbound Line pursuant to a pipeage contract which also expired September 30, 2011. If MAPL were successful in obtaining the entirety of its proposed rate increase, under CRRM's historic pipeline usage patterns, the New Rates would result in a total annual increase of approximately $14.75 million for CRRM's use of the Inbound and the Outbound Lines. On September 30, 2011, the KCC issued an order continuing, on an interim basis, the existing rates for the Inbound Line and the Outbound Line from October 1, 2011 until the resolution of the matter. In addition, on September 21, 2011, MAPL filed an application with the U.S. Federal Energy Regulatory Commission ("FERC") for a rate increase on the Outbound Line with respect to shipments with an interstate destination. On October 28, 2011 FERC issued an order allowing MAPL to place its increased rate into effect October 1, 2011 with respect to interstate shipments, subject to refund based on the final outcome of the FERC proceedings. Historically, the majority of CRRM's shipments on the Outbound Line are to Kansas intrastate destinations and therefore, are subject to KCC and not FERC rate regulation. On April 3, 2012, the parties entered into a Settlement Agreement which resolved the rate dispute both at the KCC and at FERC. Among other provisions, the Settlement Agreement provides for pipeage contracts to be entered into between the parties with rates ("Settlement Rates") to be established for an initial one year period. The Settlement Rates consist of two components, a base rate and a pipeline integrity cost recovery rate along with an annual take or pay minimum transportation quantity. The Settlement Rate on the Inbound Line is effective April 1, 2012 subject to KCC approval and the Settlement Rate on the Outbound Line will go into effect, subject to KCC approval, upon MAPL's completion of a pipeline integrity project on the Outbound Line. Prior to the end of the initial one year term of the pipeage contracts, and prior to the end of each annual period thereafter until the tenth anniversary of each of the two pipeage contracts, MAPL will provide its estimate of pipeline integrity costs for the upcoming annual period and CRRM may either agree to pay a rate for such upcoming annual period which includes a recovery rate component sufficient to collect such pipeline integrity costs for such upcoming annual period subject to true-up to actual costs at the end of the annual period. FERC rates will be the same as the KCC rates.
Flood, Crude Oil Discharge and Insurance

Crude oil was discharged from the Company's Coffeyville refinery on July 1, 2007, due to the short amount of time available to shut down and secure the refinery in preparation for the flood that occurred on June 30, 2007. In connection with the discharge, the Company received in May 2008 notices of claims from sixteen private claimants under the Oil Pollution Act ("OPA") in an aggregate amount of approximately $4.4 million (plus punitive damages). In August 2008, those claimants filed suit against the Company in the United States District Court for the District of Kansas in Wichita (the "Angleton Case"). In October 2009 and June 2010, companion cases to the Angleton Case were filed in the United States District Court for the District of Kansas in Wichita, seeking a total of approximately $3.2 million (plus punitive damages) for three additional plaintiffs as a result of the July 1, 2007 crude oil discharge. The Company has settled all of the claims with the plaintiffs from the Angleton Case and has settled all of the claims except for one of the plaintiffs from the companion cases. The settlements did not have a material adverse effect on the condensed consolidated financial statements. The Company believes that the resolution of the remaining claim will not have a material adverse effect on the condensed consolidated financial statements.
As a result of the crude oil discharge that occurred on July 1, 2007, the Company entered into an administrative order on consent (the "Consent Order") with the U.S. Environmental Protection Agency (the "EPA") on July 10, 2007. As set forth in the Consent Order, the EPA concluded that the discharge of crude oil from the Company's Coffeyville refinery caused an imminent and substantial threat to the public health and welfare. Pursuant to the Consent Order, the Company agreed to perform specified remedial actions to respond to the discharge of crude oil from the Company's refinery. The substantial majority of all required remedial actions were completed by January 31, 2009. The Company prepared and provided its final report to the EPA in January 2011 to satisfy the final requirement of the Consent Order. In April 2011, the EPA provided the Company with a notice of completion indicating that the Company has no continuing obligations under the Consent Order, while reserving its rights to recover oversight costs and penalties.
On October 25, 2010, the Company received a letter from the United States Coast Guard on behalf of the EPA seeking approximately $1.8 million in oversight cost reimbursement. The Company responded by asserting defenses to the Coast Guard's claim for oversight costs. On September 23, 2011, the United States Department of Justice ("DOJ"), acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansas seeking (i) recovery from CRRM of the EPA's oversight costs under the OPA, (ii) a civil penalty under the Clean Water Act (as amended by the OPA) and (iii) recovery from CRRM related to alleged non-compliance with the Clean Air Act's Risk Management Program ("RMP"). (See "Environmental, Health and Safety ("EHS") Matters" below.) The Company has reached an agreement in principle with the DOJ to resolve the DOJ's claims. The Company anticipates that civil penalties associated with the proceeding will exceed $100,000; however, the Company does not anticipate that civil penalties or any other costs associated with the proceeding will be material. The discovery in the lawsuit is temporarily stayed while the parties attempt to finalize that agreement in a consent decree.
The Company is seeking insurance coverage for this release and for the ultimate costs for remediation and third-party property damage claims. On July 10, 2008, the Company filed a lawsuit in the United States District Court for the District of Kansas against certain of the Company's environmental insurance carriers requesting insurance coverage indemnification for the June/July 2007 flood and crude oil discharge losses. Each insurer reserved its rights under various policy exclusions and limitations and cited potential coverage defenses. Although the Court has now issued summary judgment opinions that eliminate the majority of the insurance defendants' reservations and defenses, the Company cannot be certain of the ultimate amount or timing of such recovery because of the difficulty inherent in projecting the ultimate resolution of the Company's claims. The Company has received $25 million of insurance proceeds under its primary environmental liability insurance policy which constitutes full payment to the Company of the primary pollution liability policy limit.
The lawsuit with the insurance carriers under the environmental policies remains the only unsettled lawsuit with the insurance carriers related to these events.
Environmental, Health, and Safety ("EHS") Matters
CRRM, Coffeyville Resources Crude Transportation, LLC ("CRCT"), Coffeyville Resources Terminal, LLC ("CRT"), and Wynnewood Refining Company, LLC ("WRC"), all of which are wholly-owned subsidiaries of CVR, and CRNF are subject to various stringent federal, state, and local EHS rules and regulations. Liabilities related to EHS matters are recognized when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, site-specific costs, and currently enacted laws and regulations. In reporting EHS liabilities, no offset is made for potential recoveries.
CRRM, CRNF, CRCT, WRC and CRT own and/or operate manufacturing and ancillary operations at various locations directly related to petroleum refining and distribution and nitrogen fertilizer manufacturing. Therefore, CRRM, CRNF, CRCT, WRC and CRT have exposure to potential EHS liabilities related to past and present EHS conditions at these locations. Under the

Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), and related state laws, certain persons may be liable for the release or threatened release of hazardous substances. These persons include the current owner or operator of property where a release or threatened release occurred, any persons who owned or operated the property when the release occurred, and any persons who disposed of, or arranged for the transportation or disposal of, hazardous substances at a contaminated property. Liability under CERCLA is strict, and under certain circumstances, joint and several, so that any responsible party may be held liable for the entire cost of investigating and remediating the release of hazardous substances. Similarly, the Oil Pollution Act of 1990 ("OPA") generally subjects owners and operators of facilities to strict, joint and several liability for all containment and cleanup costs, natural resource damages, and potential governmental oversight costs arising from oil spills into the waters of the United States.
CRRM and CRT have agreed to perform corrective actions at the Coffeyville, Kansas refinery and the now-closed Phillipsburg, Kansas terminal facility, pursuant to Administrative Orders on Consent issued under RCRA to address historical contamination by the prior owners (RCRA Docket No. VII-94-H-0020 and Docket No. VII-95-H-011, respectively). As of March 31, 2012 and December 31, 2011, environmental accruals of approximately $2.0 million and $1.9 million, respectively, were reflected in the Condensed Consolidated Balance Sheets for probable and estimated costs for remediation of environmental contamination under the RCRA Administrative Orders, for which approximately $0.4 million and $0.5 million, respectively, are included in other current liabilities. The Company's accruals were determined based on an estimate of payment costs through 2031, for which the scope of remediation was arranged with the EPA, and were discounted at the appropriate risk free rates at March 31, 2012 and December 31, 2011, respectively. The accruals include estimated closure and post-closure costs of approximately $0.9 million and $0.9 million for two landfills at March 31, 2012 and December 31, 2011, respectively. The estimated future payments for these required obligations are as follows:

Year Ending December 31,	Amount
(in thousands)
Nine months ending December 31, 2012	$374
2013	163
2014	163
2015	163
2016	163
Thereafter	1,064

Undiscounted total	2,090
Less amounts representing interest at 2.04%	255

Accrued environmental liabilities at March 31, 2012	$1,835
Management periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, management believes that the accruals established for environmental expenditures are adequate.
CRRM, CRNF, CRCT, WRC and CRT are subject to extensive and frequently changing federal, state and local, environmental and health and safety laws and regulations governing the emission and release of hazardous substances into the environment, the treatment and discharge of waste water, the storage, handling, use and transportation of petroleum and nitrogen products, and the characteristics and composition of gasoline and diesel fuels. The ultimate impact on the Company's business of complying with evolving laws and regulations is not always clearly known or determinable due in part to the fact that our operations may change over time and certain implementing regulations for laws, such as the federal Clean Air Act, have not yet been finalized, are under governmental or judicial review or are being revised. These laws and regulations could result in increased capital, operating and compliance costs.
In 2007, the EPA promulgated the Mobile Source Air Toxic II ("MSAT II") rule that requires the reduction of benzene in gasoline by 2011. CRRM and WRC are considered to be small refiners under the MSAT II rule and compliance with the rule is extended until 2015 for small refiners. Capital expenditures to comply with the rule are expected to be approximately $10.0 million for CRRM and $20.5 million for WRC.
CRRM's refinery is subject to the Renewable Fuel Standard ("RFS") which requires refiners to blend "renewable fuels" in with their transportation fuels or purchase renewable energy credits in lieu of blending. The EPA is required to determine and publish the applicable annual renewable fuel percentage standards for each compliance year by November 30 for the forthcoming year. The percentage standards represent the ratio of renewable fuel volume to gasoline and diesel volume. In 2011, about 8% of all fuel used was required to be "renewable fuel." For 2012, the EPA has proposed to raise the renewable fuel percentage standards to about 9%. Due to mandates in the RFS requiring increasing volumes of renewable fuels to replace petroleum products in the U.S. motor fuel market, there may be a decrease in demand for petroleum products. In addition, CRRM may be impacted by increased capital expenses and production costs to accommodate mandated renewable fuel volumes to the extent that these increased costs cannot be passed on to the consumers. CRRM's small refiner status under the original RFS expired on December 31, 2010. Beginning on January 1, 2011, CRRM was required to blend renewable fuels into its gasoline and diesel fuel or purchase renewable energy credits, known as Renewable Identification Numbers ("RINs") in lieu of blending. To achieve compliance with the renewable fuel standard for the remainder of 2012, CRRM is able to blend a small amount of ethanol into gasoline sold at its refinery loading rack, but otherwise will have to purchase RINs to comply with the rule. CRRM requested "hardship relief" (an extension of the compliance deadline) from the EPA based on the disproportionate economic impact of the rule on CRRM, but the EPA denied CRRM's request on February 17, 2012. CRRM may appeal the denial of its hardship petition.
WRC's refinery is a small refinery under the RFS and has received a two year extension of time to comply. Therefore, WRC will have to begin complying with the RFS beginning in 2013 unless a further extension is requested and granted.
The EPA is expected to propose "Tier 3" gasoline sulfur standards in 2012. If the EPA were to propose a standard at the level recently being discussed in the pre-proposal phase by the EPA, CRRM will need to make modifications to its equipment in order to meet the anticipated new standard. It is not anticipated that the Wynnewood refinery would require additional capital to meet the anticipated new standard. The Company does not believe that costs associated with the EPA's proposed Tier 3 rule will be material.
In March 2004, CRRM and CRT entered into a Consent Decree (the "2004 Consent Decree") with the EPA and the Kansas Department of Health and Environment (the "KDHE") to resolve air compliance concerns raised by the EPA and KDHE related to Farmland Industries Inc.'s prior ownership and operation of the Coffeyville crude oil refinery and the now-closed Phillipsburg terminal facilities. Under the 2004 Consent Decree, CRRM agreed to install controls to reduce emissions of sulfur dioxide, nitrogen oxides and particulate matter from its FCCU by January 1, 2011. In addition, pursuant to the 2004 Consent Decree, CRRM and CRT assumed cleanup obligations at the Coffeyville refinery and the now-closed Phillipsburg terminal facilities. On June 30, 2009, CRRM submitted a force majeure notice to the EPA and KDHE in which CRRM indicated that it may be unable to meet the 2004 Consent Decree's January 1, 2011 deadline for the installation of controls on the FCCU to reduce emissions of sulfur dioxide and nitrogen oxides because of delays caused by the June/July 2007 flood. In February 2010, CRRM and the EPA agreed to a fifteen month extension of the January 1, 2011, deadline for the installation of FCCU controls which was approved by the Court as a "First Material Modification" to the 2004 Consent Decree. In the First Material Modification, CRRM agreed to offset any incremental emissions resulting from the delay by installing additional controls to existing emission sources over a set timeframe.
In March 2012, CRRM entered into a "Second Consent Decree" with the EPA, which replaces the 2004 Consent Decree (other than the RCRA provisions) and the First Material Modification. The Second Consent Decree gives CRRM more time to install the FCCU controls from the 2004 Consent Decree and expands the scope of the settlement so that it is now considered a "global settlement" under the EPA's "National Petroleum Refining Initiative." Under the National Petroleum Refining Initiative, the EPA identified industry-wide noncompliance with four "marquee" issues under the Clean Air Act: New Source Review, Flaring, Leak Detection and Repair, and Benzene Waste Operations NESHAP. The National Petroleum Refining Initiative has resulted in most U.S. refineries (representing more than 90% of the US refining capacity) entering into consent decrees imposing civil penalties and requiring the installation of pollution control equipment and enhanced operating procedures. The EPA has indicated that it will seek to have all refiners enter into "global settlements" pertaining to all "marquee" issues. The 2004 Consent Decree covered some, but not all, of the "marquee" issues. The Second Consent Decree covers all of the marquee issues. Under the Second Consent Decree, the Company will be required to pay a civil penalty of approximately $0.7 million and complete the installation of FCCU controls required under the 2004 Consent Decree, the remaining costs of which are expected to be approximately $49 million, of which approximately $47 million is expected to be capital expenditures and complete a voluntary environmental project that will reduce air emissions and conserve water at an estimated cost of approximately $1.2 million. The incremental capital expenditures associated with the Second Consent Decree would not be material and will be limited primarily to the retrofit and replacement of heaters and boilers over a five to seven year timeframe. The Second Consent Decree was entered by the Court on April 19, 2012.
WRC's refinery has not entered into a global settlement with the EPA and the Oklahoma Department of Environmental Quality (the "ODEQ") under the National Petroleum Refining Initiative, although it had discussions with the EPA and the ODEQ about doing so. Instead, WRC entered into a Consent Order with the ODEQ in August 2011 (the "Wynnewood Consent Order"). The Wynnewood Consent Order addresses some, but not all, of the traditional marquee issues under the National Petroleum Refining Initiative and addresses certain historic Clean Air Act compliance issues that are generally beyond the scope of a traditional global settlement. Under the Wynnewood Consent Order, WRC paid a civil penalty of $950,000, and agreed to install certain controls, enhance certain compliance programs, and undertake additional testing and auditing. The costs of complying with the Wynnewood Consent Order, other than costs associated with a planned turnaround, are expected to be approximately $1.5 million. In consideration for entering into the Wynnewood Consent Order, WRC received a broad release from liability from ODEQ. The EPA may later request that WRC enter into a global settlement which, if WRC agreed to do so, would necessitate the payment of a civil penalty and the installation of additional controls.
On February 24, 2010, CRRM received a letter from the DOJ on behalf of the EPA seeking an approximately $0.9 million civil penalty related to alleged late and incomplete reporting of air releases in violation of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the Emergency Planning and Community Right-to-Know Act ("EPCRA"). The Company has reached an agreement with EPA to resolve these claims. The resolution was included in the Second Consent Decree described above pursuant to which the Company has agreed to pay an immaterial civil penalty.
The EPA has investigated CRRM's operation for compliance with the Clean Air Act's RMP. On September 23, 2011, the DOJ, acting on behalf of the EPA and the United States Coast Guard, filed suit against CRRM in the United States District Court for the District of Kansas (in addition to the matters described above, see "Flood, Crude Oil Discharge and Insurance") seeking recovery from CRRM related to alleged non-compliance with the RMP. The Company anticipates that civil penalties associated with the proceeding will exceed $100,000; however, the Company does not anticipate that civil penalties or any other costs associated with the proceeding will be material. The discovery in the lawsuit is temporarily stayed while the parties attempt to finalize that agreement in a consent decree.
From time to time, the EPA has conducted inspections and issued information requests to CRNF with respect to the Company's compliance with the RMP and the release reporting requirements under CERCLA and the EPCRA. These previous investigations have resulted in the issuance of preliminary findings regarding CRNF's compliance status. In the fourth quarter of 2010, following CRNF's reported release of ammonia from its cooling water system and the rupture of its UAN vessel (which released ammonia and other regulated substances), the EPA conducted its most recent inspection and issued an additional request for information to CRNF. The EPA has not made any formal claims against the Company and the Company has not accrued for any liability associated with the investigations or releases.
WRC has entered into a series of Clean Water Act consent orders with ODEQ. The latest Consent Order (the "CWA Consent Order"), which supersedes other consent orders, became effective in September 2011. The CWA Consent Order addresses alleged noncompliance by WRC with its OPDES permit limits. The CWA Consent Order requires WRC to take corrective action steps, including undertaking studies to determine whether the Wynnewood refinery's wastewater treatment plant capacity is sufficient. The Wynnewood refinery may need to install additional controls or make operational changes to satisfy the requirements of the CWA Consent Order. The cost of additional controls, if any, cannot be predicted at this time. However, based on our experience with wastewater treatment and controls, we do not believe that the costs of the potential corrective actions would be material.
Environmental expenditures are capitalized when such expenditures are expected to result in future economic benefits. For the three months ended March 31, 2012 and 2011, capital expenditures were approximately $2.8 million and $1.6 million, respectively, and were incurred to improve the environmental compliance and efficiency of the operations.
CRRM, CRNF, CRCT, WRC and CRT each believes it is in substantial compliance with existing EHS rules and regulations. There can be no assurance that the EHS matters described above or other EHS matters which may develop in the future will not have a material adverse effect on the business, financial condition, or results of operations.
(15) Fair Value Measurements
In accordance with ASC Topic 820- Fair Value Measurements and Disclosures ("ASC 820"), the Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1-Quoted prices in active market for identical assets and liabilities

Level 2-Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities)

Level 3-Significant unobservable inputs (including the Company's own assumptions in determining the fair value)

The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, as of March 31, 2012 and December 31, 2011:

	March 31, 2012
	Level 1	Level 2	Level 3	Total
	(in thousands)
Location and Description
Cash equivalents	$176,974	$—	$—	$176,974
Other current assets (marketable securities)	28	—	—	28
Other current assets (other derivative agreements)	—	994	—	994
Other long-term assets (other derivative agreements)	—	19	—	19

Total Assets	$177,002	$1,013	$—	$178,015

Other current liabilities (other derivative agreements)	—	(42,751)	—	(42,751)
Other current liabilities (interest rate swap)	—	(965)	—	(965)
Other long-term liabilities (other derivative agreements)	—	(5,211)	—	(5,211)
Other long-term liabilities (interest rate swap)	—	(1,427)	—	(1,427)

Total Liabilities	$—	$(50,354)	$—	$(50,354)

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	(in thousands)
Location and Description
Cash equivalents	$187,327	$—	$—	$187,327
Other current assets (marketable securities)	25	—	—	25
Other current assets (other derivative agreements)	—	63,051	—	63,051
Other long-term assets (other derivative agreements)	—	18,831	—	18,831

Total Assets	$187,352	$81,882	$—	$269,234

Other current liabilities (interest rate swap)	—	(905)	—	(905)
Other long-term liabilities (interest rate swap)	—	(1,483)	—	(1,483)

Total Liabilities	$—	$(2,388)	$—	$(2,388)

As of March 31, 2012 and December 31, 2011, the only financial assets and liabilities that are measured at fair value on a recurring basis are the Company's cash equivalents, available-for-sale marketable securities and derivative instruments. Additionally, the fair value of the Company's Notes is disclosed in Note 12 ("Long-Term Debt"). The Company's commodity derivative contracts are valued using broker quoted market prices of similar commodity contracts using Level 2 inputs. The Partnership has an interest rate swap that is measured at fair value on a recurring basis using Level 2 inputs. The fair value of these interest rate swap instruments are based on discounted cash flow models that incorporate the cash flows of the derivatives, net, as well as the current LIBOR rate and a forward LIBOR curve, along with other observable market inputs. The Company had no transfers of assets or liabilities between any of the above levels during the three months ended March 31, 2012.
The Company's investments in marketable securities are classified as available-for-sale, and as a result, are reported at fair market value using quoted market prices.
(16) Derivative Financial Instruments
Gain (loss) on derivatives, net consisted of the following:

	Three Months Ended March 31,
	2012	2011
Realized gain (loss) on other derivative agreements	$(19,086)	$(18,848)
Unrealized gain (loss) on other derivative agreements	(128,167)	(3,258)

Total gain (loss) on derivatives, net	$(147,253)	$(22,106)
CVR is subject to price fluctuations caused by supply conditions, weather, economic conditions, interest rate fluctuations and other factors. To manage price risk on crude oil and other inventories and to fix margins on certain future production, the Company from time to time enters into various commodity derivative transactions.
CVR has adopted accounting standards which impose extensive record-keeping requirements in order to designate a derivative financial instrument as a hedge. CVR holds derivative instruments, such as exchange-traded crude oil futures and certain over-the-counter forward swap agreements, which it believes provide an economic hedge on future transactions, but such instruments are not designated as hedges for GAAP purposes. Gains or losses related to the change in fair value and periodic settlements of these derivative instruments are classified as gain (loss) on derivatives, net in the Condensed Consolidated Statements of Operations.
CVR maintains a margin account to facilitate other commodity derivative activities. A portion of this account may include funds available for withdrawal. These funds are included in cash and cash equivalents within the Condensed Consolidated Balance Sheets. The maintenance margin balance is included within other current assets within the Condensed Consolidated Balance Sheets. Dependant upon the position of the open commodity derivatives, the amounts are accounted for as an other current asset or an other current liability within the Condensed Consolidated Balance Sheets. From time to time, CVR may be required to deposit additional funds into this margin account. The fair value of the open commodity positions as of March 31, 2012 was a net asset of $0.7 million included in other current assets. For the three months ended March 31, 2012, the Company recognized a realized loss of $8.2 million and an unrealized gain of $0.2 million which is recorded in loss on derivatives, net in the Condensed Consolidated Statement of Operations.
Commodity Swap
Beginning September 2011, the Company entered into several commodity swap contracts with effective periods beginning in January 2012. The physical volumes are not exchanged and these contracts are net settled with cash. The contract fair value of the commodity swaps is reflected on the Condensed Consolidated Balance Sheets with changes in fair value currently recognized in the Condensed Consolidated Statements of Operations. Quoted prices for similar assets or liabilities in active markets (Level 2) are considered to determine the fair values for the purpose of marking to market the hedging instruments at each period end. At March 31, 2012, the Company had open commodity hedging instruments consisting of 17.7 million barrels of crack spreads primarily to fix the margin on a portion of its future gasoline and distillate production. The fair value of the outstanding contracts at March 31, 2012 was a net liability of $47.9 million which was comprised of $42.8 million included in current liabilities, $5.2 million is included in long-term liabilities and $0.1 million is included in current assets. For the three months ended March 31, 2012, the Company recognized a realized loss of $10.9 million and unrealized loss of $128.3 million which are recorded in loss on derivatives, net in the Condensed Consolidated Statements of Operations.
Partnership Interest Rate Swap
On June 30 and July 1, 2011, CRNF entered into two floating-to-fixed interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of its $125 million floating rate term debt which matures in April 2016. The aggregate notional amount covered under these agreements totals $62.5 million (split evenly between the two agreement dates) and commences on August 12, 2011 and expires on February 12, 2016. Under the terms of the interest rate swap agreement entered into on June 30, 2011, CRNF will receive a floating rate based on three month LIBOR and pay a fixed rate of 1.94%. Under the terms of the interest rate swap agreement entered into on July 1, 2011, CRNF will receive a floating rate based on three month LIBOR and pay a fixed rate of 1.975%. Both swap agreements will be settled every 90 days. The effect of these swap agreements is to lock in a fixed rate of interest of approximately 1.96% plus the applicable margin paid to lenders over three month LIBOR as governed by the CRNF credit agreement. At March 31, 2012, the effective rate was approximately 4.60%. The agreements were designated as cash flow hedges at inception and accordingly, the effective portion of the gain or loss on the swap is reported as a component of accumulated other comprehensive income (loss) ("AOCI"), and will be reclassified into interest expense when the interest rate swap transaction affects earnings. The ineffective portion of the gain or loss will be recognized immediately in current interest expense on the Condensed Consolidated Statement of Operations. The interest expense was $0.2 million for the three months ended March 31, 2012.

(17) Related Party Transactions
Until February 2011, the Goldman Sachs Funds and Kelso Funds owned approximately 40% of CVR. On February 8, 2011, GS and Kelso completed a registered public offering, whereby GS sold its remaining ownership interest in CVR and Kelso substantially reduced its interest in the Company. On May 26, 2011, Kelso completed a registered public offering in which Kelso sold its remaining ownership interest in CVR. As a result of these sales, the Goldman Sachs Funds and Kelso Funds are no longer stockholders of the Company.
Financing and Other
In connection with the Partnership IPO, an affiliate of GS received an underwriting fee of approximately $5.7 million for its role as a joint book-running manager. In April 2011, CRNF entered into a credit facility as discussed further in Note 12 ("Long-Term Debt") whereby an affiliate of GS was paid fees and expenses of approximately $2.0 million.
For the three months ended March 31, 2012 and 2011, the Company recognized approximately $0.0 million and $0.3 million, respectively, in expenses for the benefit of GS, Kelso and the president, chief executive officer and chairman of the Board of CVR, in connection with CVR's Registration Rights Agreement. These amounts included registration and filing fees, printing fees, external accounting fees and external legal fees.
(18) Business Segments
The Company measures segment profit as operating income for Petroleum and Nitrogen Fertilizer, CVR's two reporting segments, based on the definitions provided in ASC Topic 280- Segment Reporting . All operations of the segments are located within the United States.
Petroleum
Principal products of the Petroleum Segment are refined fuels, liquefied petroleum gas, asphalts, and petroleum refining by-products, including pet coke. The Petroleum Segment's Coffeyville refinery sells pet coke to the Partnership for use in the manufacture of nitrogen fertilizer at the adjacent nitrogen fertilizer plant. For the Petroleum Segment, a per-ton transfer price is used to record intercompany sales on the part of the Petroleum Segment and corresponding intercompany cost of product sold (exclusive of depreciation and amortization) for the Nitrogen Fertilizer Segment. The per ton transfer price paid, pursuant to the pet coke supply agreement that became effective October 24, 2007, is based on the lesser of a pet coke price derived from the price received by the Nitrogen Fertilizer Segment for UAN (subject to a UAN based price ceiling and floor) and a pet coke price index for pet coke. The intercompany transactions are eliminated in the Other Segment. Intercompany sales included in petroleum net sales were approximately $2.4 million and $1.4 million for the three months ended March 31, 2012 and 2011, respectively.
The Petroleum Segment recorded intercompany cost of product sold (exclusive of depreciation and amortization) for the hydrogen sales described below under "Nitrogen Fertilizer" of approximately $5.7 and $0.0 million for the three months ended March 31, 2012 and 2011, respectively. For the three months ended March 31, 2012 and 2011, the net sales generated from the sale of hydrogen to the Partnership were approximately $0.0 and $0.7 million, respectively.
Nitrogen Fertilizer
The principal product of the Nitrogen Fertilizer Segment is nitrogen fertilizer. Intercompany cost of product sold (exclusive of depreciation and amortization) for the pet coke transfer described above was approximately $3.0 and $0.8 million for the three months ended March 31, 2012 and 2011, respectively.
Pursuant to the feedstock agreement, the Company's segments have the right to transfer excess hydrogen to one another between the Coffeyville refinery and nitrogen fertilizer plant. Sales of hydrogen to the Petroleum Segment have been reflected as net sales for the Nitrogen Fertilizer Segment. Receipts of hydrogen from the Petroleum Segment have been reflected in cost of product sold (exclusive of depreciation and amortization) for the Nitrogen Fertilizer Segment. For the three months ended March 31, 2012 and 2011, the net sales generated from intercompany hydrogen sales were $5.7 million and $0.0, respectively. For the three months ended March 31, 2012 and 2011, the Nitrogen Fertilizer Segment also recognized approximately $0.0 and $0.7 million, respectively, of cost of product sold related to the transfer of excess hydrogen. As these intercompany sales and cost of product sold are eliminated, there is no financial statement impact on the condensed consolidated financial statements.
Other Segment

The Other Segment reflects intercompany eliminations, cash and cash equivalents, all debt related activities, income tax activities and other corporate activities that are not allocated to the operating segments.
The following table summarizes certain operating results and capital expenditures information by segment:

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Net sales
Petroleum	$1,898,485	$1,111,260
Nitrogen Fertilizer	78,276	57,377
Intersegment elimination	(8,130)	(1,372)

Total	$1,968,631	$1,167,265
Cost of product sold (exclusive of depreciation and amortization)
Petroleum	$1,630,665	$930,283
Nitrogen Fertilizer	12,598	7,491
Intersegment elimination	(8,108)	(952)

Total	$1,635,155	$936,822
Direct operating expenses (exclusive of depreciation and amortization)
Petroleum	$92,703	$45,410
Nitrogen Fertilizer	22,837	23,024
Other	(26)	—

Total	$115,514	$68,434
Insurance recovery-business interruption
Petroleum	$—	$—
Nitrogen Fertilizer	—	(2,870)
Other	—	—

Total	$—	$(2,870)

Depreciation and amortization
Petroleum	$26,259	16,916
Nitrogen Fertilizer	5,438	4,637
Other	415	458

Total	$32,112	$22,011

Operating income (loss)
Petroleum	$134,896	$105,690
Nitrogen Fertilizer	31,426	16,766
Other	(25,814)	(12,850)

Total	$140,508	$109,606

Capital expenditures
Petroleum	$35,403	$4,588
Nitrogen fertilizer	22,274	2,041
Other	1,848	708

Total	$59,525	$7,337

	As of March 31, 2012	As of December 31, 2011
	(in thousands)
Total assets
Petroleum	$2,396,272	$2,322,148
Nitrogen Fertilizer	656,931	659,309
Other	150,239	137,834

Total	$3,203,442	$3,119,291
Goodwill
Petroleum	$—	$—
Nitrogen Fertilizer	40,969	40,969
Other	—	—
Total	$40,969	$40,969

(19) Subsequent Events
Partnership Registration Statement
The Partnership filed a registration statement with the SEC on March 6, 2012, as amended on April 2, 2012, in which CRLLC planned to offer up to 11.5 million common units representing limited partner interests of the Partnership. The registration statement remains on file with the SEC.
Partnership Distribution
On April 26, 2012, the Board of Directors of the Partnership's general partner declared a cash distribution for the first quarter of 2012 to the Partnership's unitholders of $0.523 per common unit. The cash distribution will be paid on May 15, 2012 to unitholders of record at the close of business on May 8, 2012.
Transaction Agreement
In February 2012, Mr. Carl Icahn and related entities commenced a tender offer to acquire all of the outstanding shares of common stock of CVR Energy. On April 18, 2012, CVR entered into a Transaction Agreement (the "Transaction Agreement") with IEP Energy LLC (the "Offeror") and each of the other parties listed on the signature pages thereto, each of whom is an affiliate of the Offeror, and Carl C. Icahn (collectively with the Offeror, the "Offeror Parties").
Pursuant to the Transaction Agreement, the Offeror amended its pending tender offer (the "Offer") to purchase all of the issued and outstanding shares of the Company's common stock (the "Shares") for a price of $30 per Share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each Share, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of the Company is executed within fifteen months following the expiration of the offer and such transaction closes (a "CCP"). The Offer, as amended, will expire at 11:59 p.m., New York City time, on the later of May 4, 2012 and such later date as may be required to resolve any comments made by the Securities and Exchange Commission (the "SEC") in respect of the Offeror's tender offer (the "Expiration Date").
The Offer is conditioned upon there being validly tendered (including pursuant to notices of guaranteed delivery) and not properly withdrawn, as of immediately prior to 11:59 p.m. on the Expiration Date, at least 31,661,040 Shares, which when added to the Shares already owned by the Offeror and its affiliates, represents a majority of the Shares (the "Minimum Condition"). The Transaction Agreement provides that if the Minimum Condition is not satisfied as of immediately prior to 11:59 p.m. on the Expiration Date, and the Company has complied in all material respects with its obligations under the Transaction Agreement, the Offeror Parties must immediately terminate the Offer and discontinue their previously announced intention to replace all nine directors on the Company's board of directors (the "Board") at the Company's 2012 annual meeting of stockholders (the "2012 Annual Meeting") and will not present any other proposal for consideration at the 2012 Annual Meeting.
If, following the closing of the Offer, the Minimum Condition is satisfied but the Offeror holds less than 90% of the outstanding Shares, the Transaction Agreement requires the Offeror to provide for a ten business day subsequent offering period during which stockholders who did not previously tender will have a second opportunity to tender their Shares for the same consideration of $30 per share plus the CCP (the "Subsequent Offering Period"). If, following the closing of the Offer or the Subsequent Offering Period, the Offeror holds at least 90% of the outstanding Shares, the Offeror is required to cause a short-form merger of the Company under Section 253 of the Delaware General Corporation Law (the "Short-Form Merger"). If the Short-Form Merger occurs, all remaining Shares will be cancelled and the holders thereof will receive $30 in cash plus a CCP for each share, unless such stockholder elects to assert statutory appraisal rights under Delaware law.
Pursuant to the Transaction Agreement, immediately and contingent upon the closing of the Offer, all but two of the current members of the Board will resign and be replaced by an equal number of directors designated by the Offeror. Effective upon the earlier of the completion of the Subsequent Offering Period and the Short-Form Merger, the remaining two directors will resign from the Board and be replaced by two directors designated by the Offeror.
Promptly following the consummation of the Offer, for a period of 60 days the Company will solicit proposals or offers from third parties to acquire the Company (the "Marketing Period"). If a proposal to acquire the Company for all-cash consideration equal to or exceeding $35 per share is made within the Marketing Period (subject to certain adjustments and qualifications set forth in the Transaction Agreement), the Offeror Parties have agreed to support the proposal, including by voting for or consenting to the proposal if it is submitted to the stockholders of the Company for their vote or consent. Any holder of CCPs will be entitled to any value realized in excess of $30 per Share, net of any investment banking fees, subject to the terms of the CCPs.
The obligation of the Offeror to accept for payment and pay for shares of Company common stock tendered in the Offer will be subject to certain conditions, including, among other things: the absence of a Company Material Adverse Effect (as defined in the terms of the Offer); the absence of an injunction relating to the Offer; the Offeror becoming aware of material misstatements or omissions in the Company's SEC reports; the Company not making any non-ordinary course material enhancements to executive compensation; the Company not making any non-ordinary course acquisitions or dispositions of assets (including completing the previously announced sale of a portion of the Company's stake in CVR Partners, LP); the Company not entering into any agreement for a merger, consolidation, business combination or reorganization transaction; and the taking of any actions by the Company intended to cause the failure of a condition to the Offer, except for the Minimum Condition.
Pursuant to the Transaction Agreement, if the Offer is consummated all employee restricted stock awards ("awards") that vest in 2012 will vest in accordance with the current vesting terms and upon vesting will receive the offer price of $30 per share in cash plus one CCP. For all such awards that vest in accordance with their terms in 2013, 2014 and 2015, the holders of the awards will receive the lesser of the offer price or the appraised value of the shares at the time of vesting. If this Offer is consummated, additional share-based compensation will be incurred with the modification of the awards and the fair value upon the date of modification. For awards vesting subsequent to 2012, the awards will be remeasured at each subsequent reporting date until they vest.
Dividend
The Board of Directors of the Company previously announced the intention to pay a regular quarterly cash dividend from the Company following the end of the first quarter in 2012 of $0.08 per common share. In conjunction with the Transaction Agreement, the Board will not proceed with the regular quarterly dividend unless the Offer is terminated.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to give effect to the acquisition on May 4, 2012 of a controlling interest in CVR Energy, Inc. ("CVR"), by subsidiaries of Icahn Enterprises L.P. ("Icahn Enterprises").
The unaudited pro forma condensed combined financial information is based on (i) historical consolidated financial statements of Icahn Enterprises included in its most recent annual report on Form 10-K and quarterly report on Form 10-Q and (ii) historical consolidated financial statements of CVR, included elsewhere in this current report on Form 8-K/A. The assumptions and adjustments used are described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The preliminary allocation of the purchase price of CVR used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates are subject to change upon completion of the valuation of CVR's assets and liabilities. Upon completion of the purchase price allocation, we expect to make additional adjustments, and these valuations could change significantly from those used in the pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that Icahn Enterprises will obtain in the future, or that Icahn Enterprises would have obtained if the acquisition of the controlling interest in CVR had been consummated as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that Icahn Enterprises believes are reasonable. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Icahn Enterprises included in its annual reports on Form 10-K and quarterly reports on Form 10-Q and the consolidated financial statements of CVR, included elsewhere in this current report on Form 8-K/A.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2012
(In Millions)

	March 31, 2012
	Historical
	Icahn Enterprises	CVR	Pro Forma Adjustments		Pro Forma Results
ASSETS
Cash and cash equivalents	$3,467	$501	$(793)	4a	$3,175
Cash held at consolidated affiliated partnerships and restricted cash	2,249	—	(961)	4a	1,288
Investments	5,876	—	(269)	4b	5,607
Accounts receivable, net	1,603	247	—		1,850
Inventories, net	1,394	590	—		1,984
Property, plant and equipment, net	3,611	1,692	895	4c	6,198
Goodwill	1,128	41	1,027	4c	2,196
Intangible assets, net	889	—	250	4c	1,139
Other assets	848	132	(19)	4c	961
Total assets	$21,065	$3,203	$130		$24,398

LIABILITIES AND EQUITY
Accounts payable	$1,015	$508	$—		$1,523
Accrued expenses and other liabilities	1,904	561	430	4d, 4g	2,895
Securities sold, not yet purchased, at fair value	975	—	—		975
Post-employment benefit liability	1,333	—	—		1,333
Debt	7,313	859	54	4c	8,226
Total liabilities	12,540	1,928	484		14,952

Equity attributable to Icahn Enterprises	4,386	1,130	(1,016)		4,500
Equity attributable to non-controlling interests	4,139	145	662	4e	4,946
Total equity	8,525	1,275	(354)		9,446
Total liabilities and equity	$21,065	$3,203	$130		$24,398

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2012
(In Millions, Except Per Unit Data)

	Three Months Ended March 31, 2012
	Historical
	Icahn Enterprises	CVR	Pro Forma Adjustments		Pro Forma Results
Revenues:
Net sales	$2,399	$1,969	$—		$4,368
Other revenues from operations	192	—	—		192
Net gain (loss) from investment activities	58	—	(66)	4b	(8)
Interest and dividend income	25	—	—		25
Other income (loss), net	10	(147)	—		(137)
	2,684	1,822	(66)		4,440
Expenses:
Cost of goods sold	2,072	1,782	11	4f	3,865
Other expenses from operations	106	—	—		106
Selling, general and administrative	309	47	19	4f, 4g	375
Restructuring	7	—	—		7
Impairment	2	—	—		2
Interest expense	117	19	(4)	4f	132
	2,613	1,848	26		4,487
Income (loss) before income tax benefit	71	(26)	(92)		(47)
Income tax benefit	30	10	6		46
Net income (loss)	101	(16)	(86)		(1)
Less: net (income) loss attributable to non-controlling interests	(52)	(9)	46	4e	(15)
Net income (loss) attributable to Icahn Enterprises	$49	(25)	$(40)		$(16)

Net income (loss) attributable to Icahn Enterprises allocable to limited partners	$48				$(16)

Basic income (loss) per LP unit	$0.49				$(0.16)
Basic weighted average LP units outstanding	97				97

Diluted income (loss) per LP unit	$0.49				$(0.16)
Diluted weighted average LP units outstanding	97				97

See accompanying notes.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2011
(In Millions, Except Per Unit Data)

	Year Ended December 31, 2011
	Historical
	Icahn Enterprises	CVR (As Adjusted)(3)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Net sales	$9,128	$7,675	$—		$16,803
Other revenues from operations	770	—	—		770
Net gain from investment activities	1,905	—	—		1,905
Interest and dividend income	117	1	—		118
Other (loss) income, net	(78)	38	—		(40)
	11,842	7,714	—		19,556
Expenses:
Cost of goods sold	7,872	6,690	45	4f	14,607
Other expenses from operations	426	—	—		426
Selling, general and administrative	1,228	123	36	4f, 4g	1,387
Restructuring	11	—	—		11
Impairment	71	—	—		71
Interest expense	436	79	(14)	4f	501
	10,044	6,892	67		17,003
Income before income tax (expense) benefit	1,798	822	(67)		2,553
Income tax (expense) benefit	(34)	(300)	24		(310)
Net income (loss)	1,764	522	(43)		2,243
Less: net income attributable to non-controlling interests	(1,014)	(33)	(98)	4e	(1,145)
Net income (loss) attributable to Icahn Enterprises	$750	489	$(141)		$1,098

Net income attributable to Icahn Enterprises allocable to limited partners	$735				$1,076

Basic income per LP unit	$8.55				$12.51
Basic weighted average LP units outstanding	86				86

Diluted income per LP unit	$8.33				$12.08
Diluted weighted average LP units outstanding	91				91

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Acquisition of CVR and Basis of Presentation
Acquisition
On April 18, 2012, IEP Energy LLC (“IEP Energy”), a majority owned subsidiary of Icahn Enterprises L.P. ("Icahn Enterprises" or the "Company"), and certain other affiliates of Icahn Enterprises (collectively, the “IEP Parties”), entered into a Transaction Agreement (the “Transaction Agreement”) with CVR Energy, Inc. (“CVR”), with respect to IEP Energy's tender offer (the “Offer”) to purchase all of the issued and outstanding shares of CVR's common stock for a price of $30 per share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each Share (the “CCP”), which represents the contractual right to receive an additional cash payment per share if a definitive agreement for the sale of CVR is executed on or prior to August 18, 2013 and such transaction closes.
The Offer expired on May 4, 2012. On May 7, 2012. the Company announced the results of the Offer.  A total of 48,112,317 shares of CVR common stock were validly tendered for $30 per share plus a contingent value right. As all of the terms and conditions of the Offer had been satisfied, IEP Energy accepted for payment all of the tendered shares, which represented approximately 55% of the outstanding shares of CVR common stock. Following the purchase of these shares, the IEP Parties owned approximately 70% of the outstanding shares of CVR common stock. Subsequent to the expiration of the Offer on May 4, 2012, IEP Energy extended the Offer through May 18, 2012.   As a result of the extension of the Offer and subsequent additional purchases of CVR common stock by IEP Energy, the IEP Parties increased their ownership in CVR.  As of July 6, 2012, IEP Energy owned approximately 82.0% of total outstanding common stock of CVR.
Certain affiliates of Carl C. Icahn, excluding Icahn Enterprises, contributed their shares of CVR common stock for their proportionate share of IEP Energy, and as a result own approximately 6.4% of IEP Energy.
Basis of Presentation
In accordance with Article 11-02 of Regulation S-X, the objective of the pro forma financial information is to provide investors with information about the continuing impact of a particular transaction by illustrating how the acquisition of a controlling interest in CVR might have affected Icahn Enterprises' historical financial statements if the transaction had been consummated at an earlier time.
The unaudited pro forma condensed combined balance sheet as of March 31, 2012 is presented as if the acquisition of the controlling interest in CVR had occurred on March 31, 2012. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 are presented as if the acquisition of the controlling interest in CVR had occurred on January 1, 2011.
The preliminary allocation of the purchase price of CVR used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates and assumption are subject to change upon completion of the valuation of CVR's assets and liabilities. Upon completion of the valuation, we expect to make additional adjustments, and these valuations could change significantly from those used in the pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that Icahn Enterprises will obtain in the future, or that Icahn Enterprises would have obtained if the acquisition of the controlling interest in CVR had been consummated as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that Icahn Enterprises believes are reasonable. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Icahn Enterprises included in its annual reports on Form 10-K and quarterly reports on Form 10-Q and the consolidated financial statements of CVR, included elsewhere in this current report on Form 8-K/A.
Excluded from the unaudited pro forma condensed combined financial information is the effect of the release of approximately $200 million valuation allowance related to certain planned tax strategies to be implemented subsequent to the acquisition. The release of the valuation allowance was excluded from the pro forma results because this was not directly attributable to the acquisition.
Reclassifications
Certain reclassifications have been made to conform CVR's historical amounts to Icahn Enterprises' presentation. These reclassificaitons primarily relate to reclassifying prepaid expenses and other current assets to other assets, deferred income tax liability to accounts payable, accrued expenses and other liabilities, direct operating costs, certain deprecation and amortization to cost of goods sold, and realized/unrealized loss on derivatives, net to other income, net.

In addition, certain expenses classified within selling, general and administrative in Icahn Enterprises' historical statement of operations for the year ended December 31, 2011 were reclassified to other income, net to conform to Icahn Enterprises' historical statement of operations for the three months ended March 31, 2012.

2.	Purchase Price Allocation.
The following table shows our calculation of the purchase price, which is comprised of cash and the carrying value of our previously held equity interest in CVR. Under the purchase method of accounting, the total purchase price will be allocated to CVR's net tangible and intangible assets based on their estimated fair values at the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. The estimated fair values reflected in the unaudited pro forma condensed combined financial information are preliminary and are based on the most recent available information. The final valuation may result in fair values that are different than the preliminary estimates.

Cash paid for acquisition of CVR	$1,754
IEP Parties equity interest in CVR prior to acquisition of controlling interest(1)	380
Total purchase price	$2,134

Preliminary purchase price allocation:
Property, plant and equipment, net	$2,587
Goodwill	1,068
Intangible assets	250
Debt	(913)
Deferred tax liabilities	(779)
Other assets and liabilities, net	731
Fair value of consolidated net assets acquired	2,944
Less: fair value of non-controlling interests	(810)
$2,134
(1) Based on the stock price of CVR at acquisition.

3.	CVR Historical Statement of Operations for the Year Ended December 31, 2011, As Adjusted.
On December 15, 2011, CVR completed the acquisition of all the issued and outstanding shares of the Gary-Williams Energy Corporation ("GWEC"), including its two wholly-owned subsidiaries (the "Wynnewood Acquisition"). The Wynnewood Acquisition was accounted for under the purchase method of accounting and, as such, CVR's results of operations include GWEC's results from operations from the periods commencing December 16, 2011.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 include the historical results of operations of CVR for the year ended December 31, 2011 as adjusted for the pro forma effects of the acquisition of GWEC by CVR as if CVR had acquired GWEC on January 1, 2011. See below for details of the historical results of CVR, as adjusted, in our unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011:

	Year Ended December 31, 2011
	Historical
	CVR	GWEC (1/1/11 - 12/15/11)	Pro Forma Adjustments		Historical CVR, As Adjusted
Revenues:
Net sales	$5,029	$2,646	$—		$7,675
Interest and dividend income	1	—	—		1
Other income (loss), net	80	—	(42)	3a	38
	5,110	2,646	(42)		7,714
Expenses:
Cost of goods sold	4,366	2,366	(42)	3a, 3b, 3c	6,690
Selling, general and administrative	100	23	—		123
Interest expense	56	34	(11)	3d	79
	4,522	2,423	(53)		6,892
Income before income tax expense	588	223	11		822
Income tax expense	(209)	—	(91)	3e	(300)
Net income (loss)	379	223	(80)		522
Less: net income attributable to non-controlling interests	(33)	—	—		(33)
Net income (loss) attributable to CVR	$346	223	$(80)		$489

(3a)	Reflects the reclassification of GWEC derivative losses classified in cost of goods sold to other income, net to conform to CVR's presentation.

(3b)	Represents incremental depreciation expense of $12 million related to CVR's step up in property, plant and equipment of GWEC.

(3c)	Reflects the elimination of turnaround expense of $12 million amortized by GWEC to conform to CVR's accounting method of expensing as incurred.

(3d)
Reflects net adjustment to interest expense relating to the removal of the historical interest expense of GWEC and an increase in interest expense associated with the additional borrowings of CVR to fund its acquisition of GWEC.

(3e)	To reflect the tax impact of the pro forma adjustments.

4.	Pro Forma Adjustments.

(4a)
Cash paid for shares of CVR common stock purchased at acquisition date by the Company was funded from cash on hand at our Holding Company and by a partial redemption of our interest in the Investment Funds. The adjustment to cash held at consolidated affiliated partnerships and restricted cash represents the redemption of our interest in the Investment Funds.

(4b)	Adjustment for historical equity investment balance reported at fair value and earnings in CVR held by our the Investment Funds.

(4c)	Adjustments to assets acquired and liabilities assumed based on preliminary fair value assessment.

(4d)	Adjustments to net deferred tax liability related to the book-tax basis difference of the acquired identifiable intangible assets, based on Icahn Enterprises' statutory rate.

(4e)	Adjustments to record non-controlling interests.

(4f)
Reflects incremental adjustment to depreciation and amortization for step-up in property, plant and equipment and intangible assets. As a result, incremental depreciation of property, plant and equipment is being charged on a straight line basis over the estimated useful lives of the assets based on an average of 20 years and incremental amortization of intangible assets is being charged on a straight line basis over the estimated useful lives of the assets based on a range of 15 to 25 years. Additionally, the increase in debt represents a premium and is being recorded to interest expense over the remaining term based on straight-line basis of the respective loans.

(4g)
Adjustments reflect incremental share-based compensation, including related payable, relating to various CVR incentive compensation plans resulting from the acquisition of CVR and the related fair value adjustments.